Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated

September 27, 2022

by and among

Isoray, Inc., a Delaware corporation

as the Acquirer,

Isoray Acquisition Corp., a Delaware corporation

as Merger Sub,

Viewpoint Molecular Targeting, Inc., a Delaware corporation

as the Target Company, and

Cameron Gray

as the Owners’ Representative

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		2
ARTICLE 2 THE MERGER		17
2.1	The Merger	17
2.2	Effect of the Merger on Capital Stock	18
2.3	Exchange Procedures	19
2.4	Adjustments	20
2.5	Lost Certificates	20
2.6	Treatment of Stock Options and Other Stock-Based Compensation	20
2.7	Tax Treatment	22
2.8	Board of Directors of Acquirer	22
2.9	Officers of Acquirer	23
2.10	Closing; Transaction Effective Time	23
2.11	Closing Deliveries	23
2.12	Taking of Necessary Action; Further Action	25
2.13	Taxes	25
2.14	Legend; Legend Removal	25
ARTICLE 3 REPRESENTATIONS AND WARRANTIES RELATING TO THE TARGET COMPANY		26
3.1	Corporate Existence and Power	26
3.2	Authorization	27
3.3	Approvals and Consents	27
3.4	Non-Contravention	27
3.5	Capitalization	27
3.6	Organizational Documents	28
3.7	Corporate Records	28
3.8	Related Party Transactions	28
3.9	Assumed Names	29
3.10	Subsidiaries	29
3.11	Financial Statements	29
3.12	Books and Records	30
3.13	Absence of Certain Changes	30
3.14	Properties; Title to Assets	30
3.15	Litigation	31
3.16	Contracts	31
3.17	Insurance	33
3.18	Licenses and Permits	34

i

3.19	Compliance with Laws	34
3.20	Intellectual Property; IT Systems	35
3.21	Privacy and Data Security	37
3.22	Suppliers	38
3.23	Employees	39
3.24	Employment Matters	39
3.25	Withholding	41
3.26	Employee Benefits and Compensation	41
3.27	Real Property	43
3.28	Accounts	44
3.29	Tax Matters	45
3.30	Environmental Laws	46
3.31	Nuclear Laws	48
3.32	Healthcare	48
3.33	Finders’ Fees	49
3.34	Powers of Attorney and Suretyships	49
3.35	Certain Business Practices	49
3.36	Money Laundering Laws	50
3.37	OFAC	50
3.38	Not an Investment Company	50
3.39	Information Supplied	50
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE OWNERS		50
4.1	Ownership of Interests; Authority	50
4.2	Approvals and Consents	51
4.3	Non-Contravention	51
4.4	Litigation	52
4.5	Investment Representations	52
4.6	Finders’ Fees	53
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE ACQUIRER AND MERGER SUB		53
5.1	Corporate Existence and Power	53
5.2	Corporate Authorization	53
5.3	Approval and Consents	54
5.4	Non-Contravention	54
5.5	Finders’ Fees	54
5.6	Litigation and Proceedings	54
5.7	Issuance of Shares	54
5.8	Capitalization	55

5.9	Internal Controls; Listing; Financial Statements	56
5.10	Reporting Company	56
5.11	Merger Sub	57
5.12	Undisclosed Liabilities	57
5.13	Acquirer SEC Documents	57
5.14	Fairness Opinion	57
5.15	Undisclosed Liabilities	57
5.16	NYSE American Compliance	58
5.17	Section 16 Statements	58
5.18	Absence of Certain Changes or Events	58
5.19	Compliance; Permits	58
5.20	No Other Representations and Warranties	58
ARTICLE 6 COVENANTS		58
6.1	Target Company’s Conduct of the Business	58
6.2	Acquirer Conduct of Business	61
6.3	Access to Information	61
6.4	Notices of Certain Events by Owners	62
6.5	Annual and Interim Financial Statements; Additional Financial Information	62
6.6	Employees of the Target Company	63
6.7	Restrictive Covenants	63
6.8	Tax Matters	66
6.9	Section 280G Approval	69
6.10	Related Party Transactions	69
6.11	Employee Matters	69
6.12	Notices of Certain Events by Acquirer	70
6.13	Anti-Takeover Statutes	70
ARTICLE 7 ADDITIONAL COVENANTS OF THE PARTIES		71
7.1	Commercially Reasonable Efforts; Further Assurances	71
7.2	Cooperation with Proxy Statement and Other Filings	71
7.3	Stockholder Vote; Recommendation of the Acquirer’s Board of Directors	73
7.4	Acquirer Stockholders’ Meeting	73
7.5	Confidentiality	73
7.6	Form 8-K; Press Releases	74
7.7	Listing	74
7.8	D&O Insurance; Indemnification of Officers and Directors	74
7.9	Exclusivity	75

ARTICLE 8 CONDITIONS TO CLOSING		76
8.1	Condition to the Obligations of the Parties	76
8.2	Conditions to Obligations of the Acquirer	76
8.3	Conditions to Obligations of the Owners	77
8.4	Conditions to Obligations of Target Company	78
ARTICLE 9 INDEMNIFICATION		78
9.1	Indemnification	78
9.2	Procedure	79
9.3	Determination of Losses; Priority of Claims	81
9.4	Tax Treatment of Indemnification Payments	83
9.5	Exclusive Remedies	84
ARTICLE 10 DISPUTE RESOLUTION		84
10.1	Jurisdiction; Waiver of Jury Trial	84
ARTICLE 11 TERMINATION		85
11.1	Termination	85
11.2	Notice of Termination; Effect of Termination	86
ARTICLE 12 MISCELLANEOUS		86
12.1	Notices	86
12.2	Amendments; No Waivers; Remedies	88
12.3	Arm’s length bargaining; no presumption against drafter	88
12.4	Publicity	88
12.5	Expenses	88
12.6	No Assignment or Delegation	88
12.7	Governing Law	89
12.8	Counterparts; facsimile signatures	89
12.9	Entire Agreement	89
12.10	Severability	89
12.11	Construction of certain terms and references; captions	89
12.12	Further Assurances	90
12.13	Third Party Beneficiaries	90
12.14	Owners’ Representative	90
12.15	Specific Performance	92
12.16	Significant Owners’ Releases	92
12.17	Spousal Consent	92

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of September 27, 2022, by and among Isoray, Inc., a Delaware corporation (the “Acquirer”), Isoray Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Acquirer (“Merger Sub”), Viewpoint Molecular Targeting, Inc., a Delaware corporation (the “Target Company”), and Cameron Gray, as the representative of the Owners (as defined herein) (the “Owners’ Representative”).

W I T N E S S E T H:

A.    The Target Company is an alpha-particle radiopharmaceutical company in the alphaemitter market developing oncology therapeutics and complementary imaging agents and has a supply agreement with the United States Department of Energy to obtain the chemical element thorium which it uses to produce a lead product for treatment for a variety of cancers and other indications and has an ongoing clinical trial in Phase 1 and anticipates conducting further clinical trials (the “Business”);

B.    Acquirer is a publicly traded brachytherapy isotope company which uses Cesium131 to treat prostate and numerous other cancerous tumors throughout the body independently or in combination with other treatments such as immunotherapies and has an internal sales force which sells its brachytherapy device to doctors who implant the device in their patients for treatment.

C.    Acquirer has over $50 million in cash and would like to expand its business to use another radioactive element to treat cancers and believes the alphaemitter market is a promising technology with synergies to the Acquirer’s product and has relationships with numerous physicians throughout the United States to whom it believes it can distribute the Target Company’s products.

D.    The Target Company needs capital to complete its medical trials, apply for FDA approvals, and launch the marketing and sale of its proprietary alphaemitter lead-based isotope for treatment of various cancers, in addition to infrastructure including quality and regulatory, finance and operations personnel.

E.    The Parties desire to enter into a merger (the “Merger”) whereby the stockholders of the Target Company receive 49% of the total fully-diluted outstanding capital stock of Acquirer and access to capital to complete the animal and human trials needed to sell its products commercially.

F.    The Merger Sub was formed solely for purposes of consummating the Merger as set forth herein.

G.    At the Closing, upon the terms and subject to the conditions of this Agreement, Merger Sub will merge with and into Target Company, with Target Company continuing as a surviving corporation under the laws of the State of Delaware and as a wholly-owned subsidiary of Acquirer.

H.    The Board of Directors of the Acquirer, having determined that the Merger is fair and advisable to, and in the best interests of Acquirer and its stockholders, has determined to recommend that the stockholders of the Acquirer adopt, authorize and approve this Agreement in accordance with the DGCL and in conjunction therewith intends to amend its Certificate of Incorporation to increase its authorized capital stock to 400,000,000 shares.

I.    As a material inducement to the Acquirer to enter into this Agreement and consummate the Closing, the Acquirer and each of the Owners will enter into a Registration Rights and Lock-Up Agreement set forth on Exhibit A, with such Registration Rights and Lock-Up Agreement to each take effect only upon the Closing.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1    “2020 Tax Acts” means The Families First Coronavirus Response Act (Pub. L. 116-127), The Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), and any Law, U.S. executive order or Presidential Memorandum and includes any Treasury Regulations or other official guidance promulgated with respect to the foregoing relating to the deferral of any Tax liabilities (including withholding Taxes), U.S. federal payroll taxes, indebtedness or other amounts or Liabilities for or allocable to any taxable period ending on or prior to the Closing Date the payment of which is deferred, on or prior to the Closing Date, to a taxable period (or portion thereof) beginning after the Closing Date, related to, or in response to the economic or other effects of, COVID-19.

1.2    “2022 Annual Financial Statements” has the meaning set forth in Section 6.5.

1.3    “Acquirer” has the meaning set forth in preamble to this Agreement.

1.4    “Acquirer Common Stock” means the common stock, par value $.001 per share, of Acquirer.

1.5    “Acquirer Designees” has the meaning set forth in Section 2.8.

1.6    “Acquirer Equity Award” means the awards granted pursuant to the Acquirer Plan.

1.7    “Acquirer Financial Statements” means the consolidated financial statements of Acquirer and its subsidiaries included in each of Acquirer’s Annual Reports on Form 10-K for the fiscal years ended June 30, 2021 and June 30, 2020 and Acquirer’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2021, December 31, 2021, and March 31, 2022 and contained in or incorporated by reference into any Acquirer SEC Document filed with the SEC after the date hereof, including in the case of year-end statements the report of the independent auditors thereon and in each case the footnotes thereto.

1.8    “Acquirer Fundamental Representations” has the meaning set forth in Section 9.3(e).

1.9    “Acquirer Indemnitees” has the meaning set forth in Section 9.1(a)(i).

1.10    “Acquirer Material Adverse Effect” means any event, change or effect that prevents or materially delays or materially impairs the ability of the Acquirer (a) to satisfy the conditions precedent to the consummation of the Merger or (b) to perform its obligations under this Agreement, including the obligation to pay the Exchange Shares.

1.11    “Acquirer Plan” means the Isoray, Inc. 2020 Equity Incentive Plan.

1.12    “Acquirer Preferred Stock” means the preferred stock, par value $.001 per share, of Acquirer.

1.13    “Acquirer Proposals” has the meaning set forth in Section 7.2(b).

1.14    “Acquirer Restricted Stock” has the meaning set forth in Section 2.6(b).

1.15    “Acquirer SEC Documents” has the meaning set forth in Section 5.13(a).

1.16    “Acquirer Stock Option” has the meaning set forth in Section 2.6(a).

1.17    “Acquirer Stockholder Approval” means the approval of the Acquirer Proposals by the affirmative vote by the holders of at least a majority of the outstanding shares of Acquirer Common Stock.

1.18    “Acquirer Stockholders’ Meeting” has the meaning set forth in Section 7.4(a).

1.19    “Acquirer Warrant” has the meaning set forth in Section 2.6(c).

1.20    “Action” means any action, suit, arbitration, litigation, complaint, citation, summons, subpoena, charge, claim, demand, investigation, hearing or proceeding of any nature (in each case, whether civil, criminal, administrative, regulatory or otherwise), whether at law or in equity, including any audit, claim or assessment for Taxes or otherwise.

1.21     “Actual Knowledge of the Owners” means the actual knowledge of Thijs Spoor, Frances Johnson, Michael Schultz, and Amos Hedt.

1.22    “Additional Agreements” means the Registration Rights and Lock-Up Agreement, the Escrow Agreement, and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

1.23    “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

1.24    “Agreement” has the meaning set forth in the preamble to this Agreement.

1.25    “Alternative Proposal” has the meaning set forth in Section 7.9.

1.26    “Alternative Transaction” has the meaning set forth in Section 7.9.

1.27    “Annual Financial Statements” has the meaning set forth in Section 6.5.

1.28    “Antitrust Laws” has the meaning set forth in Section 7.1(b).

1.29    “Authority” means any governmental, quasi-governmental, regulatory or administrative body, agency, commission or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local, including any national securities exchange or national quotation system.

1.30    “Balance Sheet” has the meaning set forth in Section 3.11(a).

1.31    “Balance Sheet Date” has the meaning set forth in Section 3.11(a).

1.32    “Book-Entry Share” has the meaning set forth in Section 2.2(b).

1.33    “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected.

1.34    “Business” has the meaning set forth in the Recitals to this Agreement.

1.35    “Business Day” means any day other than a Saturday, Sunday, or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

1.36    “Byproduct Material” means any radioactive material (except Special Nuclear Material) yielded in, or made radioactive by, exposure to the radiation incident to the process of producing or utilizing Special Nuclear Material.

1.37    “Cap” has the meaning set forth in Section 9.3(b).

1.38    “Certificate” has the meaning set forth in Section 2.2(b).

1.39    “Certificate of Incorporation” means the Acquirer’s Certificate of Incorporation dated December 21, 2018, as amended.

1.40    “Certificate of Merger” has the meaning set forth in Section 2.1(b).

1.41    “Change in Control Payments” means all change in control, transaction, retention and similar bonuses or payments, paid or payable by the Target Company to any current or former directors, managers, officers, employees, or other Persons as a result of the Closing or the execution of this Agreement, including any deferred compensation, in each instance, plus the employer portion of any employment Taxes due in connection with any such payments, but excluding, for the avoidance of doubt, severance payments relating to a termination of employment following the Closing.

1.42    “Closing” has the meaning set forth in Section 2.10.

1.43    “Closing Date” has the meaning set forth in Section 2.10.

1.44    “Closing Form 8-K” has the meaning set forth in Section 7.6(b).

1.45    “Closing Press Release” has the meaning set forth in Section 7.6(b).

1.46    “COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

1.47    “Code” means the Internal Revenue Code of 1986, as amended.

1.48    “Confidential Information” means any information that one Party discloses, directly or indirectly, to another Party, whether embodied in tangible form or disclosed visually or orally and whether or not designated as “confidential” or “proprietary” or by some similar designation, relating to the prior, current or prospective business of the disclosing Party, including, without limitation, business models, business opportunities, business plans, financial information, market research, marketing plans, pricing and cost data, customers, suppliers, employees, contractors, ideas, improvements, products and product plans, technologies, research activities and results, and any other information that should be reasonably understood by the receiving Party to be the confidential or proprietary information of the disclosing Party. Confidential Information shall not include information (i) that has entered the public domain through no fault of the receiving Party, (ii) rightfully known by the receiving Party without obligation of confidentiality to any third party prior to receipt of same from the disclosing Party, (iii) independently developed by the receiving Party without using or referring to any Confidential Information of the disclosing Party, and (iv) generally made available to the public by the disclosing Party without obligation of confidentiality.

1.49    “Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, Permit, Order, consent or approval to be obtained from, filed with or delivered to, an Authority or other Person.

1.50    “Contracts” means all contracts, agreements, indentures, deeds, notes, bonds, mortgages, leases (including equipment leases, car leases and capital leases), licenses, guarantees, commitments, arrangements, undertakings, client contracts, franchise agreements, sales and purchase orders and similar instruments, oral or written, to which the Target Company is a party or by which any of their respective assets are bound or subject, and all amendments thereto.

1.51    “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse or lineal descendant who resides in the household of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

1.52    “Convertible Notes” means the convertible notes described on Schedule 1.52.

1.53    “COVID-19” means the infectious disease caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and commonly known as “COVID-19”, any evolution thereof or related or associated epidemics, pandemics or disease outbreaks.

1.54    “D&O Persons” has the meaning set forth in Section 7.8(a).

1.55    “D&O Tail Policy” has the meaning set forth in Section 7.8(b).

1.56    “Data Activities” has the meaning set forth in Section 3.21(a).

1.57    “Data Protection Laws” means all Laws worldwide relating to the processing, privacy or security of personal information and all regulations or guidance issued thereunder, including the EU General Data Protection Regulation (EU) 2016/679 and all laws implementing it, HIPAA, the regulations set forth in 42 C.F.R. Part 495 and 45 C.F.R. Parts 160, 164 and 170, the HITECH Act, Section 5 of the Federal Trade Commission Act, the FTC Red Flag Rules, the CAN SPAM Act and associated regulations set forth in 16 C.F.R. Part 316, the Children’s Online Privacy Protection Act, state social security number protection laws, state data breach notification laws, state data privacy laws including the California Consumer Privacy Act, as amended, state data security laws, state consumer protection Laws, PCI-DSS regulatory standards and any law concerning requirements for website and mobile application privacy policies and practices, or any outbound commercial communications (including e-mail marketing, telemarketing and text messaging), tracking and marketing.

1.58    “Deductible” has the meaning set forth in Section 9.3(b).

1.59    “Designees” has the meaning set forth in Section 2.8.

1.60    “DGCL” has the meaning set forth in Section 2.1(a).

1.61    “Direct Claim” has the meaning set forth in Section 9.2(b).

1.62    “Direct Claim Notice” has the meaning set forth in Section 9.2(b).

1.63    “Disclosure Schedules” has the meaning set forth in Article 3.

1.64    “Effective Time” has the meaning set forth in Section 2.1(b).

1.65    “Environmental Claim” means any threatened or noticed Action by any Person alleging Liability, including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damage, personal injury, medical monitoring, penalties, contribution, indemnification and injunctive relief, arising out of, based on or resulting from (a) the presence of, Release of, or exposure to any Hazardous Materials on or prior to the Closing Date, or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit on or prior to the Closing Date.

1.66    “Environmental Laws” means all Laws relating to pollution or the protection of human health, safety or the environment, including, without limitation, those that prohibit, regulate, concern or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.67    “Environmental Notice” means any written directive, notice of violation or infraction, notice of investigation or inquiry, or other written notice respecting any Environmental Claim, including relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

1.68    “Environmental Permit” means any Permit relating to or required by any Environmental Laws.

1.69    “Equity Interests” means, with regard to any Person, as applicable, (i) any capital stock, partnership, membership, joint venture or other ownership or equity interests, or other share capital of such Person, (ii) any securities of such Person directly or indirectly convertible into or exchangeable for any capital stock, partnership, membership, joint venture or other ownership or equity interests, or other share capital (whether voting or non-voting, whether preferred, common or otherwise) of such Person or containing any profit participation features with respect to such Person, (iii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, partnership, membership, joint venture or other ownership or equity interests, other share capital of such Person or securities containing any profit participation features with respect to such Person or directly or indirectly to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, partnership, membership, joint venture or other ownership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person, (iv) any share or unit appreciation rights, phantom share or unit rights, contingent interest or other similar rights relating to such Person, or (v) any Equity Interests of such Person issued or issuable with respect to the securities referred to in clauses (i) through (iv) above in connection with a combination of shares, units, recapitalization, exchange, merger, consolidation or other reorganization.

1.70    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

1.71    “Escrow Agent” means an Escrow Agent to be mutually agreed to by the Acquirer and the Owners’ Representative prior to Closing.

1.72    “Escrow Agreement” means the agreement in a form and substance reasonably satisfactory to the Acquirer, the Owners’ Representative, and Escrow Agent between and among the Owners’ Representative, Escrow Agent and the Acquirer with respect to the Escrow Shares.

1.73    “Escrow Fund” has the meaning set forth in Section 2.6(f).

1.74    “Escrow Shares” means ten percent (10%) of the Exchange Shares.

1.75    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.76    “Exchange Agent” has the meaning set forth in Section 2.3(a).

1.77    “Exchange Fund” has the meaning set forth in Section 2.3(a).

1.78    “Exchange Ratio” has the meaning set forth in Section 2.2(a).

1.79    “Exchange Shares” has the meaning set forth in Section 2.2(a).

1.80    “FDCA” has the meaning set forth in Section 3.32(a).

1.81    “Federal Securities Laws” has the meaning set forth in Section 7.2(d).

1.82     “Fundamental Representations” has the meaning set forth in Section 9.3(e).

1.83    “Hazardous Material” means: (a) any material, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, an ozone depleting substance, a pollutant or a contaminant, the management, use, handling, or disposal of which is subject to any Environmental Laws or Nuclear Laws, including, but not limited to, petroleum and petroleum by-products and breakdown products, polychlorinated biphenyls, per and polyfluoroalkyl substances, and asbestos; and (b) any other substance with respect to which any Environmental Law or Nuclear Law requires environmental investigation, regulation, monitoring or remediation.

1.84    “Hazardous Materials Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, disposal, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.85    “Healthcare Laws” has the meaning set forth in Section 3.32(a).

1.86    “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act.

1.87    “Improvements” has the meaning set forth in Section 3.27(c).

1.88    “Indebtedness” means, as of any time of determination and with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees, expenses and other payment obligations (including any prepayment penalties, premium costs, breakage, and other amounts payable in the event such indebtedness is to be repaid or assumed on the Closing Date) arising under: (a) any obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts), (b) any obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) any reimbursement obligations in respect of letters of credit solely to the extent drawn or called, performance bonds to the extent drawn or called and surety bonds to the extent drawn or called and similar obligations, (d) any payment obligations with respect to interest rate, currency or commodity derivative, hedging, swap and other similar arrangements, (e) any obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (f) any obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), including earnouts, milestone payments, seller notes, holdbacks or other unpaid purchase price obligations or similar obligations, (g) any Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (i) all guarantees by such Person, (j) any severance obligations (and any related post-termination obligations) payable by the Target Company to any current or former director, manager, officer or employee whose employment has been terminated prior to Closing (including any COBRA or similar payments); (k) any Liability arising under any LTIP agreements and all awards granted thereunder or annual bonus plan, in each case, that is accrued as of the Closing; (l) all Change in Control Payments; (m) all Transaction Expenses, (n) any other liability required to be listed as a long term liability under GAAP, together with any and all interest accrued thereon and any and all prepayment or similar penalties or termination charges with respect thereto, and (o) any agreement to incur any of the same.

1.89    “Indemnified Party” has the meaning set forth in Section 9.2.

1.90    “Indemnified Taxes” means (i) Taxes of the Target Company for any period ending prior to or on the Closing Date including, in each case, any Taxes that would have been due or payable on or prior to the Closing Date but for any provision of the 2020 Tax Acts; (ii) Taxes of any Owner or other owner of any equity or other interest in the Target Company (including, without limitation, capital gains Taxes arising as a result of the transactions contemplated by this Agreement) or any of their Affiliates for any Tax period; (iii) Taxes attributable to any restructuring or reorganization undertaken by any of the Owners or other owners of any equity or other interest in the Target Company or by the Target Company prior to the Closing, (iv) Taxes for which the Target Company is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law) by reason of such entity being or having been included in any consolidated, affiliated, combined, or unitary group at any time on or before the Closing Date; (v) any and all Taxes of any Person (other than the Target Company) imposed upon the Target Company as a transferee or successor, by contract, or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing; (vi) any Taxes resulting from any election by the Target Company under Code §108(i) or Code §965 or any analogous provision of state Law, on or prior to the Closing Date, (vii) all Taxes imposed on the Target Company, or for which the Target Company may be liable, as a result of any transaction contemplated by this Agreement, (including the employer-share of any employment Taxes on any compensatory payments due or made on or before the Closing Date), (viii) any Taxes resulting from any breach or inaccuracy of any of the representations made by Significant Owners or the Target Company in this Agreement, and (ix) transfer and similar Taxes for which the Owners are liable.

1.91    “Independent Accountant” means the office of CliftonLarsonAllen LLP or, if such firm is unable to serve, Acquirer and the Target Company shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than the accountants for Acquirer, the Target Company, or their respective Affiliates.

1.92    “Intellectual Property Licenses” has the meaning set forth in Section 3.20(a).

1.93    “Intellectual Property Right” means all intellectual property and proprietary rights in any jurisdiction throughout the world, including (i) any trademark, service mark, trade name, trade dress, corporate name, logo, or slogan, including any registration thereof or application for registration therefor including any renewals thereof and rights related thereto, together with the goodwill associated with each of the foregoing; (ii) patent and patent applications, and other governmental grants for the protection of inventions, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof; (iii) trade secret rights associated with confidential and proprietary information, including recipes, trade secrets, processes, methods, formulae, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, know how, methods, layouts, designs, and technology; (iv) copyright, copyrightable materials, copyright registration, application for copyright registration; (v) Internet domain names; (vi) any registrations or applications for registration of any of the foregoing; (vii) analogous rights to those set forth above; and (viii) rights to sue for past, present and future infringement of the rights set forth above.

1.94    “IRS” means the U.S. Internal Revenue Service.

1.95    “IT Systems” has the meaning set forth in Section 3.20(g).

1.96    “Key Employees” means those Persons set forth on Schedule 1.96.

1.97    “Knowledge of the Acquirer” or any other similar knowledge qualification, means the actual knowledge (following due inquiry) of Lori Woods, Jonathan Hunt, Bill Cavanagh, and Jennifer Streeter.

1.98    “Knowledge of the Owners” or any other similar knowledge qualification, means the actual knowledge (following due inquiry) of Thijs Spoor, Frances Johnson, Michael Schultz, and Amos Hedt.

1.99    “Labor Agreements” has the meaning set forth in Section 3.24(a).

1.100  “Law” means any federal, state, municipal, local or foreign laws, statutes, ordinances, codes, rules, regulations, treaties, variances, judgments, injunctions, Orders, conditions and licenses or other binding directive issued, promulgated or enforced by an Authority having jurisdiction over a given matter or the assets or the properties of such Party or its Subsidiaries and the operations thereof.

1.101   “Leased Real Property” has the meaning set forth in Section 3.27(b).

1.102   “Leases” has the meaning set forth in Section 3.27(b).

1.103   “Liability” or “liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, demand, judgment, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, whether or not contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted.

1.104   “Lien” means, with respect to any asset or equity, any mortgage, lien, pledge, charge, claim, security interest, restriction on transfer, option, right of first refusal, or other encumbrance of any kind in respect of such asset or equity, as applicable, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.105   “Limitation Date” has the meaning set forth in Section 9.3(e).

1.106   “Losses” has the meaning set forth in Section 9.1(a).

1.107   “Low Level Waste” means radioactive material that the NRC classifies as low-level radioactive waste.

1.108   “Material Adverse Effect” or “Material Adverse Change” means any event, development, occurrence, fact, condition, change or effect that has had or could reasonably be expected to have a material adverse change or a material adverse effect, individually or in the aggregate, upon (x) the assets, liabilities, financial condition, net worth, earnings, cash flows, business, operations or properties of the Target Company and the Business, taken as a whole, or (y) the ability of the Owners or the Target Company to perform their respective obligations under this Agreement and the Additional Agreements; provided, however, that for the purposes of the foregoing clause (x) a Material Adverse Effect or Material Adverse Change shall not be deemed to have occurred as a result of any event, occurrence, fact, condition or change arising out of or attributable to: (i) any change, effect or circumstance resulting from an action required or permitted by this Agreement; (ii) any change, effect or circumstance resulting from the announcement of this Agreement; or (iii) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or acts of God (including, without limitation, COVID-19 and any epidemic, pandemic or disease outbreak and any governmental response thereto); provided that any change, effect or circumstance resulting from a matter described in clause (iii) may be taken into account in determining whether a Material Adverse Effect or Material Adverse Change has occurred or could reasonably be expected to occur to the extent such change, effect or circumstance has a disproportionate effect on the Target Company, taken as a whole, relative to other entities operating in the industries or markets in which the Target Company operates.

1.109   “Material Contracts” has the meaning set forth in Section 3.16(a).

1.110   “Merger” has the meaning set forth in the preamble to this Agreement.

1.111   “Merger Sub” has the meaning set forth in the preamble to this Agreement.

1.112   “Merger Sub Capital Stock” has the meaning set forth in Section 2.2(c).

1.113   “Money Laundering Laws” has the meaning set forth in Section 3.36.

1.114   “NRC” means the United States Nuclear Regulatory Commission and any successor agency thereto.

1.115   “Nuclear Laws” means all Laws, other than Environmental Laws, relating to the regulation of nuclear power plants, Source Material, Byproduct Material and Special Nuclear Materials; the regulation of Low Level Waste; the transportation and storage of Nuclear Materials; the regulation of Safeguards Information; the regulation of Nuclear Material; the enrichment of uranium; the disposal and storage of Nuclear Materials; contracts for and payments into the Nuclear Waste Fund; the receipt, possession, use, transfer, ownership, acquisition, or disposal of any source of radiation; and the antitrust laws and the Federal Trade Commission Act, as applicable to specified activities or proposed activities of certain licensees of commercial nuclear reactors. “Nuclear Laws” include, but are not limited to, the Atomic Energy Act of 1954, as amended (42 U.S.C. Section 2011 et seq.); the Price-Anderson Act (Section 170 of the Atomic Energy Act of 1954, as amended); the Energy Reorganization Act of 1974 (42 U.S.C. Section 5801 et seq.); Convention on the Physical Protection of Nuclear Material Implementation Act of 1982 (Public Law 97 -351; 96 Stat. 1663); the Foreign Assistance Act of 1961 (22 U.S.C. Section 2429 et seq.); the Nuclear Non-Proliferation Act of 1978 (22 U.S.C. Section 3201); the Low-Level Radioactive Waste Policy Act (42 U.S.C. Section 2021b et seq.); the Nuclear Waste Policy Act (42 U.S.C. Section 10101 et seq. as amended); the Low-Level Radioactive Waste Policy Amendments Act of 1985 (42 U.S.C. Section 2021d, 471); the Energy Policy Act of 1992 (4 U.S.C. Section 13201 et seq.); the provisions of 10 CFR Section 73.21, and any state or local Laws, other than Environmental Laws, analogous to the foregoing.

1.116   “Nuclear Material” means Source Material, Byproduct Material, Special Nuclear Material, and Low Level Waste.

1.117   “Nuclear Waste Fund” means the fund established by Section 302(c) of the Nuclear Waste Policy Act.

1.118   “Nuclear Waste Policy Act” means the Nuclear Waste Policy Act of 1982, as amended.

1.119   “NYSE American” means NYSE American LLC.

1.120   “OFAC” has the meaning set forth in Section 3.37.

1.121   “Order” means any decree, order, judgment, decision, settlement, writ, assessment, award, injunction, stipulation, determination, rule or consent issued by or entered by, with or under the supervision of any Authority.

1.122   “Organizational Documents” means, as applicable, the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, operating agreement, certificate of limited partnership, regulations, partnership agreement, limited liability company agreement, all equityholders’ agreements, voting agreements, registration rights agreements or equivalent agreements, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

1.123   “Other Filings” has the meaning set forth in Section 7.2(d).

1.124   “Other Party” means (i) in the case of the Acquirer, the Target Company and (ii) in the case of the Target Company, the Acquirer.

1.125   “Outside Closing Date” has the meaning set forth in Section 11.1(b)(i).

1.126   “Owned Real Property” has the meaning set forth in Section 3.27(a).

1.127   “Owner Fundamental Representations” has the meaning set forth in Section 9.3(e).

1.128   “Owner Indemnitees” has the meaning set forth in Section 9.1(b).

1.129   “Owner Joinder” means that certain joinder agreement in the form attached hereto as Exhibit B, pursuant to which the signatory thereto agrees to enter into this Agreement effective as of the date hereof and shall be deemed to be an Owner hereunder for all purposes as if a signatory hereto on the date hereof.

1.130   “Owners” means the Significant Owners and the parties listed and set forth in Schedule 1.130.

1.131   “Owners’ Representative” has the meaning set forth in preamble of this Agreement.

1.132   “Owners’ Representative Losses” has the meaning set forth in Section 12.14(c).

1.133   “Parties” means the parties to this Agreement.

1.13  “Pb-203 User’s Group” means the Persons who have submitted a contact form for the Target Company’s Pb-203 User’s Group on the Target Company’s website at https://viewpointmt.com/usergroup/ and/or https://www.linkedin.com/groups/14083921/.

1.135   “PCI Requirements” has the meaning set forth in Section 3.21(a).

1.136   “Permits” means any and all permits, authorizations, approvals, registrations, franchises, licenses, certificates, waivers, variances or other approvals or similar rights required to be obtained from any Authority.

1.137   “Permitted Liens” means (i) with respect to Real Property, all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Acquirer and which have not and could not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to, use, operation or value of the relevant property; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Target Company so encumbered, either individually or in the aggregate, and (C) that do not result from a breach, default or violation by the Target Company of any Contract or Law, and (iii) the Liens set forth on Schedule 1.137.

1.138   “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.139   “Personal Data” means all data relating to one or more individual(s) or an individual’s device that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Target Company, is capable of identifying an individual or an individual’s device), including, without limitation, aggregate or data and data collected automatically, including data collected through a mobile or other electronic device, or as that term is otherwise defined under any applicable Law.

1.140   “Plan” or “Plans” has the meaning set forth in Section 3.26(a).

1.141   “Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

1.142   “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

1.143   “Privacy Agreements” has the meaning set forth in Section 3.21(a).

1.144   “Privacy and Data Security Policies” has the meaning set forth in Section 3.21(b).

1.145   “Privacy Laws” has the meaning set forth in Section 3.21(a).

1.146   “Proxy Statement” has the meaning set forth in Section 7.2(a).

1.147   “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.148   “Registered Intellectual Property” has the meaning set forth in Section 3.20(a).

1.149   “Registration Rights and Lock-Up Agreement” means the agreement in the form attached hereto as Exhibit A governing the resale of the Exchange Shares, and the other securities included in the Registration Rights and Lock-Up Agreement.

1.150   “Related Parties” has the meaning set forth in Section 3.8(c).

1.151   “Related Party Transactions” has the meaning set forth in Section 3.8(c).

1.152   “Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, migration or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

1.153   “Release Date” has the meaning set forth in Section 9.4(d).

1.154   “Released Claims” has the meaning set forth in Section 12.16.

1.155   “Released Parties” has the meaning set forth in Section 12.16.

1.156   “Releasing Parties” has the meaning set forth in Section 12.16.

1.157   “Releasing Party” has the meaning set forth in Section 12.16.

1.158   “Representatives” means, with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, officers, employees, members, owners, partners, accountants, consultants, advisors, attorneys, agents, and other representatives.

1.159   “Required Consents” has the meaning set forth in Section 8.2(d).

1.160   “Required Financial Statements” has the meaning set forth in Section 6.5.

1.161   “Restricted Business” has the meaning set forth in Section 6.7(f)(i).

1.162   “Restricted Period” has the meaning set forth in Section 6.7(f)(ii).

1.163   “Restricted Territory” has the meaning set forth in Section 6.7(f)(iii).

1.164   “Safeguards Information” means information that is required to be protected under the terms of 10 C.F.R. § 73.21.

1.165   “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.166   “SEC” means the Securities and Exchange Commission.

1.167   “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.168   “Seller Tax Refund” shall have the meaning set forth in Section 6.8(k).

1.169   “Shrink-wrap Licenses” has the meaning set forth in Section 3.16(a)(xiii).

1.170   “Significant Owner” has the meaning set forth in Section 6.7(a).

1.171   “Source Material” means: (i) uranium or thorium or any combination thereof, in any physical or chemical form, or (ii) ores which contain by weight one-twentieth of one percent (0.05%) or more of (a) uranium, (b) thorium, or (c) any combination thereof. Source Material does not include Special Nuclear Material.

1.172   “Special Nuclear Material” means plutonium, uranium-233, uranium enriched in the isotope-233 or in the isotope-235, and any other material that the NRC determines to be “Special Nuclear Material,” but does not include Source Material. Special Nuclear Material also refers to any material artificially enriched by any of the above-listed materials or isotopes, but does not include Source Material.

1.173   “Straddle Period” shall have the meaning set forth in Section 6.8(a).

1.174   “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, trust or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in any election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof; (b) if a limited liability company, partnership, association, trust, or other business entity (other than a corporation), a majority of the ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof; or (c) that is otherwise consolidated with such Person for financial reporting purposes. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

1.175   “Supplement Cutoff Date” has the meaning set forth in Section 12.18.

1.176   “Surviving Corporation” has the meaning set forth in Section 2.1(a).

1.177   “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Target Company.

1.178   “Target Company” has the meaning set forth in the Recitals to this Agreement.

1.179   “Target Company Common Stock” means the common stock, par value $.0001 per share, of the Target Company.

1.180   “Target Company Financial Statements” has the meaning set forth in Section 3.11(a).

1.181   “Target Company Information” has the meaning set forth in Section 7.2(d).

1.182   “Target Company Intellectual Property” has the meaning set forth in Section 3.20(a).

1.183   “Target Company Owned Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by the Target Company, including any Intellectual Property Rights assigned to, or acquired by, the Target Company prior to Closing.

1.184   “Target Company Restricted Stock” has the meaning set forth in Section 2.6(b).

1.185   “Target Company Stock Option” has the meaning set forth in Section 2.6(a).

1.186   “Target Company Warrant” has the meaning set forth in Section 2.6(c).

1.187   “Target Designees” has the meaning set forth in Section 2.8.

1.188   “Tax” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, unclaimed property or escheat (whether or not treated as a tax under local law), occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or any similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty (including penalties for failure to file correct Tax Returns), additions to tax or additional amount imposed with respect thereto.

1.189   “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.190   “Taxing Authority” means the IRS and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.191   “Third-Party Claim” has the meaning set forth in Section 9.2(a)(i).

1.192   “Third-Party Claim Notice” has the meaning set forth in Section 9.2(a)(i).

1.193    “Transaction Expenses” means all out-of-pocket third-party costs and expenses that were incurred by the Owners or the Target Company in connection with the negotiation, documentation and execution of this Agreement and the consummation of the Transactions, including costs, fees and expense of legal counsel and other Representatives, and which are not paid in full as of the Closing.

1.194   “Transactions” means the transactions contemplated by this Agreement.

1.195   “Unaudited Financial Statements” has the meaning set forth in Section 3.11(a).

1.196   “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.197   “Union” means any labor organization, union, works council or other labor association or representative.

1.198   “VWAP” means the volume-weighted average price per share of common stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “ISR” (or its equivalent successor if such page is not available or the corresponding Bloomberg VWAP page for such other security), in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of common stock on such trading day as an internationally recognized investment bank retained for this purpose by Owners’ Representative determines in good faith).

1.199   “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and equivalent state or local Laws.

ARTICLE 2
THE MERGER

2.1       The Merger.

(a)    Merger. On the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”) at the Effective Time, Merger Sub shall be merged with and into the Target Company in accordance with the DGCL at which time the separate existence of Merger Sub shall cease, and the Target Company shall be the surviving corporation and shall be a wholly owned, direct subsidiary of Acquirer (the “Surviving Corporation”);

(b)    Merger Effective Time. At the Closing, Acquirer shall duly execute and file a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger (the “Certificate of Merger”) in accordance with the applicable provisions of the DGCL and all other filings or recording required thereby to effect such merger. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is filed with the DGCL (or at such later time as the Target Company and Acquirer mutually agree and specify in the Certificate of Merger pursuant to and in accordance with the DGCL).

(c)    Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth herein and in the other applicable provisions of the DGCL. Without the generality of the foregoing, and at the Effective Time, (i) all of the properties, rights, privileges, powers and franchises of Target Company and Merger Sub shall vest in Target Company (as the Surviving Corporation), and all debts, liabilities, obligations, and duties of Target Company and Merger Sub shall become debts, liabilities, obligations and duties of Target Company (as the Surviving Corporation).

(d)    Certificate of Incorporation; Bylaws. At the Effective Time and without any further action on the part of any party hereto, the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the certificate of incorporation and bylaws of Target Company (as the Surviving Corporation) as of the Effective Time, until duly amended in accordance with applicable Law.

(e)    Directors and Officers. From and after the Effective Time, the directors and the officers of the Surviving Corporation at the Effective Time shall be appointed in accordance with Section 2.8.

2.2       Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Acquirer, Merger Sub, or the Target Company or the holder of any capital stock of Acquirer, Merger Sub, or the Target Company:

(a)    Conversion of Target Company Common Stock. Each share of Target Company Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive: (i) 3.3212 (the “Exchange Ratio”) shares of Acquirer Common Stock, rounded to the nearest whole share (the “Exchange Shares”), which shall include the Escrow Shares to be held in Escrow and released pursuant to this Agreement, if any are released; (ii) any cash in lieu of fractional shares of Acquirer Common Stock payable pursuant to Section 2.2(d); and (iii) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Target Company Common Stock in accordance with Section 2.3(b).

(b)    Cancellation of Shares. At the Effective Time, all shares of Target Company Common Stock will no longer be outstanding and all shares of Target Company Common Stock will be cancelled and retired and will cease to exist, and each holder of: (i) a certificate formerly representing any shares of Target Company Common Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Target Company Common Stock (each, a “Book-Entry Share”) will cease to have any rights with respect thereto, except the right to receive (A) the Exchange Shares in accordance with Section 2.3 hereof, (B) any cash in lieu of fractional shares of Acquirer Common Stock payable pursuant to Section 2.2(d), and (C) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Target Company Common Stock in accordance with Section 2.3(b).

(c)    Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time (the “Merger Sub Capital Stock”) shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Capital Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d)    Fractional Shares. No certificates or scrip representing fractional shares of Acquirer Common Stock shall be issued upon the conversion of Target Company Common Stock pursuant to Section 2.2(a) and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Acquirer Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Target Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Acquirer Common Stock (after taking into account all shares of Target Company Common Stock exchanged by such holder) shall in lieu thereof, upon surrender of such holder’s Certificates and Book-Entry Shares, receive in cash (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the last reported sale price of Acquirer Common Stock on the NYSE American on the last complete trading day prior to the date of the Effective Time.

2.3       Exchange Procedures.

(a)    Exchange Agent; Exchange Fund. Prior to the Effective Time, Acquirer shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Exchange Shares for the Certificates and the Book-Entry Shares. At or promptly following the Effective Time, Acquirer shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent: (i) certificates representing the shares of Acquirer Common Stock to be issued as Exchange Shares (or make appropriate alternative arrangements if uncertificated shares of Acquirer Common Stock represented by book-entry shares will be issued); and (ii) cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.2(d). In addition, Acquirer shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Target Company Common Stock may be entitled pursuant to Section 2.3(b) for distributions or dividends, on the Acquirer Common Stock to which they are entitled to pursuant to Section 2.2(a), with both a record and payment date after the Effective Time and prior to the surrender of the Target Company Common Stock in exchange for such Acquirer Common Stock. Such cash and shares of Acquirer Common Stock, together with any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 2.3(a), are referred to collectively in this Agreement as the “Exchange Fund.”

(b)    Procedures for Surrender; No Interest. Promptly after the Effective Time, Acquirer shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Target Company Common Stock at the Effective Time, whose Target Company Common Stock was converted pursuant to Section 2.2(a) into the right to receive the Exchange Shares, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquirer and the Surviving Corporation may reasonably specify) for use in such exchange. Each holder of shares of Target Company Common Stock that have been converted into the right to receive the Exchange Shares shall be entitled to receive the Exchange Shares into which such shares of Target Company Common Stock have been converted pursuant to Section 2.2(a) in respect of the Target Company Common Stock represented by a Certificate or Book-Entry Share, any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.2(d), and any dividends or other distributions pursuant to Section 2.3(b) upon: (i) surrender to the Exchange Agent of a Certificate; or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares; in each case, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Exchange Shares pursuant to the provisions of this Article 2, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

(c)    Payments to Non-Registered Holders. If any portion of the Exchange Shares is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)    Full Satisfaction. All Exchange Shares paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Target Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Target Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article 2.

(e)    Distributions with Respect to Unsurrendered Shares. All shares of Acquirer Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by the Acquirer in respect of the Acquirer Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to the Agreement. No dividends or other distributions in respect of the Acquirer Common Stock shall be paid to any holder of any unsurrendered Target Company Common Stock until the Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.5) or Book-Entry Share is surrendered for exchange in accordance with this Section 2.3. Subject to the effect of applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Acquirer Common Stock issued in exchange for Target Company Common Stock in accordance with this Section 2.3, without interest: (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Acquirer Common Stock and not paid; and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Acquirer Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

2.4       Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Target Company or the Acquirer Common Stock shall occur (other than the issuance of additional shares of capital stock of the Target Company or Acquirer as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Exchange Ratio and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Acquirer or the Target Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.5       Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Acquirer, the posting by such Person of a bond, in such reasonable amount as Acquirer may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Exchange Shares to be paid in respect of the shares of Target Company Common Stock formerly represented by such Certificate as contemplated under this Article 2.

2.6       Treatment of Stock Options, Other Stock-Based Compensation, and Warrants.

(a)    Target Company Stock Options. As of the Effective Time, each option to acquire shares of Target Company Common Stock (each, a “Target Company Stock Option”) that is outstanding under any Target Company equity incentive plan immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the holder thereof, or any other Person, be assumed by Acquirer and shall be converted into an option to acquire shares of Acquirer Common Stock (each, an “Acquirer Stock Option”) in accordance with this Section 2.6. Each such Acquirer Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Target Company Stock Option immediately prior to the Effective Time. As of the Effective Time, each such Acquirer Stock Option as so assumed and converted shall be an option to acquire that number of whole shares of Acquirer Common Stock (rounded down to the nearest whole share) equal to the product of: (i) the number of shares of Target Company Common Stock subject to such Target Company Stock Option; and (ii) the Exchange Ratio, at an exercise price per share of Acquirer Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Target Company Common Stock of such Target Company Stock Option by (B) the Exchange Ratio; provided, that the exercise price and the number of shares of Acquirer Common Stock subject to the Acquirer Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Target Company Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424(a) of the Code.

(b)    Target Company Restricted Stock. The Target Company shall take all requisite action so that, at the Effective Time, each share of Target Company Common Stock subject to vesting, repurchase, or other lapse of restrictions (a “Target Company Restricted Stock”) that is outstanding under any Target Company equity incentive plan as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Acquirer and shall be converted into restricted common stock of Acquirer in accordance with this Section 2.6 (“Acquirer Restricted Stock”). Each share of Acquirer Restricted Stock shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Target Company Restricted Stock immediately before the Effective Time (including vesting, repurchase, or other lapse restrictions). As of the Effective Time, each such holder of Target Company Restricted Stock so assumed and converted will receive that number of whole Acquirer Restricted Stock equal to the product (rounded down to the nearest whole number) of: (i) the number of shares of Target Company Restricted Stock held by that holder as of immediately prior to the Effective Time; and (ii) the Exchange Ratio.

(c)    Target Company Warrants. As of the Effective Time, each warrant to acquire shares of Target Company Common Stock (each, a “Target Company Warrant”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the holder thereof, or any other Person, be assumed by Acquirer and shall be converted into a warrant to acquire shares of Acquirer Common Stock (each, an “Acquirer Warrant”) in accordance with this Section 2.6. Each such Acquirer Warrant as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Target Company Warrant immediately prior to the Effective Time. As of the Effective Time, each such Acquirer Warrant as so assumed and converted shall be an option to acquire that number of whole shares of Acquirer Common Stock (rounded down to the nearest whole share) equal to the product of: (i) the number of shares of Target Company Common Stock subject to such Target Company Warrant; and (ii) the Exchange Ratio, at an exercise price per share of Acquirer Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Target Company Common Stock of such Target Company Warrant by (B) the Exchange Ratio.

(d)    Resolutions and Other Target Company Actions. At or prior to the Effective Time, the Target Company, the Target Company’s Board of Directors, and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of this Section 2.6.

(e)    Acquirer Actions. At or prior to the Effective Time, Acquirer shall reserve for future issuance a number of shares of Acquirer Common Stock at least equal to the number of shares of Acquirer Common Stock that will be subject to Acquirer Equity Awards as a result of the actions contemplated by this Section 2.6. As soon as practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of shares of Acquirer Common Stock to be registered and issuable with respect to the Acquirer Equity Awards, Acquirer shall prepare and file with the SEC a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Acquirer Common Stock subject to the Acquirer Equity Awards.

(f)    Dissenting Shares. The Parties acknowledge and agree that, in accordance with Section 262 of the DGCL, no dissenters’ or appraisal rights shall be available to any stockholder of the Target Company or the Acquirer with respect to the Merger or the other transactions contemplated by this Agreement.

(g)    Escrow Shares. The Acquirer shall (and the Owners hereby authorize the Acquirer to) deliver the Escrow Shares into escrow (the “Escrow Fund”) pursuant to the Escrow Agreement. The number of Escrow Shares held by the Escrow Agent pursuant to the Escrow Agreement shall be allocated among the Owners pro rata (as the same may be released to the Owners’ Representative pursuant to Section 9.4(d)).

2.7       Tax Treatment. For U.S. federal income Tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder. The parties to this Agreement hereby (i) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that, other than as set forth herein, no party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368(a) of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledges and agrees that each such party (A) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (B) is responsible for paying its own Tax, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368(a) of the Code.

2.8       Board of Directors of Acquirer. The Acquirer shall take all necessary corporate action to cause, as of the Effective Time, an increase in the size of the Acquirer’s Board of Directors to not less than five (5) directors, comprised of (i) three (3) directors designated by Acquirer (the “Acquirer Designees”), one whom shall be Lori Woods who will serve as the chairperson and (ii) two (2) directors designated by the Target Company (the “Target Designees” and together with the Acquirer Designees, the “Designees”), one of whom will be Thijs Spoor, and the remaining directors, if any, mutually agreed upon by Lori Woods and Thijs Spoor. The Board of Directors will be comprised of a majority of persons who qualify as an independent director under the Securities Act and the listing standards of NYSE American, in each case subject to each individual’s ability and willingness to serve. Each Designee shall serve until such individual’s successor is duly elected or appointed and qualified in accordance with applicable Law and the Organizational Documents of the Acquirer. Designees not named herein shall be identified promptly following the date hereof. In the event any Designee becomes unable or unwilling to serve prior to the Effective Time on the Acquirer’s Board of Directors in the role identified, a replacement for such Designee shall be determined prior to the Effective Time in accordance with the principles set forth in this Section 2.8. Acquirer will enter into customary indemnification agreements with such Designees, including the Acquirer Designees and the Target Designees, in form and substance reasonably acceptable to them, prior to the Effective Time.

2.9       Officers of Acquirer. At the Effective Time, Thijs Spoor shall be named the Chief Executive Officer of the Acquirer; and Jonathan Hunt shall be the Chief Financial Officer of the Acquirer. Each of the foregoing officers shall hold office until such officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal in accordance with applicable Law.

2.10     Closing; Transaction Effective Time

. Unless this Agreement is earlier terminated in accordance with Article 10, the closing of the Transactions (the “Closing”) shall take place electronically or at the offices of Gallagher & Kennedy, P.A., 2575 East Camelback Road, Phoenix, Arizona 85016, at 10:00 a.m. local time but shall be deemed to have occurred for all purposes as of 12:01 a.m. local time, no later than two Business Days after the last of the conditions to Closing set forth in Article 8 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date and location as the Acquirer and the Owners’ Representative agree to in writing. The Parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

2.11     Closing Deliveries. At or prior to the Closing:

(a)    The Acquirer shall:

(i)    deliver the Escrow Shares to the Escrow Agent to be held pursuant to the Escrow Agreement;

(ii)    deliver the Exchange Shares to such Owners, to such accounts as are set forth across from each Owner’s name on Schedule 2.11(a)(ii);

(iii)    deliver to the Owners’ Representative a counterpart signature page to the Escrow Agreement, duly executed by the Acquirer.

(iv)    deliver to the Owners’ Representative the counterpart signature page to the Registration Rights and Lock-Up Agreement, duly executed by the Acquirer;

(v)    deliver to the Owners’ Representative a certificate signed by an authorized officer of the Acquirer stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied;

(vi)    deliver written resignations (in each case, effective as of the Closing) of each director of the Acquirer (other than Lori Woods);

(vii)    a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Acquirer, stating that the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c) have been satisfied;

(viii)  deliver to the Target Company and the Owners’ Representative a certificate signed by the Secretary of the Acquirer certifying as to (A) the certificate of incorporation and bylaws (or equivalent governing documents) of the Acquirer and Merger Sub, (B) the resolutions adopted by the Board of Directors of the Acquirer and Merger Sub regarding this Agreement and the transactions contemplated hereby, and (C) the names and signatures of the officers of the Acquirer and the Merger Sub authorized to sign this Agreement; and

(ix)    such other documents, instruments or certificate as reasonably requested by the Target Company or the Owners’ Representative.

(b)      The Target Company and the Owners, as applicable, shall deliver (or cause to be delivered) to the Acquirer each of the following (each in a form and substance reasonably satisfactory to the Acquirer):

(i)    certificates, duly endorsed in blank or accompanied by a stock power duly endorsed in blank, or other applicable instruments of assignment, in each case, with respect to the Target Company’s Equity Interests;

(ii)    certificate of merger in such form as is required by the relevant provisions of the DGCL to effect the Merger;

(iii)   a certificate of good standing (or equivalent thereof), dated not more than ten (10) days prior to the Closing Date, with respect to the Target Company, issued by the appropriate government official of the Target Company’s jurisdiction of organization or formation;

(iv)    an IRS Form W-9 executed by each Owner, as applicable;

(v)    a counterpart signature page to the Escrow Agreement, duly executed by the Owners’ Representative;

(vi)    a counterpart signature page to the Registration Rights and Lock-Up Agreement, duly executed by the Owners;

(vii)    evidence that each Related Party Transaction (other than those set forth on Schedule 2.11(b)(vii)) has been terminated as of the Closing Date with no further liability or other losses to the Acquirer or the Target Company;

(viii)   written resignations (in each case, effective as of the Closing) of each manager, director or officer of the Target Company set forth on Schedule 2.11(b)(viii), duly executed by each such Person;

(ix)    a certificate signed by the Owners stating that the conditions specified in Sections 8.2(a), 8.2(b), and 8.2(c) have been satisfied;

(x)    a certificate signed by the Secretary of the Target Company dated as of the Closing Date, certifying as to (A) the certificate of incorporation and bylaws (or equivalent governing documents) of the Target Company, (B) the resolutions adopted by the Board of Directors of the Target Company regarding this Agreement and the Transactions contemplated hereby and (C) the names and signatures of the officers of the Target Company authorized to sign this Agreement;

(xi)    audited financial statements of the Target Company as of and for the fiscal years ended 2020 and 2021 in accordance with Section 12.18;

(xii)    evidence reasonably satisfactory to the Acquirer that all Convertible Notes have been converted into Target Company Common Stock and there are no Convertible Notes or other convertible debt instruments convertible into Target Company Equity Interests that will be outstanding as of the Effective Time;

(xiii)   evidence reasonably satisfactory to the Acquirer that holders of Target Company Stock Options have acknowledged receipt of each Target Company Stock Option;

(xiv)    an executed Owner Joinder for each Owner other than the Owners who are signatories to this Agreement as of the date hereof (including, for the avoidance of doubt, all Persons who become Owners of Target Company Common Stock as a result of the conversion of any Convertible Notes held by such Person or the exercise of any Target Company Options or Target Company Warrants prior to the Effective Time); and

(xv)    such other documents, instruments or certificates as shall be reasonably requested by Acquirer.

2.12      Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Acquirer with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Target Company, the Parties shall execute such further instruments and take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.13      Taxes. Each of the Parties acknowledge and agree that each such Party and each of the owners of any Equity Interest in the Target Company (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) each Owner or other owner of any Equity Interest in the Target Company is responsible for paying its own Taxes arising from the transactions contemplated by this Agreement.

2.14      Legend; Legend Removal. (a) Each certificate (or book entry) issued pursuant to the Merger shall, if required by law, bear the legend set forth below, or a legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance of the shares of Acquirer Common Stock:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

IN ADDITION, THE RIGHT TO SELL THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A REGISTRATION RIGHTS AND LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS.

(b)         The Acquirer shall instruct its counsel to issue a legal opinion to the Acquirer’s transfer agent to effect the removal of any restrictive legend then appearing on any certificate(s) representing shares of Acquirer Common Stock issued hereunder (i) following any sale of such shares pursuant to an effective registration statement under the Securities Act, (ii) following any sale of such shares pursuant to Rule 144 or (iii) if such shares are eligible for sale under Rule 144 without volume limitation. In such event, the Acquirer will, no later than three Business Days following the delivery to the Acquirer or the Acquirer’s transfer agent of the certificate or certificates representing such shares, deliver or cause to be delivered a certificate or certificates that are free from all restrictive or other legends. The holder of any such shares shall be entitled to receive reimbursement from the Company for any costs and expenses (including attorney’s fees) incurred by such holder in connection with the enforcement of his, her or its rights under this paragraph.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE TARGET COMPANY

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”) (each of which shall qualify the specifically identified Sections or subsections hereof to which such Disclosure Schedule relates and those other Sections and subsections for which the relevance or applicability of such disclosure is reasonably apparent on the face of such disclosure), each of the Significant Owners and the Target Company hereby represents and warrants to the Acquirer and to the other Significant Owners as of the date hereof and as of the Closing Date, as follows:

3.1       Corporate Existence and Power. The Target Company is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Target Company has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted except where the failure to have such power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Target Company is not qualified to do business as a foreign entity in any jurisdiction, except as set forth on Schedule 3.1, and there is no other jurisdiction in which the character of the property owned or leased by the Target Company or the nature of its activities make qualification of the Target Company in any such jurisdiction necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect. The Target Company does not have any corporate offices except those located at the address set forth on Schedule 3.1. The Target Company has not taken any action, adopted any plan, or made any agreement or commitment in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation, except as contemplated herein.

3.2        Authorization. Assuming all Consents set forth on Schedule 3.2 are obtained, the execution, delivery and performance by the Target Company of this Agreement and the Additional Agreements to which the Target Company is a party and the consummation by the Target Company of the transactions contemplated hereby and thereby are within the powers and authority of the Target Company and have been duly authorized by all necessary action on the part of the Target Company, including the approval of the Owners required by the Organizational Documents of the Target Company. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements to which the Target Company is a party will constitute, a valid and legally binding agreement of the Target Company enforceable against the Target Company in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

3.3        Approvals and Consents. No Consent is required to be made or obtained by the Target Company (whether to or from any Person or Authority) in connection with the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby, except as set forth on Schedule 3.3.

3.4        Non-Contravention. Assuming all necessary Consents set forth on Schedule 3.3 are obtained, none of the execution, delivery or performance by the Target Company of this Agreement or any Additional Agreements does or will, directly or indirectly (with or without the lapse of time or the giving of notice, or both) (a) contravene, conflict with, constitute a default under or a breach of the Organizational Documents of the Target Company, (b) contravene, conflict with or constitute a default under or a breach or violation of any provision of any Law or Order binding upon or applicable to the Target Company, (c) except as set forth on Schedule 3.4, constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation, or acceleration of any right or obligation of the Target Company or any payment or reimbursement or to a loss of any benefit to which the Target Company is entitled under any provision of any Permit, Contract (including any Material Contract) or other instrument or obligations binding upon the Target Company or by which any of its Equity Interests or assets is or may be bound, or (d) result in the creation or imposition of any Lien on any of the Target Company’s Equity Interests or assets.

3.5       Capitalization.

(a)    Schedule 3.5(a) sets forth the capitalization of the Target Company, describing in each case (i) the authorized Equity Interests of the Target Company, including the number of shares and any applicable par value thereof; (ii) the number of shares that are issued and outstanding therein; and (iii) the owners of each such Equity Interest.

(b)    Except as set forth on Schedule 3.5(b), all of the Target Company’s Equity Interests have been duly authorized and validly issued, fully paid and nonassessable and were not issued in violation of (i) any agreement, arrangement, Contract or other commitment to which any of the Owners or the Target Company is a party or is subject to; (ii) any preemptive or similar rights of any Person; or (iii) any Law except for “blue sky” laws set forth on Schedule 3.5(b). Except as may be set forth in the respective Organizational Documents, there are no outstanding and authorized (x) options, subscriptions, warrants or rights of conversion, calls, puts, rights of first refusal, preemptive rights or other similar rights, Contracts, agreements, arrangements or commitments obligating the Target Company, the Owners or their respective Affiliates to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any shares of or other Equity Interest of the Target Company or any interest therein, other equity interests or securities convertible into or exchangeable for equity interests in the Target Company, or other direct or indirect equity interests of the Target Company (whether issued or unissued); (y) stock appreciation rights, phantom stock, profit participation or other similar rights or equity equivalents of or with respect to the Target Company; or (z) voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Target Company’s Equity Interests, or to which the Target Company is a party or by which the Target Company is bound. No claim has been made or, to the Knowledge of the Owners, threatened, asserting that any Person is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any of the Target Company’s Equity Interests and, to the Knowledge of the Owners, no facts or circumstances exist that would reasonably give rise to a valid claim of such ownership by any Person.

(c)    Except as set forth on Schedule 3.5(c), the Target Company does not own nor within the past five (5) years has owned, directly or indirectly, any Equity Interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person.

3.6       Organizational Documents. Copies of the Organizational Documents of the Target Company have heretofore been made available to the Acquirer, and such copies are each true and complete copies of such instruments in effect on the date hereof. The Target Company is not in violation of its Organizational Documents in any material respect.

3.7       Corporate Records. All proceedings occurring since January 1, 2019 of the stockholders, board of directors, or other governing body of the Target Company and all consents to actions taken thereby, are accurately reflected in all material respects in the minutes and records contained in the corporate minute book of the Target Company. The equity holder list and transfer book of the Target Company are complete and accurate. The equity holder list, transfer books and minute book records of the Target Company relating to all issuances and transfers of Equity Interests in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in the Target Company have been made available to the Acquirer, and are the original equity holder lists and transfer books and minute book records of the Target Company or true, correct and complete copies thereof.

3.8       Related Party Transactions.

(a)    Other than the Persons listed on Schedule 3.8(a), the Target Company is not Controlled by any Person and, other than the Persons listed on Schedule 3.8(a), the Target Company is not in Control of any other Person.

(b)    Except as set forth on Schedule 3.8(b), to the Knowledge of Owners, no Key Employees (a) engage in any business, except through the Target Company, or are employees of or provide any service for compensation to, any other business concern or (b) own any Equity Interest in any business concern, in each case, that competes with the Business of the Target Company, except for publicly traded securities not in excess of 5% of the issued and outstanding securities with respect to such publicly traded securities.

(c)    To the Knowledge of the Owners, Schedule 3.8(c) lists each Contract to which the Target Company, on the one hand, and any officer, director, employee, direct or indirect equity holder (including any Owner) or Affiliate of the Target Company, on the other hand (the Persons identified in this Section 3.8(c), “Related Parties”) is party, other than agreements with respect to a Related Party’s employment with the Target Company that has previously been made available to Acquirer. Except as set forth in Schedule 3.8(c), no Related Party (i) owns, directly or indirectly, in whole or in part, any tangible or intangible property (including Intellectual Property Rights) that the Target Company uses or the use of which is necessary for the conduct of the Business or the ownership or operation of the Target Company’s assets, (ii) have engaged in any transactions with the Target Company, (iii) possesses, directly or indirectly, any financial interest in, or is director or officer of, any Person which is a client, supplier, customer, lessor, lessee, or competitor of the Target Company, or (iv) owes an amount to, or is owed any amount by, the Target Company (other than ordinary course accrued compensation). All contracts, agreements, arrangements, understandings and interests described in this Section 3.8(c) are referred to herein as “Related Party Transactions”.

3.9         Assumed Names. Schedule 3.9 is a complete and correct list of all assumed or “doing business as” names currently or, within five (5) years of the date of this Agreement, used by the Target Company, including names on any websites. Since January 1, 2019, the Target Company has not used any name other than the names listed on Schedule 3.9 to conduct the Business. The Target Company has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself.

3.10        Subsidiaries. The Target Company has no Subsidiaries.

3.11        Financial Statements.

(a)    Schedule 3.11(a) sets forth complete and correct copies of (i) the unaudited financial statements of the Target Company as of and for the fiscal years ended 2020 and 2021, consisting of the audited balance sheets as of such dates, the audited income statements for the periods then-ended, the audited cash flow statements for the periods then-ended and the corresponding notes to such financial statements, which shall be replaced with audited financial statements for the same period in accordance with Section 12.18, and (ii) the unaudited financial statements of the Target Company consisting of the balance sheet of the Target Company as of August 31, 2022, and the related statements income and cash flows for the 8-month period ended August 31, 2022 (the “Unaudited Financial Statements”) (collectively, the “Target Company Financial Statements” and the balance sheet as of August 31, 2022 included therein, the “Balance Sheet”, and such date, the “Balance Sheet Date”).

(b)    Other than as set forth on Schedule 3.11(b), the Target Company Financial Statements have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and to normal year-end audit adjustments. The Target Company Financial Statements are complete and accurate in all material respects and fairly present, in all material respects, the financial position of the Target Company as of the dates thereof and the results of operations of the Target Company for the periods reflected therein. The Target Company Financial Statements (i) were prepared from the Books and Records of the Target Company; (ii) contain and reflect all necessary adjustments and accruals required under U.S. GAAP for a fair presentation of the Target Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iii) contain and reflect adequate provisions for all liabilities for all material Taxes required under U.S. GAAP applicable to the Target Company with respect to the periods then ended. The Target Company has delivered to Acquirer complete and accurate copies of all “management letters” received from its accountant and all responses during the last five (5) years by lawyers engaged by the Target Company to inquiries from its accountant or any predecessor accountants.

(c)    Except (i) as specifically disclosed, reflected and fully reserved against on the Balance Sheet, for Liabilities incurred in the ordinary course of business since the date of the Balance Sheet (which are of a similar nature and in similar amounts to those historically incurred), the Target Company has no Liabilities.

(d)    The Balance Sheet included in the Target Company Financial Statements accurately reflects the outstanding Indebtedness of the Target Company as of the date thereof. Except as set forth in the Target Company Financial Statements or on Schedule 3.11(d), the Target Company has no Indebtedness.

3.12        Books and Records.

(a)    The Target Company has made all of its Books and Records available to the Acquirer for its inspection and has delivered to the Acquirer complete and accurate copies of all documents referred to in the Schedules to this Agreement or that the Acquirer otherwise has requested. All Contracts, documents, and other papers or copies thereof delivered to the Acquirer by or on behalf of the Target Company are accurate, complete, and authentic in all material respects.

(b)    The Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Target Company.

3.13        Absence of Certain Changes. Since the Balance Sheet Date, other than policies and procedures implemented in good faith to respond to the actual or anticipated effect of COVID-19 on the Business, (a) the Target Company has conducted its business in the ordinary course consistent with past practices, (b) there has not been any change, event, development, occurrence or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect, and (c) the Target Company has not taken any action (or agreed or committed to take any action) nor has any event occurred which would have required the consent of the Acquirer pursuant to Article 6 herein if such action had been taken or such event had occurred between the date hereof and the Closing Date.

3.14        Properties; Title to Assets.

(a)    To the Knowledge of the Owners, the items of Tangible Personal Property have no material defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. Schedule 3.14(a) sets forth a description and location of each item of Tangible Personal Property with a value of at least $5,000. Except as set forth on Schedule 3.14(a), none of the Tangible Personal Property is in need of maintenance or repairs except for routine maintenance and repairs in the ordinary course of business or that are not material in nature or cost.

(b)    The Target Company (and not any Affiliate thereof) has good, valid and marketable title in and to, or a valid leasehold interest or license in or a right to use, all of its assets reflected on the Balance Sheet or thereafter acquired. No such asset is subject to any Liens other than Permitted Liens. Except as set forth in Schedule 3.14(b), the assets of the Target Company constitute all of the assets of any kind or description whatsoever, necessary for the Target Company to operate the Business immediately after the Closing substantially in the same manner as the Business is currently being conducted.

3.15       Litigation. Other than as disclosed on Schedule 3.15, there is no Action pending, or to the Knowledge of the Owners, threatened (and to the Actual Knowledge of the Owners, no event has occurred or circumstance exists that is reasonably likely to give rise to, or serve as a basis for, any Action) against or affecting, the Target Company, any of their respective managers, employees, officers or directors (in their capacities as such), the Business, any of the Target Company’s Equity Interests, or the Target Company’s assets, liabilities, or Contracts; or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding, pending, or, to the Knowledge of the Owners, threatened Orders (and to the Actual Knowledge of the Owners, no event has occurred or circumstances exist that is reasonably likely to give rise to, or serve as a basis for, any Order) against, the Business, the Target Company, or to which the Target Company is otherwise a party. Except as set forth on Schedule 3.15, the Target Company is not, or at any time during the past five (5) years has been, subject to any Action.

3.16       Contracts.

(a)    Schedule 3.16(a) (arranged by identifying subsections corresponding to the subsections set forth below but not necessarily in all subsections that may apply if the disclosure is reasonably apparent on its face) lists the following Contracts, oral or written (Contracts required to be set forth on Schedule 3.16 collectively, the “Material Contracts”), to which the Target Company is a party or by which it or its assets are bound:

(i)    all Contracts that require annual payments or expenses by, or annual payments or income to, the Target Company of $50,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii)    all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar Contracts, in each case requiring the payment of any commissions by the Target Company in excess of $50,000 annually;

(iii)    all Contracts containing any requirement that the Target Company makes, directly or indirectly, any advance, loan, extension of credit or capital commitment or contribution to, or other investment in, any Person, or any capital expenditure after the date hereof;

(iv)    all Contracts containing any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Target Company (or, following the Closing, the Acquirer or its Affiliates) to own, operate, sell, transfer, pledge or otherwise dispose of any material properties or assets;

(v)    all Contracts (1) that limits or purports to limit the ability of the Target Company to compete in any line of business or with any Person or in any geographic area or during any period of time, (2) providing for any material exclusivity obligations, or (3) granting any exclusive rights to products or services;

(vi)    all Contracts obligating the Target Company or any counterparty to purchase or obtain a minimum or specified amount of any product or service, or granting any right of first refusal, right of first offer or similar right with respect to any material assets of the Business;

(vii)    all employment Contracts, employee leasing Contracts, independent contractor, consultant and sales representatives Contracts with any current officer, director, employee, independent contractor or consultant of the Target Company or other Person, under which the Target Company (A) has continuing obligations for payment of annual compensation of at least $50,000 (other than oral arrangements for at-will employment), (B) has severance or post-termination obligations to such Person (other than COBRA obligations), (C) requires more than thirty (30) days’ notice for a termination by the Target Company without cause, or (D) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Target Company, either alone or in conjunction with any other event or occurrence;

(viii)  all collective bargaining agreements or other Contracts with a Union;

(ix)    all staffing agreements or agreements with a professional employer organization;

(x)    all Contracts creating a joint venture, strategic alliance, limited liability company or similar arrangement involving a sharing of profits or expenses;

(xi)   all Contracts relating to any acquisitions or dispositions of assets by the Target Company other than (a) the purchase of Inventory in the ordinary course or (b) acquisitions or dispositions of assets by the Target Company with a value of less than $50,000;

(xii)   all Contracts relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) that include any earn-out or other similar contingent obligation to be paid by the Target Company after the date hereof;

(xiii)   all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than licenses for commercially available software, in object code form, that is generally available at a cost to the Target Company of not more than U.S. $50,000 for a perpetual license (or $25,000 in the aggregate for any fiscal year) (“Shrink-wrap Licenses”);

(xiv)    all Contracts relating to Intellectual Property Rights of the Target Company;

(xv)    all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Target Company, including all forms of ongoing agreements for repair, warranty, maintenance, service, or similar obligations;

(xvi)    all Related Party Contracts;

(xvii)    all Contracts with Authorities;

(xviii)  all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Target Company holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $50,000;

(xix)   all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments such as notes, mortgages, loans and lines of credit and any letters of credit, performance bonds and surety bonds, whether or not drawn or called;

(xx)    any Contract relating to the voting or control of the Equity Interests of the Target Company or the election of the directors, managers or similar governing body thereof (other than the Organizational Documents of the Target Company);

(xxi)    any Contract not cancellable by the Target Company with no more than 60 days’ notice if the effect of such cancellation would result in monetary penalty to the Target Company in excess of $50,000 per the terms of such contract;

(xxii)    any Contract for which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xxiii)    any Contract restricting the Target Company from paying any dividends or making any distributions;

(xxiv)    all Contracts related to the Pb-203 User’s Group (including a list of members of same), if any; and

(xxv)    any other Contract that is material to the business and operations of the Target Company taken as a whole and not otherwise disclosed pursuant to this Section 3.16.

(b)       Each Material Contract (i) is a valid, legal and binding obligation of the Target Company enforceable in accordance with its terms against the Target Company and, to the Actual Knowledge of the Owners, each other party thereto, and (ii) is in full force and effect. Neither the Target Company nor, to the Actual Knowledge of the Owners, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. The Target Company has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to the Target Company’s assets. Except as set forth in Schedule 3.16(b), no Contract (i) requires the Target Company to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (ii) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to Acquirer or any of its Affiliates. Owners have delivered or made available a true and correct copy of each Material Contract, together with all amendments thereto. There are no material renegotiations ongoing with respect to any Material Contract.

(c)       The Target Company is in material compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

3.17       Insurance. Schedule 3.17 sets forth a true, complete and correct list of all liability, property, workers’ compensation and other insurance policies currently in effect that insure the property, assets or business of the Target Company or its employees (other than self-obtained insurance policies by such employees). Copies of all such policies have been made available to Acquirer. Each such insurance policy is valid and binding and in full force and effect and will continue in full force and effect following the consummation of the Transactions, all premiums due thereunder have been paid and the Target Company has not received any written notice of default, cancellation, termination or non-renewal in respect of any such policy. The Target Company is not in breach or default under the terms of any such insurance policy (including any breach of default with respect to the giving of notice of claims). Such policies, in light of the nature of the Target Company’s business, assets and properties, are in amounts and have coverage that are reasonable and customary for Persons engaged in such business and having such assets and properties. No claim is pending under any such policies as to which coverage has been questioned, denied or disrupted, or right reserved to do so, by the underwriters thereof. Except with respect to the matters set forth on Schedule 3.17, within the last two (2) years, the Target Company has not filed any claims exceeding $100,000 against any of its insurance policies, exclusive of automobile, life, and health insurance policies. The Target Company has not received written notice from any of its insurance carriers or brokers that any premiums will be materially increased in the future, and the Target Company has no reason to believe that any insurance coverage listed on Schedule 3.17 will not be available in the future on substantially the same terms as now in effect. Schedule 3.17 also contains a list of any pending claims and claims in the past four (4) years with any insurance company by the Target Company.

3.18       Licenses and Permits. Schedule 3.18 sets forth a true, complete and correct list of each material Permit affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same. Except as indicated on Schedule 3.18, such Permits listed or required to be listed on Schedule 3.18 are valid and in full force and effect, and none of such Permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Target Company has all Permits necessary to operate the Business as presently conducted, including those administered by the FDA or by any foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA necessary to conduct the Business. The Target Company is not, or has not been in the last two (2) years, in default under or violation or breach of, and no event has occurred which, with the lapse of time or the giving of notice, or both, would constitute a default under or violation or breach of any term, condition or provision of any Permit or would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit except for such defaults, violations or breaches that would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect. None of the Permits has been challenged, suspended, or revoked and no written statement of intention to challenge, suspend or revoke or fail to renew any such Permit has been received by the Target Company. All fees and charges due on or before the Closing Date with respect to such Permits as of the date hereof have been paid in full.

3.19       Compliance with Laws. The Target Company is not in violation of nor has violated in any material respect any Law applicable to the Target Company or its properties or assets or the Business except for such violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Owners, the Target Company is not under investigation with respect to or has been threatened in writing to be charged with any violation or alleged violation in any material respect of, any Law, nor, to the Knowledge of the Owners, is there any reasonable basis for any such charge. Since January 1, 2019, the Target Company has not received any written notice or, to the Actual Knowledge of the Owners, other oral or written communication from any Authority or other Person regarding any actual, alleged, or potential violation of, or failure to comply in any material respect with, any Laws.

3.20        Intellectual Property; IT Systems.

(a)    Schedule 3.20(a) sets forth a true, correct and complete list of U.S. and foreign (i) Target Company Owned Intellectual Property that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any governmental authority or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations, currently in force or cancelled, abandoned, or adjudicated invalid or unenforceable within the past five (5) years (“Registered Intellectual Property”); and (ii) all other Intellectual Property Rights that are used in or necessary to operate the Business of the Target Company; and are subject to all written contracts to which the Target Company is a party and under which the Target Company has received or granted a license or sublicense with respect to any of the Target Company Intellectual Property, excluding Shrink-wrap Licenses (all such licenses, including the Shrink-wrap Licenses, the “Intellectual Property Licenses”). Except as set forth on Schedule 3.20(a), to the Knowledge of the Owners, none of such Registered Intellectual Property that is owned by the Target Company has been cancelled, abandoned or adjudicated invalid or unenforceable, and all registration, renewals and maintenance fees in respect of such Registered Intellectual Property that were due prior to the date hereof have been duly paid and all necessary documents and certificates in connection with the Registered Intellectual Property that have or that must be filed within 120 days of the date of this Agreement have been timely filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be. No loss or expiration of any Registered Intellectual Property is threatened or pending or reasonably foreseeable by the Target Company. (The Target Company Owned Intellectual Property and the Intellectual Property licensed to the Target Company under the Intellectual Property Licenses is collectively referred to as the “Target Company Intellectual Property”).

(b)    To the Actual Knowledge of the Owners, the Target Company possesses all right, title, and interest in and to, or has a valid and enforceable written license and right to use, all Target Company Intellectual Property necessary to conduct the Business of the Target Company. To the Actual Knowledge of the Owners, the Target Company Owned Intellectual Property owned by the Target Company is enforceable, valid, and subsisting. The Target Company Intellectual Property shall be available for use by the Acquirer and the Target Company immediately after the Closing Date on identical terms and conditions to those under which the Target Company owned or used the Target Company Intellectual Property immediately prior to the Closing Date. With respect to each Intellectual Property License and to the Knowledge of the Owners: (i) the Owners have delivered a true, complete and accurate copy of each such Intellectual Property License to the Acquirer; (ii) such Intellectual Property License is the valid and binding obligation of the Target Company enforceable in accordance with its terms; and (iii) neither the Target Company nor any other party to such Intellectual Property License is in material breach of or default under such Intellectual Property License.

(c)    Within the past five (5) years (or prior thereto if the same is still pending or subject to appeal or reinstatement) the Target Company has not been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights, and to the Knowledge of the Owners there is no written claim that the Target Company is infringing another’s Intellectual Property Rights. To the Knowledge of the Owners, no Person has or is infringing, diluting, misappropriating, conflicting or otherwise violating any of the Target Company Intellectual Property.

(d)    Except as set forth on Schedule 3.20(d), all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable, confidential, or trade secret material on behalf of the Target Company or any predecessor in interest thereto has executed an assignment in favor of the Target Company (or such predecessor in interest, as applicable) of all right, title and interest in such material and preserving and protecting the confidentiality of such material. All such agreements are valid and enforceable in accordance with their terms and, to the Actual Knowledge of the Owners, no Person is in breach of any such agreement.

(e)    None of the execution, delivery or performance by the Target Company of this Agreement nor any of the Additional Agreements to which the Target Company is a party or the consummation by the Target Company of the transactions contemplated hereby or thereby will cause any Intellectual Property Rights owned, licensed, used or held for use by the Target Company immediately prior to the Closing to not be owned, licensed or available for use by the Target Company on substantially the same terms and conditions immediately following the Closing.

(f)    The Target Company has taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of material Target Company Intellectual Property that are confidential and all other confidential information, data and materials licensed by the Target Company or otherwise used in the operation of the Business.

(g)    The software, computer firmware, computer hardware, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, peripherals and computer systems, including any outsourced systems and processes, that are owned or used by the Target Company in the conduct of its Business (collectively, the “IT Systems”) are sufficient for the operation of Business of the Target Company as currently conducted. To the Knowledge of the Owners, the Target Company’s service providers and vendors maintain and keep the IT Systems in sufficiently good working condition to perform the information technology operations for the Business of the Target Company. In the last three (3) years, to the knowledge of the Owners following inquiry to the Target’s Company’s IT administrator, there have been no (A) unauthorized intrusions or material breaches of security, or (B) to the knowledge of the Owners following inquiry to the Target’s Company’s IT administrator, failures, breakdowns, continued substandard performance or other material and adverse events affecting any such IT Systems that have caused any substantial disruption of or material interruption in or to the use of such IT Systems which disrupted the Target Company’s Business. The Target Company uses efforts designed to protect the IT Systems from becoming infected by, and to the Knowledge of the Owners, the IT Systems are free of, any virus, worm, Trojan horse, automatic restraint, time bomb or any other unintended, malicious feature or function designed to cause the erasing, destroying, or corrupting of software, systems, databases, or data.

(h)    Other than as part of a commercial software program provided by a software vendor (including software provided on a cloud service basis), to the Knowledge of the Owners, the Target Company does not use any open source software except as would not result in a Material Adverse Effect. To the Knowledge of the Owners, no Target Company Owned Intellectual Property is subject to any open source license except as would not result in a Material Adverse Effect.

(i)    To the Knowledge of the Owners, the Target Company has proper licenses to all third party software (including software provided on a cloud service basis) used in its business, and the licenses are the correct type and are sufficient to cover the actual number of Target Company users (seats), locations, use cases and activities taken in connection therewith, except as would not result in a Material Adverse Effect.

3.21        Privacy and Data Security.

(a)    The Target Company is, and at all times has been, in material compliance with (A) all federal, state, local and foreign Laws pertaining to (i) data security, cyber security, and e-commerce; (ii) the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Data (referred to collectively in this Agreement as “Data Activities”) ((i) and (ii) together, and together with the Data Protection Laws, “Privacy Laws”); and (B) all Contracts (or portions thereof) to which the Target Company is a party that are applicable to Data Activities (collectively, “Privacy Agreements”). The Target Company is, and at all times has been, in compliance with the PCI Security Standards Council’s Payment Card Industry Data Security Standard and all other applicable rules and requirements by the PCI Security Standards Council, by any member thereof, or by any entity that functions as a card brand, card association, payment processor, acquiring bank, merchant bank or issuing bank, including, without limitation, the Payment Application Data Security Standards and all audit and filing requirements (collectively, “PCI Requirements”).

(b)    The Target Company has implemented written policies relating to Data Activities, including, without limitation, a publicly posted website privacy policy, mobile app privacy policy, and a comprehensive information security program that includes appropriate written information security policies (“Privacy and Data Security Policies”). At all times, the Target Company has been and is in compliance with all such Privacy and Data Security Policies. Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement will violate any of the Privacy Agreements, Privacy and Data Security Policies or any applicable, Privacy Laws.

(c)    The Target Company has collected, used, and disclosed all Personal Data in accordance with applicable Privacy Laws, Privacy and Data Security Policies in effect at the time of the collection of such Personal Data, and Privacy Agreements. Neither applicable Privacy Laws, Privacy and Data Security Policies, nor Privacy Agreements restrict the transfer of any Personal Data to the Acquirer. Assuming Acquirer is not otherwise prohibited by Law or contractually obligated otherwise, Acquirer may use such Personal Data in at least the same manner as the Target Company.

(d)    To the Knowledge of the Owners, there is no pending, nor has there ever been any, complaint, audit, proceeding, investigation, or claim against the Target Company initiated by (a) any Person or entity; (b) the United States Federal Trade Commission, any state attorney general or similar state official; (c) any other governmental entity, foreign or domestic; or any regulatory or self-regulatory entity – alleging that any Data Activity of the Target Company: (i) is in violation of any applicable Privacy Laws, (ii) is in violation of any Privacy Agreements, (iii) is in violation of any Privacy and Data Security Policies, or (iv) otherwise constitutes an unfair, deceptive, or misleading trade practice.

(e)    At all times, the Target Company has taken commercially reasonable steps (including, without limitation, implementing, maintaining, and monitoring compliance with government-issued or industry standard measures with respect to administrative, technical and physical security) to ensure that all Personal Data and Confidential Information in its possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. There has been no unauthorized access, use, or disclosure of Personal Data or Confidential Information in the possession or control of the Target Company or, to the Knowledge of the Owners, any entity that processes Personal Data on behalf of the Target Company, nor has there been any unauthorized intrusions or breaches of security into the Target Company’s systems.

(f)    The Target Company contractually requires all third parties, including, without limitation, vendors, Affiliates, and other Persons providing services to the Target Company that have access to or receive Personal Data from or on behalf of the Target Company to comply with all applicable Privacy Laws, and to take all reasonable steps to ensure that all Personal Data in such third parties’ possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse.

(g)    The Target Company has provided notifications to, and has obtained consent from, Persons regarding their Data Activities where such notice or consent is required by Privacy Laws. The Target Company’s collection of Personal Data or other information from third parties is in accordance with any requirements from such third parties, including written website terms and conditions. The Target Company has not (i) received written communication from any website owner or operator that the Target Company’s access to such website is unauthorized; (ii) entered into a written agreement with any website owner or operator prohibiting scraping activity; (iii) accessed any website’s information through illicitly circumventing a password requirement or similar technological barrier; or (iv) scraped any data from a website that has a clickwrap agreement prohibiting such activity.

(h)    The Target Company is, and at all times has been in compliance with all Laws pertaining to sales, marketing, and electronic and telephonic communications, including, without limitation, the CAN-SPAM Act, the Telephone Consumer Protection Act, and the Telemarketing Sales Rule, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.22        Suppliers.

(a)    Schedule 3.22(a) sets forth a true, correct and complete list of the aggregate of the Target Company’s ten (10) largest suppliers, as measured by the dollar amount of purchases therefrom or thereby, for the fiscal years ended December 31, 2020, and December 31, 2021.

(b)    Since December 31, 2019, no supplier listed on Schedule 3.22(a) has (i) terminated its relationship with the Target Company, (ii) notified the Target Company in writing of its intention to take any such action, or (iii) to the Actual Knowledge of the Owners, become insolvent or subject to bankruptcy proceedings. There are no material disputes with any supplier listed on Schedule 3.22(a).

3.23        Employees.

(a)    Schedule 3.23(a) sets forth a true, correct and complete list of the employees and independent contractors of the Target Company as of June 30, 2022, with actual or potential annual compensation (including salary, annualized wages, bonuses, or other incentive compensation) in excess of $100,000, including the name, title, current salary or compensation rate for each such Person and total compensation (including bonuses) paid to each such Person for the fiscal year ended December 31, 2021. Unless indicated in such list, no employee or independent contractor included in such list (i) is currently on leave, (ii) has given written notice of his or her intent to terminate his or her relationship with the Target Company, or (iii) has received written notice of such termination from the Target Company. To the Actual Knowledge of the Owners, no Key Employee intends to terminate his or her relationship with the Target Company prior to or within six (6) months following the Closing Date.

(b)    Except as disclosed on Schedule 3.23(b), the Target Company is not a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of the Target Company, non-competition agreement restricting the activities of the Target Company, or any similar agreement, and to the Knowledge of Owners, there has been no activity or proceeding by a Union or representative thereof to organize any employees of the Target Company.

3.24        Employment Matters.

(a)    Schedule 3.24(a) sets forth a true and complete list of every employment agreement, commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Target Company now in effect or under which the Target Company has or might have any obligation, or any understanding between the Target Company and any employee concerning the terms of such employee’s employment that does not apply to the Target Company’s employees generally (collectively, “Labor Agreements”). The Target Company has previously delivered to the Acquirer true and complete copies of each such Labor Agreement, any employee handbook or policy statement of the Target Company, and complete and correct information in all material respects concerning the Target Company’s employees and individual independent contractor or consultants. Schedule 3.24(a) sets forth a true and complete list of the names, business addresses and titles of the directors and officers of the Target Company.

(b)    Except as disclosed on Schedule 3.24(b) (arranged in subsections corresponding to the subsections set forth below):

(i)    all employees of the Target Company are employees at will, and the employment of each employee by the Target Company may be terminated immediately by the Target Company, as applicable, without any cost or liability except severance in accordance with the Target Company’s standard severance practice as disclosed on Schedule 3.24(b);

(ii)    to the Knowledge of the Owners, no employee of the Target Company has any plans to terminate his or her employment now or in the near future, whether as a result of the transactions contemplated hereby or otherwise;

(iii)    to the Knowledge of the Owners, no employee of the Target Company, in the ordinary course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(iv)    The Target Company is not a party to any collective bargaining agreement or other Contract with a Union or has any material labor relations problems, and there is no pending representation question or Union organizing activity respecting employees of the Target Company.

(c)    The Target Company has complied with all Labor Agreements and all applicable laws relating to employment or labor, including without limitation all laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration (including without limitation I-9 and E-Verify requirements), work authorizations, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. To the Knowledge of Owners, there is no legal prohibition with respect to the permanent residence of any employee of the Target Company in the United States or his or her permanent employment by the Target Company and, to the Knowledge of the Owners, all Target Company employees are legally authorized to work in the United States. The Target Company has properly classified and treated all of their employees as exempt or non-exempt under the federal Fair Labor Standards Act and state and local wage and hour laws. The Target Company has not incurred any liability under the WARN Act. No present or former employee, officer, or director of the Target Company has any claim against the Target Company for any matter including for wages, salary, or vacation or sick pay, or otherwise under any Labor Agreement (other than amounts that have not yet become due and payable and will be provided in the ordinary course of the relationship as contemplated in such Labor Agreement). All accrued obligations of the Target Company applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Target Company to any trust or other fund or to any Authority, with respect to unemployment or disability compensation benefits, social security benefits, under ERISA or otherwise, have been paid or adequate accruals therefor have been made.

(d)    Schedule 3.24(d) sets forth all Actions, proceedings, governmental investigations or administrative proceedings of any kind against the Target Company of which the Target Company has been notified within three (3) years preceding the date of this Agreement regarding its employees, independent contractors, or consultants including without limitation any such Actions, proceedings, governmental investigations or administrative proceedings of any kind related to the Target Company’s employment practices or operations as they pertain to conditions of employment, unfair labor practices, employment discrimination, harassment, retaliation, whistleblowing, equal pay, health and safety, overtime compensation, unemployment insurance, workers compensation insurance, or any other employment related matter before any Authority, including the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor, the Occupational Safety and Health Administration, and/or state or local equivalents. The Target Company (i) has reasonably promptly investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which the Target Company are aware, (ii) has taken reasonably prompt corrective action that is reasonably calculated to prevent further improper action in response to each such allegation with potential merit, and (iii) is not aware of any allegations relating to officers, directors, executives, or other key employees of the Target Company that, if known to the public, would bring the Target Company into material disrepute.

(e)    Except as set forth in Schedule 3.24(e), there are no material pending or, to the Knowledge of the Owners, threatened claims or proceedings against the Target Company under any worker’s compensation policy or long-term disability policy.

(f)    Except as disclosed on Schedule 3.24(f), since December 31, 2019 there have been no “employment losses” as defined under the WARN Act (or any other applicable state and local plant closing/mass layoff law or ordinance) as to any employees of the Target Company or any Subsidiary within the six (6) month period prior to Closing.

(g)    Except as disclosed on Schedule 3.24(g), in the past five (5) years the Target Company has not received any notice, complaint, or citation from the federal Occupational Safety and Health Administration or any state or local equivalent, or by or on behalf of any Target Company employee, related to occupational health and safety laws applicable to Target Company employees.

3.25        Withholding

. All obligations of the Target Company applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, or attributable to payments by the Target Company to trusts or other funds or to any Authority, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made as required under U.S. GAAP on the Target Company Financial Statements, determined without regard to any provision of the 2020 Tax Acts. All reasonably anticipated obligations of the Target Company with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by Contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Target Company as they become due in the ordinary course, determined without regard to any provision of the 2020 Tax Acts.

3.26        Employee Benefits and Compensation.

(a)    Schedule 3.26(a) sets forth a true, correct and complete list of each “employee benefit plan” (as defined in Section 3(3) of ERISA), bonus, deferred compensation, equity-based or non-equity-based incentive, severance or other plan or written agreement relating to employee, independent contractor, or director benefits, compensation, or fringe benefits, currently maintained or contributed to by the Target Company and/or with respect to which the Target Company has any liability or obligation or could incur any direct or indirect, fixed or contingent liability (each a “Plan” and collectively, the “Plans”). Schedule 3.26(a) specifies the entity plan sponsor or contracting party for each Plan. Each Plan is and has been maintained in compliance with all applicable laws, including but not limited to ERISA, in all material respects, and has been administered and operated in all material respects in accordance with its terms.

(b)    Each Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination, opinion, or advisory letter from the Internal Revenue Service and, to the Knowledge of the Owners, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. Full payment has been made of all amounts which the Target Company was required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due).

(c)    To the Knowledge of the Owners, neither the Target Company nor any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively), has engaged in any transaction in connection with any Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. The Target Company has not maintained any Plan (other than a Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code) which provides benefits with respect to current or former employees or directors following their termination of service with the Target Company (other than as required pursuant to COBRA). Each Plan subject to the requirements of COBRA has been operated in compliance therewith in all material respects.

(d)    Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall, individually, in the aggregate or in connection with any other event, (a) result in any payment becoming due to any officer, employee, consultant or director of the Target Company, (b) increase or modify any benefits otherwise payable by the Target Company to any employee, consultant or director of the Target Company, or (c) result in the acceleration of time of payment or vesting of any such benefits. No material liability, claim, investigation, audit, action or litigation has been incurred, made, commenced or, to the Knowledge of the Owners, threatened, by or against any Plan or the Target Company with respect to any Plan.

(e)    No Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and the Target Company has not been obligated to contribute to any multiemployer plan. The Target Company has never sponsored or maintained a plan subject to Title IV of ERISA nor does it have any actual or contingent liability relating to any plan subject to Title IV of ERISA.

(f)    Except as disclosed on Schedule 3.26(f), the Target Company does not sponsor or maintain any unfunded non-tax qualified Plan which provides a pension or retirement benefit to any employee.

(g)    The Target Company has not made any commitment to create or cause to exist any employee benefit plan which is not listed on Schedule 3.26(g), or to modify, change or terminate any Plan (other than as may be necessary for compliance with applicable law).

(h)    Except as disclosed on Schedule 3.26(h), the Target Company does not have any plan, arrangement or agreement providing for “deferred compensation” that is subject to Section 409A of the Code. Each Plan subject to Section 409A of the Code has been operated and maintained in compliance therewith in all material respects at all times.

(i)    With respect to each Plan, the Target Company has delivered or caused to be delivered to Acquirer and its counsel true and complete copies of the following documents, as applicable, for each respective Plan: (i) all Plan documents, with all amendments thereto; (ii) the current summary plan description with any applicable summaries of material modifications thereto as well as any other material employee or government communications; (iii) all current trust agreements and/or other documents establishing Plan funding arrangements; (iv) the most recent IRS determination, opinion, or advisory letter; (v) the three most recently prepared IRS Forms 5500; (vi) the three most recently prepared financial statements; and (vii) all material related contracts, including without limitation, insurance contracts, service provider agreements and investment management and investment advisory agreements.

3.27        Real Property.

(a)    Schedule 3.27(a) sets forth a true, correct, and complete description (including the address thereof, the applicable owner thereof, and the use thereof) of all Real Property owned by the Target Company (the “Owned Real Property”). With respect to each Owned Real Property, (i) the Target Company has valid, good and marketable fee simple title to such Owned Real Property, free and clear of all Liens, except for Permitted Liens, (ii) the Target Company has not leased, subleased, licensed or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) other than the right of the Acquirer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; (iv) the Target Company has not received any written notice of any, and to the Knowledge of the Owners, there are no existing, pending or threatened condemnation or eminent domain proceedings relating to any portion of the Owned Real Property; and (v) to the Knowledge of the Owners, the Target Company has not breached or violated any local zoning ordinance, and no written notice from any Person has been received by the Target Company or served upon the Target Company claiming any violation of any local zoning ordinance. The Target Company is not a party to any agreement or option to purchase any Real Property or material interest therein. To the extent any are in the possession of or reasonably available to the Target Company, copies of any title insurance policies (together with copies of any documents of record listed as exceptions to the title on such policies) currently insuring each Owned Real Property and copies of the most recent surveys of the same have been made available to the Acquirer.

(b)    Schedule 3.27(b) sets forth a true, correct and complete list (including the address thereof, the applicable lessee thereof, and use thereof) of all of the Real Property leased or subleased by the Target Company (the “Leased Real Property”) as well as a list of all leases, subleases, licenses, occupancy agreements or other agreements (including all amendments thereto and guaranties thereof) pursuant to which the Target Company leases or subleases any Real Property (collectively, “Leases”). True and correct copies of all such Leases have been made available to the Acquirer. With respect to each of the Leases: (i) it is a valid, legal and binding obligation of the Target Company generally enforceable in accordance with its terms against the Target Company and, to the Actual Knowledge of the Owners, each other party thereto and is in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) no waiver, indulgence or postponement of the lessees’ obligations thereunder have been granted by the lessors; (iv) there exists no breach or default, or event of default, thereunder by the Target Company or, to the Actual Knowledge of the Owners, by any other party thereto, except for such breaches, defaults or events of default that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (v) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a breach or default, or event of default, by the Target Company thereunder, except for such occurrences, conditions or acts that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and (vi) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. There are (x) no written or oral subleases, concessions or other contracts granting to any Person other than the Target Company the right to use or occupy any Leased Real Property and (y) no outstanding options or rights of first refusal to purchase all or a portion of such properties. The Target Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any Lease or interest therein; and the estate or interest created by such Lease in favor of the Target Company is free and clear of all Liens. The Target Company has not received any written notice of any, and to the Actual Knowledge of the Owners, there are no existing, pending or threatened condemnation or eminent domain proceedings relating to any portion of the Leased Real Property. The Target Company has not received any written notice from any Person that any Leased Real Property is in violation of any local zoning ordinance and to the Actual Knowledge of the Owners, no Leased Real Property violates any local zoning ordinance.

(c)    The buildings, structures, improvements and fixtures located on the Owned Real Property and the Leased Real Property (the “Improvements”) and all building systems and equipment related to the business located on the Owned Real Property and the Leased Real Property are in good operating conditions and repair in all material respects and are adequate and suitable for the purposes for which they are presently being used. There are no material repair or restoration works likely to be required in connection with any of the Improvements located on the Owned Real Property. There are no material repair or restoration works likely to be required in connection with any Improvements located on the Leased Real Property for which the Target Company is liable for or obligated to perform under the applicable Lease. The Target Company is in physical possession and actual and exclusive occupation of the whole of the Owned Real Property and Leased Real Property, none of which are subleased or assigned to another Person. The Target Company does not owe any brokerage commission with respect to any Real Property.

(d)    The Owned Real Property and the Leased Real Property collectively constitute all interests in real property currently used or currently held for use in connection with the Business.

3.28        Accounts. Schedule 3.28 sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of the Target Company, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

3.29        Tax Matters. Except as set forth in Schedule 3.29: (i) the Target Company has duly and timely filed all Tax Returns (taking into account all available extensions) in all jurisdictions in which Tax Returns are required to be filed by or with respect to it, and has paid all Taxes (whether or not shown on any Tax Returns) which have become due; (ii) all such Tax Returns are true, correct, and complete and accurate in all material respects and disclose all material Taxes required to be paid; (iii) there is no Action, pending or proposed or, to the Knowledge of the Owners, threatened, with respect to Taxes of the Target Company or for which a Lien may be imposed upon the assets of the Target Company (other than liens for Taxes not yet due and payable) and, to the Knowledge of the Owners, no basis exists therefor; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the  Target Company for which a Lien may be imposed on the asset of the Target Company has been waived or extended, which waiver or extension is in effect; (v) the Target has complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes, including sales and use Taxes and amounts required to be withheld for Taxes of employees, independent contractors, creditors, equity holders (including any Owners of the Target Company) or other third parties, and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the  Target Company, determined in each case without regard to any provision of the 2020 Tax Acts; (vi) none of the assets of the  Target Company is required to be treated as owned by another Person for income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or otherwise; (vii) none of the assets of the  Target Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code, “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, or subject to a “TRAC lease” under Section 7701(h) of the Code (or any predecessor provision); (viii) there is no Lien for Taxes upon any of the Target Company’s Equity Interests or on any of the assets of the  Target Company (other than liens for Taxes not yet due and payable); (ix) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement (within the meaning of Section 7121 of the Code or any analogous provision of applicable Law), with respect to the  Target Company; (x) no claim has ever been made by a Taxing Authority in a jurisdiction where the  Target Company has not paid any Tax or filed Tax Returns, asserting that the  Target Company is or may be subject to any Tax or Tax filing obligations in such jurisdiction; (xi) the Target Company has provided to the Acquirer true, complete and correct copies of all income Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after December 31, 2016; (xii) the Target Company is not, nor has ever been, a party to any Tax sharing, Tax allocation or Tax indemnity Contract; (xiii) the Target Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (a) change in method of accounting or use of an improper method of accounting (including pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding Tax Laws of any nation, state or locality) for a taxable period ending on or prior to the Closing Date; (b) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (c) installment sale or open transaction disposition made on or prior to the Closing Date; (d) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19; (e) election under Section 108(i) or Section 965 of the Code; (f) “long-term contracts” that are subject to a method of accounting provided in Section 460 of the Code or any deferred income pursuant to Section 451(c), Section 455 of the Code, or Section 456 of the Code (or any corresponding provision of state or local law), IRS Revenue Procedure 2004-34; (g) interest held in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) or in any partnership on or before the Closing Date; (h) use of the cash method of accounting for Tax purposes; or (i) prepaid or deferred amount received for a Tax period ending on or prior to the Closing Date; (xiv) the Target Company is not, nor has ever been, included in any consolidated, combined or unitary Tax Return; (xv) there are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of the  Target Company or the assets of the  Target Company, no deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against the  Target Company; and to the Knowledge of the Owners, no issue has been raised by a Taxing Authority in any prior Action relating to the  Target Company with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the  Target Company for any other period; (xvi) the Target Company is not a party to any Contract for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by the  Target Company by reason of Section 162 or 404 of the Code; (xvii) during the last two years, the Target Company has not engaged in any exchange under which gain realized on the exchange was not recognized under Section 1031 of the Code; (xviii)  there are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which the  Target Company is a party and that are reasonably likely to be treated as partnerships for federal income Tax purposes; (xix) the Target Company is and has been at all times since their formation treated as C corporations for federal income Tax purposes and for all similar or corresponding state and local income Tax purposes, will remain C corporations for all such purposes up to and including the Closing Date, and have filed all of their Tax Returns consistent with such treatment and no Tax Authority has taken a position inconsistent with such treatment; (xx) the Target Company is not currently, nor will for any period for which a Tax Return has not been filed be, required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 263A of the Code (or any corresponding provisions of state, local or foreign Law) as a result of transactions, events or accounting methods employed prior to the transactions contemplated by this Agreement; (xxi) the Target Company has disclosed on its Tax Returns any Tax reporting position taken which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign Law); (xxii) the Target Company has not consummated, entered into, or participated in, or is currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder; (xxiii) the Target Company has not participated in, or is currently participating in (a) a “Listed Transaction” or a “reportable transaction” (within the meaning of Section 6707A of the Code or Treasury Regulations §1.6011-4 or any predecessor thereof) or any transaction requiring disclosure under a corresponding provision of state, local, or foreign Law or (b) any “nondisclosed noneconomic substance transaction” within the meaning of Section 6662(i)(2) of the Code; (xxiv) the Target Company has not been a party to a transaction that does not have economic substance within the meaning of Section 7701(o) of the Code or that fails to meet the requirements of any similar rule of law as used in Section 6662(b)(6) of the Code; (xxv) the unpaid Taxes of the Target Company (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Balance Sheet (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target Company in filing its Tax Returns; (xxvi) no intangible asset of the  Target Company that is acquired directly or indirectly as a result of the Transactions will be subject to Section 197(f)(9) of the Code; (xxvii) the Target Company is on the accrual method of accounting; (xxvii) after the Merger, the Surviving Corporation will own substantially all the assets (as defined for Code Section 368 and applicable Treasury Regulations) of the Target Company; (xxviii) during the past two (2) years, the Target Company has not distributed the stock of another Person, or had their stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361; (xxix) the Target Company has never had a permanent establishment in any country other than the United States; and (xxx) the Target Company has not claimed any employee retention credit or any other Tax credit or Tax benefits under any provision of the 2020 Tax Acts. No amount may be nondeductible under Section 280G of the Code or result in any excise tax under Section 4999 of the Code.

3.30        Environmental Laws.

(a)    The Target Company is, and for the past three (3) years has been, in material compliance with all Environmental Laws and has not received from any Person any (i) Environmental Notices or Environmental Claims, or (ii) written requests for information pursuant to any Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)    The Target Company has obtained and is in material compliance with all Environmental Permits necessary for the ownership, lease, operation or use of the business and assets as conducted by the Target Company as of the Closing Date.

(c)    Except as set forth in Schedule 3.30(c), to the Knowledge of the Owners, there has been no Release of Hazardous Materials by the Target Company or, to the Knowledge of the Owners, at any real property currently operated or leased by the Target Company, and the Target Company has not received an Environmental Notice that any real property currently operated or leased by the Target Company (including soils, groundwater, surface water, buildings and other structures located on any such real property) has been contaminated with any Hazardous Material, in each case which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or the term of any Environmental Permit by the Target Company.

(d)    To the Knowledge of the Owners, none of the following exists at any of the Owned Real Property or Leased Real Property: (i) underground storage tanks, (ii) friable asbestos-containing material, (iii) materials or equipment containing polychlorinated biphenyls or per- and polyfluoroalkyl substances and owned by the Target Company, (iv) groundwater monitoring wells, drinking water wells, or production water wells, or (v) landfills, surface impoundments, or disposal areas.

(e)    The Target Company (i) has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, released, or exposed any Person to any Hazardous Materials, (ii) does not own or operate any property or facility (including any real property owned, used or leased by the Target Company), nor formerly owned or operated any real property, that is or has been contaminated by any Hazardous Materials, in each case that would give rise to any material liabilities or obligations of the Target Company pursuant to any Environmental Laws, and (iii) has not assumed by contract, consent order or by operation of Law any liability or obligation under any Environmental Law (including any obligation to remediate any release of Hazardous Materials).

(f)    The Target Company has made available to the Acquirer any and all environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the business or assets of the Target Company or any real property or other assets of the Target Company which are in the possession or control of or used by Owners or the Target Company.

(g)    Acquirer acknowledges that some Hazardous Materials are used in the normal course of the Target Company’s business, and that such Hazardous Materials have been in all material respects used in compliance with applicable Environmental Laws consistent with the operation of the Business.

(h)    To the Knowledge of the Owners, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Target Company such as could give rise to any material liability or corrective or remedial obligation of the Target Company under any Environmental Laws or that could be reasonably expected to impact adversely the ownership, use, operation or transferability of any such properties.

3.31        Nuclear Laws. The Target Company is, and has been since January 1, 2019, in compliance in all material respects with all applicable Nuclear Laws. The Target Company has Permits applicable to the Business that are issued by the NRC or any applicable state agency pursuant to the requirements of all Nuclear Laws and all such Permits are in full force and effect. The Target Company has not received any written notification which remains unresolved that it is in violation of any of such Permit, or any order, rule, regulation, or decision of the NRC or applicable state agency with respect to the Business.

3.32        Healthcare.

(a)    The Target Company is, and has been since January 1, 2019, in compliance in all material respects with all applicable healthcare Laws, including the Federal Food, Drug, and Cosmetic Act (“FDCA”); (iii) all federal or state criminal or civil fraud and abuse Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), the Civil Monetary Penalties Law (42 U.S.C. §1320a-7(a)), the Sunshine Act (42 U.S.C. §1320a-7(h)), the Exclusion Law (42 U.S.C. §1320a-7), the Criminal False Statements Law (42 U.S.C. §1320a-7b(a), Stark Law (42 U.S.C. §1395nn), the False Claims Act (31 U.S.C. §§3729 et seq. 42 U.S.C. §1320a-7b(a)), HIPAA, (42 U.S.C. §§1320d et seq.), and any comparable state or local Laws) and; (iv) any applicable state licensing, disclosure and reporting requirements (all of the foregoing, collectively, “Healthcare Laws”). The Target Company has not received written notification of any pending Action from the FDA or any other similar regulatory authority alleging that any operation or activity of the Target Company is in material violation of any applicable Healthcare Law.

(b)    All material preclinical and clinical investigations conducted or sponsored by the Target Company and intended to be submitted to a regulatory authority to support a regulatory approval are being conducted in compliance in all material respects with all applicable Healthcare Laws administered or issued by the applicable Authority, including, as applicable, (i) the FDA regulations for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (ii) applicable FDA requirements for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56 and 312 of the Code of Federal Regulations and (iii) applicable federal, state and foreign Healthcare Laws restricting the use and disclosure of individually identifiable health information, including HIPAA.

(c)    All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other regulatory authority by the Target Company have been so filed, maintained or furnished, and the Target Company has made copies of each of the foregoing available to Acquirer. To the Knowledge of the Owners, all such reports, documents, claims, permits and notices were complete and accurate on the date filed (or were corrected in or supplemented by a subsequent filing). Neither the Target Company nor, to the Knowledge of the Owners, any officer, employee or agent of the Target Company has (i) made an untrue statement of a material fact or any fraudulent statement to the FDA or any other regulatory authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other regulatory authority or (iii) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a reasonable basis for the FDA or any other regulatory authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Target Company nor, to the Knowledge of the Owners, any officer, employee or agent of the Target Company has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. §335a(a) or any similar Healthcare Law or authorized by 21 U.S.C. §335a(b) or any similar Healthcare Law. Neither the Target Company nor, to the Knowledge of the Owners, any officer, employee or agent of the Target Company has been convicted of any crime or engaged in any conduct for which such person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935 or any Healthcare Law. As of the date of this Agreement, no Actions that would reasonably be expected to result in material debarment or exclusion are pending or, to the Knowledge of the Owners, threatened in writing against the Target Company or, to Knowledge of the Owners, any of its officers, employees, contractors, suppliers (in their capacities as such) or other entities or individuals performing research or work on behalf of the Target Company. The Target Company is not party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Authority.

(d)    The Target Company has not received any written notice, correspondence or other communication from the FDA or any other regulatory authority or from any institutional review board requiring the termination, suspension or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Target Company.

(e)    As of the date of this Agreement, no data generated by the Target Company with respect to its products is the subject of any written regulatory Action, either pending or, to the Knowledge of the Owners, threatened, by any Authority relating to the truthfulness or scientific integrity of such data.

(f)    To the Knowledge of the Owners, no product manufactured or distributed by the Target Company is (i) adulterated within the meaning of 21 U.S.C. §351 (or any similar Healthcare Law), or (ii) misbranded within the meaning of 21 U.S.C. § 352 (or any similar Healthcare Law). As of the date of this Agreement, since January 1, 2019, neither the Target Company nor, to the Knowledge of the Owners, any of its respective contract manufacturers has received any FDA Form 483, warning letter, untitled letter, or other similar correspondence or written notice from the FDA or any other regulatory authority alleging or asserting material noncompliance with any applicable Healthcare Laws or Permits issued to the Target Company by the FDA or any other regulatory authority. No manufacturing site owned by the Target Company or, to the Knowledge of the Owners, any of their respective contract manufacturers, is or has been since January 1, 2019, subject to a shutdown or import or export prohibition imposed by FDA or another regulatory authority.

3.33        Finders’ Fees. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of the Target Company or any of their respective Affiliates who will be entitled to any brokerage, finder’s, investment banker, financial advisor or other similar fees, commission or like payment as a result of or in connection with the consummation of the transactions contemplated by this Agreement.

3.34        Powers of Attorney and Suretyships. The Target Company has no general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

3.35        Certain Business Practices. Neither the Target Company, nor any director, officer, agent or employee of any of the Target Company, or any Person acting on behalf of any of the foregoing has, directly or indirectly (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Target Company, nor any director, officer, agent or employee of the Target Company, or any Person acting on behalf of any of the foregoing has, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Target Company or assist the Target Company in connection with any actual or proposed transaction.

3.36        Money Laundering Laws. The operations of the Target Company are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”), and no Action involving the Target Company with respect to the Money Laundering Laws is pending or, to the Knowledge of the Owners, threatened.

3.37        OFAC. Neither the Target Company, nor any director or officer of the Target Company, or any agent, employee, Affiliate or Person acting on behalf of any of the foregoing is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Target Company has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.38        Not an Investment Company. The Target Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

3.39        Information Supplied. None of the information supplied or to be supplied by the Target Company and/or the Owners expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to the Acquirer’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement will, at the date of filing as it may be updated for a future filing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Target Company and/or the Owners). Notwithstanding the foregoing, no representation or warranty is made by the Target Company with respect to statements made or incorporated by reference therein based on information that was not supplied by or on behalf of the Target Company.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE OWNERS

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules, each Owner, severally and not jointly, as to itself only, represents to the Acquirer as of the date hereof and as of the Closing Date as follows:

4.1         Ownership of Interests; Authority.

(a)    Such Owner is the record and beneficial owner of the Equity Interests (in such number, class and series) of the Target Company set forth opposite his, her, or its name on Schedule 4.1(a) and has valid, good and marketable title to such Equity Interests free and clear of any and all Liens, other than transfer restrictions arising from applicable securities laws and applicable agreements. Such Owner is not party to any option, warrant, purchase right, or other contract or commitment that could require such Owner to sell, transfer, or otherwise dispose of the Equity Interests of the Target Company (other than pursuant to this Agreement). Other than as may be set forth in the Organizational Documents of the Target Company, such Owner is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Equity Interests of the Target Company. Upon the consummation of the transactions contemplated by this Agreement, at the Closing, the Acquirer will acquire from such Owner valid, good and marketable title to such Equity Interests free and clear of all Liens, other than Liens created by the Acquirer or transfer restrictions arising from applicable securities laws and applicable agreements.

(b)    Such Owner has full legal capacity, power and authority to execute and deliver this Agreement and the Additional Agreements to which such Owner is a party, to perform such Owner’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Additional Agreements to which such Owner is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Additional Agreement entered into after the date of this Agreement, will be, upon execution thereof), duly authorized by all necessary action on the part of such Owner. This Agreement has been (and each of the Additional Agreements to which each Owner is or will be a party will be, upon execution thereof) duly and validly executed and delivered by such Owner and are, or upon their execution and delivery will be, valid, legal and binding obligations of such Owner, enforceable against each Owner in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c)    Such Owner is not a “foreign person” within the meaning of Section 1445 and 1446(f) of the Code.

4.2         Approvals and Consents. No Consent is required to be made or obtained by such Owner (whether to or from Authority or other Person) in connection with the execution, delivery and performance of this Agreement by such Owner and each of the Additional Agreements and to which he, she or it is a party or the consummation of the transactions contemplated hereby or thereby, except as set forth on Schedule 4.2.

4.3         Non-Contravention. Neither the execution, delivery or performance by such Owner of this Agreement and each of the Additional Agreements to which such Owner is or will be a party, nor the consummation of the transactions contemplated hereby and thereby, will, directly or indirectly (with or without notice or the passage of time or both) (i) contravene, conflict with, constitute a default under or a breach of the Organizational Documents of such Owner if it is not a natural person, (ii) violate or result in a breach of, contravene, conflict with or constitute a default under any provision of any Law or Order to which such Owner, or the Equity Interests of the Target Company owned by any such Owner, or assets owned by such Owner, is subject, (iii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation, or acceleration of any right or obligation of such Owner or any payment or reimbursement or to a loss of any benefit to which such Owner is entitled under any provision of any agreement to which such Owner is a party or by which any of its properties or assets (including any of the Equity Interests of the Target Company) are bound, (iv) result in the creation or imposition of any Lien on any of Owner’s Equity Interests in the Target Company except for any Liens imposed hereunder.

4.4         Litigation. Except as set forth on Schedule 4.4, there is no Action pending or, to the Actual Knowledge of such Owner, threatened, against such Owner or its assets and properties (including the Equity Interests of the Target Company) or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. Such Owner is not subject to any Order that would prevent consummation of the transaction or materially impair the ability of such Owner to perform its obligations hereunder.

4.5         Investment Representations.

(a)    Such Owner is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Such Owner acknowledges that the Acquirer has the right to require evidence of such Owner’s status as an accredited investor, if necessary.

(b)    Such Owner acknowledges that it has prior investment experience or has employed the services of an investment advisory, attorney or accountant to evaluate the merits and risks of such an investment on its behalf, and such Owner represents that it, he or she, as the case may be, understands the highly speculative nature of an investment in shares of Acquirer Common Stock which may result in the loss of the total amount of such investment.

(c)    Such Owner has adequate means of providing for such Owner’s current needs and possible personal contingencies, and such Owner has no need, and anticipates no need in the foreseeable future, for liquidity in such Owner’s investment in shares of the Acquirer Common Stock. Such Owner is able to bear the economic risks of this investment and, consequently, without limiting the generality of the foregoing, such Owner is able to hold the shares of Acquirer Common Stock for an indefinite period of time and has a sufficient net worth to sustain a loss of the entire investment in the event such loss should occur.

(d)    Except as otherwise set forth in Article 5, the Acquirer has not and is not making any representations or warranties to the Owners or providing any advice or information to the Owners (other than information in the Acquirer’s SEC Documents). Such Owner acknowledges that it has retained its own professional advisors to evaluate the tax and other consequences of an investment in the shares of Acquirer Common Stock.

(e)    Such Owner understands and consents to the placement of a legend on any certificate or other document evidencing shares of Acquirer Common Stock delivered to such Owner pursuant to the terms of this Agreement stating that such shares of Acquirer Common Stock has not been registered under the Securities Act and setting forth or referring to the restrictions on transferability and sale thereof. Each certificate evidencing the shares shall bear the legends set forth below, or legends substantially equivalent thereto, together with any other legends that may be required by federal or state securities laws at the time of the issuance of shares of the Acquirer Common Stock pursuant to this Agreement:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

IN ADDITION, THE RIGHT TO SELL THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A REGISTRATION RIGHTS AND LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS.

4.6         Finders’ Fees. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of any Owner or any of their respective Affiliates who will be entitled to any brokerage, finder’s, investment banker, financial advisor or other similar fees, commission or like payment as a result of or in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE ACQUIRER AND MERGER SUB

The Acquirer and Merger Sub hereby represent and warrant to the Owners that as of the date hereof and as of the Closing Date, except as set forth in the corresponding sections or subsections of the Disclosure Schedules:

5.1         Corporate Existence and Power. The Acquirer and the Merger Sub are each a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Acquirer and Merger Sub has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted.

5.2         Corporate Authorization. Subject to the receipt of the Acquirer Stockholder Approval, the execution, delivery and performance by the Acquirer and Merger Sub of this Agreement and the Additional Agreements to which the Acquirer or Merger Sub is or will be a party and the consummation by the Acquirer and Merger Sub of the transactions contemplated hereby and thereby are within the corporate powers of the Acquirer and Merger Sub, as applicable, and have been (or, in the case of any Additional Agreements entered into after the date of this Agreement, will be, upon execution thereof) duly authorized by all necessary corporate action on the part of the Acquirer and Merger Sub. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (A) duly and validly authorized and approved by the Board of Directors of the Acquirer and Merger Sub and (B) determined by the Board of Directors of the Acquirer and Merger Sub as advisable to the Acquirer’s or the Merger Sub’s stockholders, as applicable, and recommended for the Acquirer Stockholder Approval. This Agreement has been (and each of the Additional Agreements to which the Acquirer or Merger Sub, as applicable, is or will be a party will be, upon execution thereof) duly executed and delivered by the Acquirer or Merger Sub, as applicable, and constitutes or will constitute, upon their execution and delivery, as applicable, a valid, legal and binding obligation of the Acquirer or Merger Sub, as applicable, (assuming this Agreement has been and the Additional Agreements to which the Acquirer or Merger Sub, as applicable, is or will be party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other parties thereto), enforceable against the Acquirer or Merger Sub, as applicable, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

5.3         Approval and Consents. No Consent is required to be made or obtained by the Acquirer or Merger Sub (whether to or from any Person or Authority) in connection with the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby, (a) such Consents as may be required under the Exchange Act or the Securities Act, (b) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the NYSE American, (c) the Acquirer Stockholder Approval, and (d) as set forth on Schedule 5.3.

5.4         Non-Contravention. Neither the execution, delivery and performance by the Acquirer and Merger Sub of this Agreement and the Additional Agreements to which the Acquirer or Merger Sub, as applicable, is or will be a party nor the consummation by the Acquirer and Merger Sub of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of the Acquirer’s or the Merger Sub’s Organizational Documents, or (b) subject to the filings and other matters referred to in Section 5.3, contravene or conflict with or constitute a violation of any Law binding upon the Acquirer or Merger Sub, except, in each case, for violations which would not prevent or materially delay the consummation of the transactions contemplated hereby or have an Acquirer Material Adverse Effect.

5.5         Finders’ Fees. Other than Oppenheimer & Co. Inc., there is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of the Acquirer or Merger Sub who might be entitled to any brokerage, finder’s, investment banker, financial advisor or other similar fees, commission or like payment as a result of or in connection with the consummation of the transactions contemplated by this Agreement.

5.6         Litigation and Proceedings. Except as set forth in Schedule 5.6, there are no pending or, to the Knowledge of the Acquirer, threatened, Actions against the Acquirer, Merger Sub, their respective properties or assets, or, to the Knowledge of the Acquirer, any of their respective directors or officers (in their capacity as such) which has not been disclosed in the Acquirer SEC Documents. There are no investigations or other inquiries pending or, to the Knowledge of the Acquirer, threatened Orders against the Acquirer, Merger Sub, their respective properties or assets, or, to the Knowledge of the Acquirer, any of their respective directors or officers (in their capacity as such) which has not been disclosed in the Acquirer SEC Documents. As of the date hereof, the Acquirer and Merger Sub are in compliance with all applicable Laws in all material respects, except as could not, individually or in the aggregate, reasonably be expected to have an Acquirer Material Adverse Effect.

5.7         Issuance of Shares. The Exchange Shares (including the Escrow Shares) when issued in accordance with this Agreement, will be duly authorized and validly issued, will be fully paid and nonassessable, and will be issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Acquirer’s Organizational Documents, or any material Contract to which the Acquirer is a party or otherwise bound.

5.8         Capitalization.

(a)    The authorized share capital of the Acquirer consists of Two Hundred Million (200,000,000) shares of Acquirer Common Stock and Seven Million (7,000,000) shares of Acquirer Preferred Stock. As of the close of business on the day prior to the date of execution of this Agreement, (i) 142,112,766 shares of Acquirer Common Stock and no shares of Acquirer Preferred Stock were issued and outstanding; (ii) no shares of Acquirer Common Stock were held by Acquirer in its treasury, (iii) 7,921,500 shares of Acquirer Common Stock were reserved for issuance under the Acquirer Plan, (iv) 2,645,738 shares of Acquirer Common Stock were issuable upon the exercise of outstanding Acquirer warrants, and (v) 10,906,200 shares of Acquirer Common Stock were issuable upon the outstanding options. All outstanding shares of Acquirer Common Stock are duly authorized, validly issued, fully paid and nonassessable. Except as set forth above, as of the date hereof, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements, or commitments of any character relating to the securities of the Acquirer or obligating the Acquirer to issue or sell any shares of securities of, or any other interest in, the Acquirer including, without limitation on voting agreements and agreements to repurchase, redeem or often acquire any securities of the Acquirer. Except as set forth above, as of the date hereof, the Acquirer does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. All issued and outstanding equity interests of the Acquirer (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Acquirer’s Organizational Documents, and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Acquirer’s Organizational Documents or any Contract to which the Acquirer is a party or otherwise bound. Immediately prior to Closing, Acquirer will amend its Certificate of Incorporation and have not less than Four Hundred Million (400,000,000) shares of authorized capital stock which will be a sufficient amount to consummate the Transactions.

(b)    Stock Awards. As of the close of business on the day prior to the date of execution of this Agreement, an aggregate of 7,921,500 shares of Acquirer Common Stock were reserved for issuance pursuant to Acquirer Stock Options not yet granted under the Acquirer Stock Plans. All shares of Acquirer Common Stock subject to issuance under the Acquirer Plans including the Acquirer Stock Options constituting Merger Consideration to be issued pursuant to Article 2 upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(c)         Voting Debt. No bonds, debentures, notes, or other indebtedness issued by the Acquirer or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of the Acquirer or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Acquirer or any of its Subsidiaries, are issued or outstanding (collectively, the “Acquirer Voting Debt”).

(d)         Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of any of the Acquirer’s Subsidiaries convertible into or exchangeable for Acquirer Voting Debt, capital stock, voting securities, or other ownership interests in the Acquirer or any Subsidiary of Acquirer; (ii) options, warrants, or other agreements or commitments to acquire from the Acquirer or any of its Subsidiaries, or obligations of the Acquirer or any of its Subsidiaries to issue, any Acquirer Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of the Acquirer; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of Acquirer, in each case that have been issued by a Subsidiary of the Acquirer (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Acquirer Subsidiary Securities”).

5.9         Internal Controls; Listing; Financial Statements. The Acquirer maintains systems of “internal control over financial reporting” (as defined under Rules 13a-15 and 15d-15 under the Exchange Act Regulations) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, its principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(a)    Except as disclosed in the Acquirer SEC Documents, the Acquirer Financial Statements (including the related notes and schedules thereto) (i) fairly present in all material respects the financial position of Acquirer and its consolidated subsidiaries, as at the respective dates thereof, and the results of operations, changes in stockholders’ equity and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) comply as to form in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The Acquirer has no off-balance sheet arrangements.

(b)    There are no outstanding loans or other extensions of credit made by the Acquirer to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Acquirer (except normal advances for business expenses in the ordinary course of business).

5.10        Reporting Company. The Acquirer is a publicly-held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the shares of Acquirer Common Stock are registered pursuant to Section 12(b) of the Exchange Act. There is no legal proceeding pending or, to the Knowledge of Acquirer, threatened in writing against the Acquirer by the SEC with respect to the deregistration of the shares of Acquirer Common Stock under the Exchange Act. The Acquirer has taken no action that is designed to terminate the registration of the shares of Acquirer Common Stock under the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquirer SEC Documents. To the Knowledge of the Acquirer, none of the Acquirer SEC Documents or furnished documents on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.11        Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is owned directly by Acquirer.

5.12        Undisclosed Liabilities. The Acquirer has no Liabilities of a nature that would be required under U.S. GAAP to be disclosed on a balance sheet or the notes thereto, except for (i) Liabilities disclosed or reserved against in the balance sheet included in the most recent Acquirer Financial Statements or in the notes to the most recent Acquirer Financial Statements, (ii) Liabilities arising in the ordinary course of business consistent with past practice since the date of the most recent Acquirer Financial Statement, (iii) Liabilities incurred in connection with the Transactions, and (iv) Liabilities that would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.

5.13        Acquirer SEC Documents . The Acquirer has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by the Acquirer with the SEC since January 1, 2020, under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto (the “Acquirer SEC Documents”). The Acquirer SEC Documents were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Acquirer SEC Documents did not at the time they were filed with the SEC (except to the extent that information contained in any Acquirer SEC Document has been or is revised or superseded by a later filed Acquirer SEC Document, then on the date of such subsequent filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 5.13, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. The Acquirer is currently eligible, and will use commercially reasonable efforts to maintain eligibility, to use Form S-3 for secondary offerings.

5.14        Fairness Opinion. The Acquirer has received the opinion of Oppenheimer & Co. Inc. (and, if it is in writing, has provided a copy of such opinion to Target Company) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Exchange Ratio is fair, from a financial point of view, to the Acquirer, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified (the “Fairness Opinion”).

5.15        Undisclosed Liabilities. The audited balance sheet of the Acquirer dated as of March 31, 2022, contained in the Acquirer SEC Documents filed prior to the date hereof is hereinafter referred to as the “Acquirer Balance Sheet.” Neither the Acquirer nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Acquirer Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Acquirer Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.

5.16        NYSE American Compliance. The Acquirer is in compliance in all material respects with all of the applicable listing and corporate governance rules of the NYSE American.

5.17        Section 16 Statements. To the Knowledge of the Acquirer, each director and executive officer of the Acquirer has filed with the SEC all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

5.18        Absence of Certain Changes or Events. Since the date of the Acquirer Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or as set forth on Schedule 5.18, the business of the Acquirer and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred any Acquirer Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.

5.19        Compliance; Permits.

(a)    The Acquirer and each of its Subsidiaries are and, since March 31, 2022, have been in compliance with, all Laws or Orders applicable to the Acquirer or any of its Subsidiaries or by which the Acquirer or any of its Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect. Since March 31, 2022, no Governmental Entity has issued any notice or notification stating that the Acquirer or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.

(b)    Permits. The Acquirer and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all Permits except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Acquirer or any of its Subsidiaries is pending or, to the Knowledge of the Acquirer, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect. The Acquirer and each of its Subsidiaries is and, since March 31, 2022, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.

5.20        No Other Representations and Warranties. Except as provided in this Article 5, none of the Acquirer, Merger Sub, or any of their respective Affiliates nor any of their respective directors, officers, employees, equity holders, or representatives has made, or is making, any representation or warranty whatsoever, express or implied, at law or in equity, to the Owners or their respective Affiliates, and any such other representations or warranties are hereby disclaimed by such Persons and no such Persons shall be liable in respect of the accuracy or completeness of any information provided to the Owners.

ARTICLE 6
COVENANTS

6.1        Conduct of the Business of the Parties.

(a)    From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Acquirer and the Target Company shall conduct their respective businesses only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices in al material respects, cause all of its Taxes to be paid as they become due, and shall not enter into any material transactions without the prior written consent of the Other Party or except as set forth on Schedule 6.1(a), and shall use their commercially reasonable efforts to preserve intact their business relationships with employees, clients, suppliers and other third parties.

(b)    Without limiting the generality of the foregoing, from the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, without the Other Party’s prior written consent which shall not be unreasonably withheld, conditioned or delayed or as necessary to consummate any material transaction set forth on Schedule 6.1(b), neither the Acquirer nor the Target Company shall undertake the following:

(i)    amend, restate, modify or supplement any of their Organizational Documents except as specifically contemplated hereby or in the Proxy Statement;

(ii)    amend or modify (other than in the ordinary course of business consistent with past practice), waive any rights under or provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Material Contract; or enter into any Contract that, if in effect as of the date hereof, would constitute a Material Contract, other than Contracts in the ordinary course of business consistent with past practice that do not obligate such party thereto to make annual payments in excess of $25,000 or have a term longer than three (3) years;

(iii)    make any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate, except as contemplated on Schedule 6.1(b)(iii);

(iv)    sell, lease, license or otherwise dispose of its assets;

(v)    pay, declare, set aside, make or promise to pay any distributions with respect to its Equity Interests, except as contemplated on Schedule 6.1(b)(v); or redeem, repurchase or otherwise acquire any of its Equity Interests of the Target Company; or effect any recapitalization, reclassification, or like changes in its capitalization;

(vi)    except as set forth on Schedule 6.1(b)(vi), enter into, amend, modify, or terminate any material employment, independent contractor, consulting, deferred compensation or other similar agreement with any director, officer, employee, or individual independent contractor or consultant (whether or not doing business as an entity) of such party, or authorize any salary increase or change the bonus or profit sharing policies of such party;

(vii)    except as set forth on Schedule 6.1(b)(vii), grant, implement or adopt any retention, change-in-control or other similar payments that are contingent on the recipient providing continued services following the Closing or experiencing a termination without cause following the Closing;

(viii)    enter into, amend, modify, or terminate any collective bargaining agreement or other Contract with a Union;

(ix)    conduct or implement any salary or wage reductions, furloughs, reductions in hours, group terminations, layoffs, or other measures affecting its employees of the Target Company (whether or not arising out of or related to COVID-19);

(x)    except as contemplated on Schedule 6.1(b), obtain or incur any loan or other Indebtedness or guarantee any Indebtedness of any Person, except drawings under its existing lines of credit in the ordinary course of business;

(xi)    create, suffer or incur any Lien, except for Permitted Liens, on its Equity Interests or assets;

(xii)    suffer any damage, destruction or loss of property related to its assets, whether or not covered by insurance;

(xiii)    delay, accelerate or cancel any receivables or Indebtedness owed to it or write off or make further reserves against the same;

(xiv)    except as set forth on Schedule 6.1(a), acquire in any manner any business or other Person or be acquired by any other Person (whether by merger or consolidation, the purchase or sale of an Equity Interest in or a material portion of the assets of or otherwise);

(xv)    allow any material insurance policy protecting its assets to lapse;

(xvi)    amend any of its plans set forth in Section 3.26(a) or fail to continue to make timely contributions thereto in accordance with the terms thereof;

(xvii)    make any change in its accounting principles or methods or write down the value of any Inventory or assets;

(xviii)    change its place of business or jurisdiction of organization;

(xix)    make or extend any loans or advances (other than travel or other expenses advanced to employees in the ordinary course of business not to exceed $10,000 individually or $100,000 in the aggregate) or any capital contributions to or investment in any Person;

(xx)    issue, sell, transfer, or otherwise dispose of any of its Equity Interests (including any capital stock, membership interests or other equity securities) or any securities exchangeable for or convertible into any of its Equity Interests (including options, warrants, rights of conversion or other rights, agreements, arrangements, or commitments obligating it to issue, deliver or sell any Equity Interests);

(xxi)    initiate any Actions or enter into, or propose to enter into, any releases, settlements or compromises of any Actions;

(xxii)    effect or agree to any material change in any practices or terms, including payment terms, with respect to customers or suppliers (including accelerating any accounts receivable or delaying any accounts payable);

(xxiii)    make or change any material Tax election, change any annual Tax accounting periods, amend any Tax Return, prepare or file any Tax Return materially inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including materially inconsistent positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date); settle or otherwise compromise any material claim relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any material dispute relating to Taxes, or request any ruling or similar guidance with respect to Taxes;

(xxiv)    enter into any Contract or arrangement between it, on the one hand, and its stockholders or Affiliate of its stockholders, on the other hand; or

(xxv)    agree to do any of the foregoing.

(c)    From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, neither the Acquirer nor the Target Company shall (i) take or agree to take any action that might make any of its representations or warranties inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being materially inaccurate or misleading in any respect at any such time.

(d)    Prior to the Closing, the Acquirer shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Acquirer’s and Merger Sub’s Organizational Documents, as applicable.

6.2        Intentionally Omitted.

6.3        Access to Information. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Acquirer and the Target Company shall (a) provide to the Other Party, its legal counsel and other Representatives reasonable access to its offices, properties and Books and Records, (b) furnish to the Other Party, its legal counsel and other Representatives such information relating to its business as such Persons may reasonably request and (c) cause its employees, legal counsel, accountants and Representatives of the Target Company to reasonably cooperate with the Other Party in its investigation of its business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given hereunder and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the Other Party’s business. Neither the Acquirer, the Target Company, nor any their respective Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention. Prior to the Closing, Acquirer and its Representatives shall not contact or communicate with the employees, contractors, customers, suppliers, regulators and other business relations of the Target Company in connection with the transactions contemplated hereby except (i) in connection with obtaining any Consent required in connection with this Agreement or the transactions contemplated hereby, or (ii) with the prior written consent of the Target Company (which shall not be unreasonably withheld, conditioned or delayed), provided that the Target Company shall have the right to have a Representative present during any such contact in the event that it consents to such contact.

6.4        Notices of Certain Events by Owners. The Acquirer and the Target Company shall promptly notify the Other Party of:

(a)    any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges hereunder to any such Person or create any Lien on the Acquirer’s or Target Company’s Equity Interests, assets or liabilities;

(b)    any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c)    any Actions commenced or threatened against, relating to or involving or otherwise affecting any Party, Equity Interests of the Acquirer or the Target Company, or the Acquirer’s or the Target Company’s assets, liabilities, or their respective businesses or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d)    the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in an Acquirer Material Adverse Effect or Material Adverse Change;

(e)    the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by such Party to be false or misleading in any respect or to omit or fail to state a material fact; and

(f)    if it becomes aware of any fact or condition that constitutes a breach of any representation or warranty made in Article 3 or Article 4 or any covenant that would cause the conditions set forth in Article 8, as applicable, not to be satisfied as of the Closing Date.

6.5        Annual and Interim Financial Statements; Additional Financial Information. After the date hereof and prior to the Closing, in addition to the Target Company Financial Statements, the Target Company shall provide the Acquirer with interim financial information of the Target Company no later than forty (40) calendar days following the end of each three-month quarter ending after the Balance Sheet Date prepared under U.S. GAAP in accordance with requirements of the Public Company Accounting Oversight Board for public companies and the corresponding quarterly periods for 2020 and 2021 (the “Required Financial Statements”). If the Target Company does not deliver the the Required Financial Statements as required by this Section 6.5, the Acquirer shall have the right to terminate this Agreement in accordance with Section 11.1(c) hereof. Required Financial Statements shall be accompanied by a certificate of Thijs Spoor, on behalf of the Target Company, to the effect that all such financial statements fairly present the financial position and results of operations of the Target Company as of the date or for the periods indicated, prepared under U.S. GAAP in accordance with requirements of the Public Company Accounting Oversight Board, except as otherwise indicated in such statements and subject to year-end audit adjustments (other than in the case of audited financial statements). The Target Company will promptly provide additional financial information requested by the Acquirer for inclusion in the Proxy Statement and any other filings to be made by the Acquirer with the SEC. If requested by the Acquirer, such information must be reviewed or audited by the Target Company’s auditors.

6.6        Employees of the Target Company. The Target Company shall satisfy all obligations of the Target Company applicable to its employees accrued under U.S. GAAP, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Target Company to any trust or other fund or to any Authority, with respect to, social security insurance benefits, unemployment or disability compensation benefits or otherwise.

6.7         Restrictive Covenants.

(a)    Non-Competition. Each Owner of more than five percent (5%) of the outstanding capital stock of the Target Company as of the Closing Date (each, a “Significant Owner” and, collectively, the “Significant Owners”) agrees that, during the Restricted Period, such Owner shall not, and shall cause such Owner’s Affiliates not to, (a) engage directly or indirectly in the Restricted Business anywhere in the Restricted Territory; or (b) directly or indirectly be or become an officer, director, stockholder, owner, Affiliate, partner, member, investor, joint venture, employee, agent, representative, consultant, lender, advisor, manager of, for or to, or otherwise be or become associated with or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any Person that engages directly or indirectly in the Restricted Business anywhere in the Restricted Territory; provided, however, that any Significant Owner may, without violating this Section 6.7(a), own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in the Restricted Business if (i) such shares are actively traded on an established national securities market in the United States or any other foreign securities exchange, (ii) the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by the applicable Significant Owner and the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by such Significant Owner’s Affiliates collectively represent less than three percent (3%) of the total number of shares of such corporation’s capital stock outstanding, and (iii) neither such Significant Owner nor any Affiliate of such Significant Owner is otherwise associated directly or indirectly with such corporation or with any Affiliate of such corporation.

(b)    Non-Solicitation of Customers and Other Business Relations. During the Restricted Period, each Significant Owner shall not, and shall cause such Significant Owner’s Affiliates not to, directly or indirectly solicit, induce or attempt to induce any Person who, during the preceding two-year period, has a business relationship with the Target Company, Acquirer, or any of their Affiliates (including any customer, licensee, supplier, manufacturer or vendor) (i) to cease doing business with Acquirer, the Target Company, or any of their Affiliates, or (ii) to diminish or materially alter in a manner harmful to the Acquirer, the Target Company, or any of their Affiliates such Person’s relationship with the Acquirer, the Target Company, or any of their Affiliates, or (iii) to purchase, contract for or receive any products or services from any Person (other than the Acquirer, the Target Company, or any of their Affiliates) that engages in the Restricted Business anywhere within the Restricted Territory; provided, however, that nothing contained in this Section 6.7(b) shall prevent any Significant Owner from contracting with a third party who has or had a business relationship with Acquirer, the Target Company or its Affiliates if such contracting does not adversely affect such third party’s business relationship with the Acquirer, the Target Company, or their Affiliates.

(c)    Hiring or Solicitation of Employees and Contractors. Each Significant Owner agrees that, during the Restricted Period, such Significant Owner shall not, and shall cause such Significant Owner’s Affiliates not to: (a) directly or indirectly hire any employee, independent contractor, or consultant or any person who was an employee, independent contractor, or consultant of the Target Company within the preceding six (6) months, or (b) directly or indirectly encourage, induce, attempt to induce, solicit or attempt to solicit (on such Significant Owner’s own behalf or on behalf of any other Person) any employee, independent contractor, or consultant to leave or curtail his or her employment or engagement with the Acquirer, the Target Company, or any of their Affiliates. Notwithstanding the foregoing, this Section 6.7(c) shall not prevent any Significant Owner from undertaking general solicitations of employment not targeted at employees, independent contractors, or consultants of the Acquirer, the Target Company, or any of their Affiliates (so long as the applicable Significant Owner does not, directly or indirectly, hire any such employee, independent contractor, or consultant).

(d)    Confidentiality. During the Restricted Period, each Significant Owner will keep confidential any Confidential Information (as defined below) which is now or which hereafter may become known to such Significant Owner, as a result of such Significant Owner’s ownership interest in or employment with the Target Company, and shall not at any time during the Restricted Period, directly or indirectly, disclose any such information to any Person or use the same in any way other than in connection with the business of Acquirer, the Target Company, or their Affiliates. For purposes of this Section 6.7(d), “Confidential Information” shall mean any proprietary or confidential information of the Target Company, including but not limited to any trade secrets, research and development, confidential or secret designs, website technologies, content, processes, formulae, plans, manuals, devices, machines, know-how, methods, compositions, ideas, improvements, financial and marketing information, costs, pricing, sales, sales volume, salaries, methods and proposals, customer and prospective customer lists, customer identities, customer volume, or customer contact information, identity of key personnel in the employ of customers and prospective customers, amount or kind of customer’s purchases from the Target Company, manufacturer lists, manufacturer identities, manufacturer volume, or manufacturer contact information, identity of key personnel in the employ of manufacturers, amount or kind of the Target Company’s purchases from manufacturers, system documentation, hardware, engineering and configuration information, computer programs, source and object codes (whether or not patented, patentable, copyrighted or copyrightable), related software development information, inventions or other confidential or proprietary information belonging to the Target Company or directly or indirectly relating to the Target Company’s business and affairs. Notwithstanding the foregoing, the restrictions set forth herein shall not be applicable to any information which (i) is or becomes generally available to the public other than as a result of a disclosure by any Significant Owner, or (ii) becomes available to the applicable Significant Owner on a non-confidential basis from a source other than Acquirer, the Target Company, or their Affiliates or any of their respective officers, directors, agents or employees, provided that the source of such information is not known by such Significant Owner to be bound by a confidentiality agreement with or other obligation of secrecy to Acquirer, the Target Company, or their Affiliates or another party.

(e)    Non-Disparagement. During the Restricted Period, each Significant Owner shall not, and shall cause such Significant Owner’s Affiliates not to, directly or indirectly disparage the Acquirer, the Target Company, or their Affiliates in any way that would adversely affect the goodwill, reputation, or business relationships of Acquirer, the Target Company, or their Affiliates with the public generally, or with any customer, manufacturer, client, employee, independent contractor, supplier, licensee, advertiser or vendor of Acquirer, the Target Company, or any of their Affiliates, with the intent to harm such Person or relationship, provided that no Significant Owner shall be prevented from providing true testimony to the extent determined by counsel is required by any legal proceeding (or in any discovery in connection therewith) or investigation by a governmental authority.

(f)    Additional Definitions. As used in this Section 6.7, the following terms shall have the meanings set forth in this Section 6.7(f):

(i)    “Restricted Business” shall mean (i) the Business and any other business conducted or proposed to be conducted by the Target Company as of the Closing Date and (ii) the business conducted or proposed to be conducted by the Acquirer, the Target Company, and/or their Affiliates as of the Closing.

(ii)    “Restricted Period” means the two (2) year period beginning on the Closing Date; provided, however, that in the event of any breach on the part of any Significant Owner of any provision of this Section 6.7, the Restricted Period applicable to such Significant Owner shall be automatically extended by a number of days equal to the total number of days in the period from the date on which such breach shall have first occurred through the date as of which such breach shall have been fully cured.

(iii)    “Restricted Territory” means: (a) each State and territory of the United States of America, including Washington, D.C.; (b) each country which is a member of the European Union; (c) the Republic of South Korea; and the Russian Federation.

(g)    Other Terms.

(i)    Reasonableness and Relief. Each Significant Owner acknowledges that the restrictions contained in this Agreement are a material and substantial part of the Transaction contemplated by this Agreement (supported by adequate consideration), and are fair, reasonable and necessary for the protection of the Acquirer’s and the Target Company’s legitimate business interests. Each Significant Owner further acknowledges that: (a) each Significant Owner is deriving substantial economic benefit from the receipt of Exchange Shares in connection with the Transaction; (b) each Significant Owner is entering into this Agreement solely in connection with the receipt of Exchange Shares and not in connection with any contemplated employment with Acquirer or any of its Affiliates; and (c) a breach of any of such covenants or any other provision of this Section 6.7 will result in irreparable harm and damage to the Acquirer, the Target Company, or their Affiliates that cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity (including, without limitation, money damages from any Significant Owner), Acquirer shall be entitled to a temporary restraining order, preliminary injunction or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any Significant Owner from breaching any such covenant or provision or to specifically enforce the provisions hereof, without the need to post any bond or other security. The Acquirer and the Significant Owners agree that each Significant Owner shall be severally liable for any such Significant Owner’s breach of the provisions of this Section 6.7, and shall not be jointly liable for any other Significant Owner’s breach of this Section 6.7 except to the extent such non-breaching Significant Owner contributed in some way to or conspired with the breaching Significant Owner with respect to such other Significant Owner’s breach of this Section 6.7.

(ii)    Independence of Obligations. Each Significant Owners’ obligations under this Section 6.7 are absolute and shall not be terminated or otherwise limited by virtue of any breach (on the part of Acquirer, the Target Company, any of their Affiliates or any other Person) of any other provision of this Agreement or any other agreement, or by virtue of any failure to perform or other breach of any obligation of Acquirer, the Target Company, any of their Affiliates or any other Person. In addition, the covenants and obligations of each Significant Owner set forth in this Section 6.7 shall be construed as independent of any other agreement or arrangement between each Significant Owner, on the one hand, and Acquirer, the Target Company, or any of their Affiliates, on the other hand, and except as otherwise required by law, the existence of any claim or cause of action by any Significant Owner against Acquirer, the Target Company, or any of their Affiliates shall not constitute a defense to the enforcement of the covenants or obligations in this Section 6.7 against such Significant Owner.

(iii)    Advice of Counsel. Each Owner acknowledges that it has either been represented by independent legal counsel or that it has waived its right to obtain advice of legal counsel in connection with the transactions contemplated by this Agreement.

(iv)    Specific Performance. The Owners agree that irreparable damage would occur in the event that any of the provisions of this Section 6.7 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Acquirer shall be entitled to an injunction or injunctions to prevent breaches of this Section 6.7 and to enforce specifically the terms and provisions of this Section 6.7 in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

6.8         Tax Matters.

(a)    In the case of any taxable period that begins before and ends after the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, gain, receipts, capital, sales, or payroll of the Target Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date.  The amount of any other Taxes of the Target Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(b)     The Target Company, at its own expense, shall prepare, or cause to be prepared, and file, or cause to be filed (taking into account all extensions properly obtained), all Tax Returns required to be filed by the Target Company after the Closing Date (taking into account extensions) for all Pre-Closing Tax Periods (other than Straddle Periods) and the Target Company shall pay and discharge all Taxes shown to be due by the Target Company on such Tax Returns, subject to the rights of an Indemnified Party under Article 9.  Unless otherwise required by Law, any such Tax Return shall be prepared in a manner consistent with past practice of the Target Company, and such Tax Return (other than payroll Tax Returns) shall be submitted by the Target Company to Acquirer (together with schedules, statements and, to the extent requested by Acquirer, supporting documentation) at least thirty (30) days prior to the due date (including extensions) of such Tax Return. If Acquirer objects to any item on any such Tax Return, it shall, within ten (10) days after delivery of such Tax Return, notify the Target Company in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Acquirer and the Target Company shall negotiate in good faith and use their commercially reasonable efforts to resolve such items. If Acquirer and the Target Company are unable to reach such agreement within ten (10) days after receipt by the Target Company of the notice of objection, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within ten (10) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items at least three (3) days before the due date for such Tax Return, the Tax Return shall be filed as prepared by the Target Company and then amended to reflect the Independent Accountant's resolution. The costs, fees, and expenses of the Independent Accountant shall be borne one-half by Acquirer and one-half by the Target Company.

(c)    Acquirer shall prepare, or cause to be prepared, and file, or cause to be filed (taking into account all extensions properly obtained), all Tax Returns required to be filed by the Target Company after the Closing Date with respect to any Straddle Period and the Target Company shall pay and discharge all Taxes shown to be due on such Tax Returns, subject to the rights of an  Indemnified Party under Article 9.  Unless otherwise required by Law, any such Tax Return shall be prepared in a manner consistent with past practice of the Target Company, and such Tax Return (other than payroll Tax Returns) shall be submitted by the Acquirer to the Target Company (together with schedules, statements and, to the extent requested by the Target Company, supporting documentation) at least thirty (30) days prior to the due date (including extensions) of such Tax Return. If the Target Company objects to any item on any such Tax Return, it shall, within ten (10) days after delivery of such Tax Return, notify Acquirer in writing that it objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Acquirer and the Target Company shall negotiate in good faith and use their commercially reasonable efforts to resolve such items. If Acquirer and the Target Company are unable to reach such agreement within ten (10) days after receipt by Acquirer of the notice of objection, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within ten (10) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items at least three (3) days before the due date for such Tax Return, the Tax Return shall be filed as prepared by Acquirer and then amended to reflect the Independent Accountant's resolution. The costs, fees, and expenses of the Independent Accountant shall be borne one-half by Acquirer and one-half by the Target Company.

(d)    Except as otherwise required under applicable Law or in connection with the settlement of any Third-Party Claim with respect to Taxes under Article 9 without the prior written consent of Acquirer, the Target Company shall not, make, change, or rescind any Tax election, amend any Tax Return, or take any position on any Tax Return (inconsistent with the prior practice of the Target Company) that would have the effect of increasing the Tax liability or reducing any Tax asset of the Target Company in respect of any Post-Closing Tax Period. The Target Company agrees that Acquirer is to have no liability for any Tax resulting from any action of the Target Company, its Affiliates, or any of their respective Representatives and agrees to indemnify and hold harmless Acquirer (and, after the Closing Date, the Target Company) against any such Tax or reduction of any Tax asset.

(e)    Except as otherwise required under applicable Law or in connection with the settlement of a Third-Party Claim with respect to Taxes under Article 9, without the prior written consent of the Target Company, Acquirer (and, after the Closing, the Target Company, its Affiliates, and their respective Representatives) shall not, with respect to the Target Company for any Pre-Closing Tax Period or Straddle Period, make, change, or rescind any Tax election, amend or file any original Tax Return for any taxable period (except as otherwise provided in Section 6.8(c)), or agree to extend or waive the statute of limitations with respect to Taxes.

(f)    Acquirer and the Target Company shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to this Section 6.8 and any audit, litigation, proceeding, or other Action with respect to Taxes of the Target Company.  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related workpapers, and documents relating to rulings or other determinations by Tax authorities

(g)    The Target Company agrees (i) to retain all books and records of the Target Company in the possession of the Target Company with respect to Tax matters relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Acquirer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other applicable party reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if the other applicable party so requests, the Target Company shall allow the other applicable party to take possession of such books and records.

(h)    Acquirer and the Target Company further agree, upon request, to use their best efforts to obtain any certificate or other document from any Authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(i)    Acquirer and the Target Company further agree, upon request, to provide the other applicable party with all information that either party may be required to report pursuant to Code Section 6043, or Code Section 6043A, or Treasury Regulations promulgated thereunder.

(j)    All tax-sharing agreements or similar agreements with respect to or involving the Target Company shall be terminated as of the Closing Date and, after the Closing Date, the Target Company shall not be bound thereby or have any liability thereunder.

(k)    The  Target Company will be entitled to any Tax refund or credit against Taxes for an overpayment, including interest paid therewith, in respect of Taxes of the Target Company for any Pre-Closing Tax Period (a “Seller Tax Refund”), to the extent any such Seller Tax Refund is received or realized by Acquirer, the Target Company, or any of their Affiliates, provided that such amounts shall be net of: (i) any reasonable out-of-pocket costs incurred in obtaining such Seller Tax Refund and (ii) any Taxes incurred by the Acquirer, the Target Company, or any of their Affiliates as a result of their receipt or realization of such Seller Tax Refund.  Acquirer shall pay any amount to which the Target Company is entitled pursuant to this Section 6.8(k), by wire transfer of immediately available funds, within ten (10) days after receipt or entitlement thereto. The Acquirer and its Affiliates shall cause the Target Company to file for and use commercially reasonable efforts to obtain any Seller Tax Refund.

6.9       Section 280G Approval. The Target Company shall (a) no later than ten (10) Business Days prior to the Closing Date, solicit from each “disqualified individual” (within the meaning of Section 280G(c) of the Code) who would otherwise be entitled to receive any payment or benefits that would constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code) a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that all remaining payments and/or benefits, if any, shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code) and (b) no later than five (5) Business Days prior to the Closing Date, with respect to each individual who agrees to the waivers described in clause (a), submit to a vote in accordance with Section 280G(b)(5)(B)(i) of the Code and the regulations promulgated thereunder (along with adequate disclosure satisfying the requirements of Section 280G(b)(5)(B)(ii) of the Code and the regulations promulgated thereunder) the right of any such “disqualified individual” to receive the Waived 280G Benefits (the “280G Vote”). The Target Company shall provide drafts of such waivers and approval materials, and any related calculations, to the Acquirer for its reasonable review and approval (which approval will not be unreasonably withheld, conditioned or delayed) no later than five (5) Business Days prior to soliciting such waivers and soliciting such approval. If any of the Waived 280G Benefits fail to be approved as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Closing, the Target Company shall deliver to the Acquirer evidence reasonably acceptable to the Acquirer that a 280G Vote was solicited in accordance with the foregoing provisions of this Section 6.8 and that either (i) the requisite number of votes of the Target Company’s equityholders was obtained with respect to the Waived 280G Benefits in accordance with Section 280G(b)(5)(B)(i) of the Code and the regulations promulgated thereunder (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.

6.10        Related Party Transactions. Owners shall cause the Target Company to take all necessary actions to ensure that, except as set forth on Schedule 2.11(b)(vii), all Related Party Transactions are terminated at or prior to the Closing, with no further liability or other losses to the Acquirer and its Affiliates (including the Target Company) with respect thereto.

6.11        Employee Matters.

(a)    Each employee of the Target Company whose employment is not terminated prior to the Closing shall continue in employment with the Acquirer and its Affiliates (including the Target Company) immediately following the Closing (such employees, the “Continuing Employees”), subject to the Target Company’s right to terminate such employment at any time in accordance with applicable Law and any applicable agreement with such Continuing Employee.

(b)    Effective as of the Closing, the Acquirer and its Affiliates shall recognize, or shall cause the Target Company to recognize, each Continuing Employee’s employment or service with the Target Company prior to the Closing for purposes of determining, as applicable, eligibility for participation, vesting and entitlement of the Continuing Employee under any 401(k) or vacation plans maintained by the Target Company or the Acquirer, except to the extent such recognition would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, effective as of the Closing and thereafter, the Acquirer and its Affiliates shall cause the Target Company to make commercially reasonable efforts to, if administratively feasible and permitted by Law, (i) cause any pre-existing conditions or limitations, eligibility waiting periods, actively at work requirements, evidence of insurability requirements or required physical examinations under any health or similar plan of the Target Company, the Acquirer or an Affiliate of the Acquirer to be waived with respect to Continuing Employees and their eligible dependents (in the case of any insured arrangements, subject to the consent of the applicable insurer and the Acquirer’s commercially reasonable efforts to obtain such consent) under an Acquirer group health plan, except to the extent that any waiting period, exclusions or requirements still applied to such Continuing Employee under the comparable Target Company benefit plan in which such Continuing Employee participated immediately before the Closing, and (ii) fully credit each Continuing Employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such Continuing Employee and his or her covered dependents under the medical, dental, pharmaceutical or vision benefit plans of the Target Company prior to the Closing during the plan year in which the Closing occurs for the purpose of determining the extent to which such Continuing Employee has satisfied the deductible, co-payments, or maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year under any medical, dental, pharmaceutical or vision benefit plan of the Target Company, the Acquirer or an Affiliate of the Acquirer, as if such amounts had been paid in accordance with such plan (the Acquirer, that, in the case of any insured arrangements, subject to the consent of the applicable insurer and the Acquirer’s commercially reasonable efforts to obtain such consent).

(c)    (i) Nothing in this Section 6.11 shall be treated as an amendment of any Plan (or an undertaking to amend any such Plan or any other plan or arrangement), (ii) nothing in this Section 6.11 will prohibit Acquirer or any of its Affiliates (including, following the Closing, the Target Company) from amending, modifying or terminating any Plan pursuant to, and in accordance with, the terms thereof, (iii) nothing in this Section 6.11 will confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Acquirer or the Target Company or constitute or create an employment agreement with any Person, and (iv) nothing in this Section 6.11 shall confer any rights or benefits on any Person other than Acquirer and Owners.

6.12        Notices of Certain Events by Acquirer. The Acquirer shall promptly notify the Owners’ Representative of:

(a)    any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of any Owner;

(b)    any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c)    any Actions commenced or threatened against, relating to or involving or otherwise affecting Acquirer that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d)    the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by Acquirer to be false or misleading in any respect or to omit or fail to state a material fact; and

(e)    if it becomes aware of any fact or condition that constitutes a breach of any representation or warranty made in Article 5 or any covenant that would cause the conditions set forth in Section 8.1 or in Section 8.3 not to be satisfied as of the Closing Date.

6.13        Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to the Acquirer, Merger Sub, Target Company, the Merger, or any other transaction contemplated by this Agreement, then each of the Target Company and the Target Company’s Board of Directors on the one hand, and the Acquirer and the Acquirer’s Board of Directors on the other hand, shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

ARTICLE 7
ADDITIONAL COVENANTS OF THE PARTIES

7.1         Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, from the date hereof until the earlier of the termination of this Agreement or the Closing Date, the Parties hereto shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Article 8), and in the case of the Target Company, all things as reasonably requested by the Acquirer. The Parties hereto shall execute and deliver, or cause to be executed and delivered, such other documents, certificates, agreements and other writings and take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Target Company shall use its commercially reasonable efforts to obtain each third-party consent required under this Agreement as promptly as practicable hereafter, use reasonable efforts to expeditiously cause all Owners not signatories hereto to execute an Owner Joinder.

7.2         Cooperation with Proxy Statement and Other Filings.

(a)    As promptly as practicable after the date hereof, the Acquirer shall file with the SEC a proxy statement relating to the Transactions (as amended or supplemented from time to time, the “Proxy Statement”), all in accordance with and as required by the Certificate of Incorporation, applicable law, and any applicable rules and regulations of the SEC and NYSE American.

(b)    Without limitation, in the Proxy Statement, the Acquirer shall seek, in accordance with the Certificate of Incorporation and applicable securities laws, rules and regulations, including the DGCL and rules and regulations of NYSE American, from the holders of the Acquirer Common Stock: (A) approval of this Agreement and the Transactions, including the approval, for purposes of complying with applicable listing rules of the NYSE American, of the issuance of 136,545,112 shares of Acquirer Common Stock as provided for herein in connection with the consummation of the Transactions, (B) amend Certificate of Incorporation of Acquirer to increase the number of shares of authorized Acquirer Common Stock to 400,000,000, (C) increase the number of shares reserved for issuance under the Acquirer Plan to 46,000,000, and (D) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Transactions (including a proposal to adjourn any meeting at which approval of the Acquirer Proposals (as defined below) for the purposes of soliciting additional proxies to approve the Acquirer Proposals, if necessary, the proposals set forth in the forgoing clauses (A) through (D), are referred to as the “Acquirer Proposals”).

(c)    As soon as practicable after the Proxy Statement is “cleared” by the SEC, the Acquirer shall cause the Proxy Statement to be disseminated to holders of shares of Acquirer Common Stock.

(d)    Except with respect to the information provided by the Target Company for inclusion in the Proxy Statement, the Acquirer shall ensure that, when filed, the Proxy Statement will comply in all material respects with the requirements of United States federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise (the “Federal Securities Laws”), the DGCL and the NYSE American rules. The Target Company shall promptly provide to the Acquirer such information concerning the Target Company, any of its Subsidiaries and the Owners as is either required by the Federal Securities Laws or reasonably requested by the Acquirer for inclusion in the Proxy Statement, including, if applicable, the Target Company Financial Statements and the Required Financial Statements (“Target Company Information”). Subject to the Target Company’s review and approval of the Proxy Statement or other filings, including Target Company Information and the consent of the Target Company’s auditor to the inclusion of the Target Company Financial Statements and Required Financial Statements in the Proxy Statement (in each case, such approval or consent not to be unreasonably withheld, conditioned or delayed), the Target Company acknowledges and agrees that Target Company Information (including the Target Company Financial Statements and the Required Financial Statements), or summaries thereof or extracts therefrom, may be included in the Proxy Statement and any other filings required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws (“Other Filings”). In connection therewith, the Target Company shall instruct the employees, counsel, financial advisors, auditors, and other authorized representatives of the Target Company to reasonably cooperate with the Acquirer as relevant if required to achieve the foregoing.

(e)    If at any time prior to the Effective Time, any information relating to the Acquirer, or the Target Company, or any of their respective Subsidiaries, Affiliates, officers or directors, should be discovered by the Target Company or the Acquirer, as applicable, that should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify each other Party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Acquirer’s stockholders.

(f)    Notwithstanding anything else to the contrary in this Agreement or any Additional Agreements (but subject to Section 7.2(e)), the Acquirer may make any public filing with respect to the Transactions to the extent required by applicable Law.

(g)    The Target Company acknowledges that:

(i)    the Acquirer must obtain the Acquirer Stockholder Approval contemplated by this Agreement prior to the transactions contemplated hereby being consummated and that, in connection with such approval, the Acquirer must call a special meeting of its stockholders requiring the Acquirer to prepare and file with the SEC the Proxy Statement or include the Proposals in its next scheduled Annual Meeting;

(ii)    the Acquirer will be required to file Quarterly and Annual Reports with the SEC that may be required to contain information about the transactions contemplated by this Agreement; and

(iii)    the Acquirer will be required to file Current Reports on Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

7.3         Stockholder Vote; Recommendation of the Acquirer’s Board of Directors. The Acquirer, through the Acquirer’s Board of Directors, shall recommend that the Acquirer’s stockholders vote in favor of adopting and approving all Acquirer Proposals, and the Acquirer shall include such recommendation in the Proxy Statement. Neither the Acquirer’s Board of Directors nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Owners, such recommendation or fail to re-affirm it on or before the second (2nd) Business Day after receipt of a written request for reaffirmation from the Owners’ Representative.

7.4         Acquirer Stockholders’ Meeting.

(a)    The Acquirer shall take all action necessary under applicable Law, Acquirer’s Organizational Documents, and the rules of NYSE American to, in consultation with the Target Company, establish a record date for, call, give notice of and hold a meeting of the holders of shares of Acquirer Common Stock to consider and vote on the Acquirer Proposals (such meeting, the “Acquirer Stockholders’ Meeting”). The Acquirer Stockholders’ Meeting shall be held as promptly as practicable, in accordance with applicable Law and the Certificate of Incorporation, after the Proxy Statement is “cleared” by the SEC. The Acquirer shall solicit from the Acquirer’s stockholders proxies in favor of all Acquirer Proposals and shall take reasonable measures to ensure that all proxies solicited in connection with the Acquirer Stockholders’ Meeting are solicited in compliance with all applicable Law the Acquirer shall keep the Target Company updated with respect to the proxy solicitation results as requested by the Target Company. Notwithstanding anything to the contrary contained herein, if on the date of the Acquirer Stockholders’ Meeting, or a date preceding the date on which the Acquirer Stockholders’ Meeting is scheduled, the Acquirer reasonably believes that (i) it will not receive proxies sufficient to obtain the required approval of the stockholders of the Acquirer, whether or not a quorum would be present or (ii) it will not have sufficient shares of Acquirer Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Acquirer Stockholders’ Meeting, the Acquirer may postpone or adjourn, or make one or more successive postponements or adjournments of, the Acquirer Stockholders’ Meeting in compliance with applicable Law (including, without limitation, the DGCL) and the Certificate of Incorporation, as long as the date of the Acquirer Stockholders’ Meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.

7.5         Confidentiality. Prior to Closing, except as necessary to complete the Proxy Statement or any Other Filings, the Target Company and the Owners, on the one hand, and the Acquirer, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all Confidential Information concerning the other Party furnished to it by such other Party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party or (c) later lawfully acquired from other sources, which source is not the agent of the other Party, by the Party to which it was furnished), and each Party shall not release or disclose such Confidential Information to any other Person, except its representatives in connection with this Agreement. In the event that any Party believes that it is required to disclose any such Confidential Information pursuant to applicable Laws, such Party shall give timely written notice to the other Parties so that such Parties may have an opportunity to obtain a protective order or other appropriate relief. Each Party shall be deemed to have satisfied its obligations to hold Confidential Information concerning or supplied by the other Parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The Parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement or any Other Filings. For the avoidance of doubt, that certain Non-Disclosure and Confidentiality Agreements, dated as of June 6, 2022 and June 24, 2022, respectively, by and among Acquirer and the Target Company party thereto, and the Owners remains in full force and effect.

7.6         Form 8-K; Press Releases.

(a)    As promptly as practicable after execution of this Agreement, the Acquirer will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, a copy of which will be provided to the Target Company at least one (1) Business Day before its filing deadline and Acquirer shall consider in good faith any comments of the Owners’ Representative prior to filing. Promptly after the execution of this Agreement, the Acquirer and the Target Company shall also issue a joint press release announcing the execution of this Agreement, in form and substance mutually acceptable to the Acquirer and the Owners’ Representative.

(b)    Before the Closing, the Acquirer shall begin preparing, in consultation with the Target Company, a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is required to be disclosed with respect to the Transactions pursuant to Form 8-K (the “Closing Form 8-K”). Prior to the Closing, the Acquirer and the Target Company shall prepare a mutually agreeable press release announcing the consummation of the Transactions (the “Closing Press Release”). Concurrently with the Closing, the Acquirer shall distribute the Closing Press Release and, as soon as practicable thereafter, file the Closing Form 8-K with the SEC.

7.7         Listing. From the date of this Agreement through the Closing, the Acquirer shall use all reasonable efforts that are necessary or desirable for the Acquirer to remain listed as a public company on, and for shares of Acquirer Common Stock to be tradable over, the applicable NYSE American market(s). The Acquirer shall use commercially reasonable efforts to cause the Exchange Shares and the Escrow Shares to be listed on NYSE American at the Acquirer’s expense prior to the Effective Time.

7.8         D&O Insurance; Indemnification of Officers and Directors.

(a)    If the Closing occurs, the Acquirer agrees that all rights to indemnification and advancement of expenses and all limitations on liability existing in favor of any employee, officer or director of any of the Target Company prior to the Closing (collectively, the “D&O Persons”), as provided in the Organizational Documents of the Target Company or otherwise in effect as of the date of this Agreement with respect to any matters occurring on or prior to the Closing, shall survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by the Acquirer after the Closing. The obligations of the Acquirer under this Section 7.8 shall not be terminated or modified in such a manner as to adversely affect any D&O Persons to whom this Section 7.8 applies without the consent of such affected D&O Persons (it being expressly agreed that the D&O Persons to whom this Section 7.8 applies shall be intended third party beneficiaries of this Section 7.8).

(b)    Prior to the Closing Date, the Target Company, at its sole cost and expense, shall purchase and maintain in effect for a period of six years following the Closing Date, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Target Company as of the date hereof with respect to matters occurring on or prior to the Closing Date. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are no less favorable in the aggregate to the insured than the coverage provided under the Target Company’s director’s and officer’s liability insurance policies as of the date hereof; provided, that the Target Company shall not pay a premium for such “tail” policy in excess of 300% of the most recent annual premium paid by the Target Company prior to the date of this Agreement without the prior written consent of Acquirer. In the event such tail coverage is unavailable with such terms or at such pricing, the Target Company shall purchase the maximum coverage available for such 300% of the most recent annual premium paid (the “D&O Tail Policy”).

(c)    Prior to the Closing Date, the Acquirer may in its sole discretion direct the Target Company to purchase and pay for, subject to reimbursement by the Acquirer in the event of termination of this Agreement pursuant to Sections 11.1(a) or (b), a tail/extended reporting period for any insurance policy written on a claims-made basis, either with the incumbent insurer on current terms or, if unavailable, from a different insurer on substantially similar terms. Such extended reporting periods shall be for a commercially reasonable duration but no less than the following unless otherwise permitted by Acquirer: 2 years for fiduciary liability; 3 years for employment practices; 3 years for errors & omissions; and 5 years for pollution legal liability.

7.9         Exclusivity. From the date hereof through the earlier of the Closing Date or the date that this Agreement is terminated in accordance with its terms, the Parties shall not, and such Persons shall use commercially reasonable efforts to cause each of their respective Representatives not to, directly or indirectly, (i) encourage, solicit, initiate, engage, participate, enter into discussions or negotiations with any Person concerning any Alternative Transaction (as hereinafter defined), (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, accept, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving any of the Acquirer, each of its Affiliates, the Target Company or the Owners (other than the transactions contemplated by this Agreement): (i) any merger, acquisition consolidation, recapitalization, share exchange, business combination or other similar transaction, possible public investment or public offering, or (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than sales of inventory in the ordinary course of business) or any class or series of the capital stock, membership interests or other Equity Interests of the Target Company in a single transaction or series of transactions. In the event that there is an unsolicited proposal for an Alternative Transaction, made to the any Party or any of their respective Representatives (each, an “Alternative Proposal”), such Party shall as promptly as practicable (and in any event within one (1) Business Day after receipt) advise the other Parties to this Agreement orally and in writing of any Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the Person making any such Alternative Proposal.

ARTICLE 8
CONDITIONS TO CLOSING

8.1         Condition to the Obligations of the Parties. The obligations of the Parties to consummate the Merger and the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists) of all the following conditions:

(a)    All filings and other notifications required to be made under any Antitrust Law for the consummation of the transactions contemplated hereby, if any, shall have been made, all waiting periods relating thereto (including all extensions thereof) shall have expired or been terminated, and all clearances, authorizations, actions, non-actions, or other consents required from an Authority under any Antitrust Law for the consummation of the transactions contemplated hereby shall have been received or obtained.

(b)    No Authority shall have issued any Order, or have pending before it a proceeding for the issuance thereof, and there shall not be any provision of any applicable Law restraining or prohibiting the consummation of the Closing, the ownership by the Acquirer of the Target Company’s Equity Interests, the effectiveness of any merger contemplated hereby, or the effective operation of the Business by the Target Company after the Closing Date. In addition, there shall not be any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(c)    Target Company shall have obtained stockholder approval for the Merger.

(d)    Each of the Acquirer Proposals have been approved by the stockholders of Acquirer.

(e)    The Board of Directors of Acquirer will be constituted as set forth in Section 2.8.

(f)    Acquirer shall have received the Fairness Opinion.

(g)    The Amendment to the Certificate of Incorporation of Acquirer, in the form attached hereto as Exhibit C, shall have been filed with, and declared effective by, the Delaware Secretary of State.

(h)    The Exchange Shares shall have been approved for listing on NYSE American.

8.2         Conditions to Obligations of the Acquirer and Merger Sub. The obligation of the Acquirer and the Merger Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction or, if permitted by applicable Law, the waiver at the Acquirer’s sole and absolute discretion, of all the following further conditions:

(a)    Each of the Owners and the Target Company shall have duly performed and complied with all of its obligations hereunder required to be performed or complied by it on or prior to the Closing Date.

(b)    (1) Each of the representations and warranties of the Target Company and the Owners shall be true and correct in all but de minimis respects on and as of the date hereof and on and as of the Closing Date, as if made at and as of such date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case the same shall be true, correct and complete only as of such date; and (2) each of the representations and warranties of the Target Company and the Owners contained in this Agreement, disregarding all “materiality”, “Material Adverse Effect” and similar qualifications, shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date, as if made at and as of such date (A) except to the extent such representations and warranties are expressly made as of an earlier date, in which case the same shall be true, correct and complete only as of such date, and (B) except where the failure of such representations and warranties to be so true and correct, has not had, and would not have, a Material Adverse Effect;

(c)    There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect.

(d)    The Acquirer shall have received evidence that (i) all Consents set forth on Schedule 8.2(d)(i) and any Consent which should have been listed on Schedule 3.3 (the “Required Consents”) have been given or obtained and have not been revoked.

(e)    The Registration Rights and Lock-Up Agreement entered into by the Acquirer and the Owners shall remain in full force and effect and shall not have been repudiated, rescinded, modified or terminated by any of the Owners.

(f)    The Acquirer shall have received all of the items set forth in Section 2.11(a)(vii).

(g)    The Acquirer shall have received the audited financial statements of the Target Company as of and for the fiscal years ended 2020 and 2021 as contemplated in Sections 3.11 and 12.18.

(h)    All Convertible Notes have been converted into Target Company Common Stock and there are no Convertible Notes or other convertible debt instruments convertible into Target Company Equity Interests that will be outstanding as of the Effective Time.

(i)    No holders of Equity Interests in the Target Company shall have exercised rights of first refusal or other rights preventing the conveyance of Equity Interests owned by Owners in the Target Company to Acquirer.

8.3         Conditions to Obligations of the Owners. The obligations of the Owners to consummate the Closing is subject to the satisfaction, or the waiver at the Owners’ Representative’s discretion, of all of the following further conditions:

(a)    The Acquirer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b)    (1) Each of the Acquirer representations and warranties shall be true and correct in all but de minimis respects on and as of the date hereof and on and as of the Closing Date, as if made at and as of such date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case the same shall be true, correct and complete only as of such date; and (2) each of the representations and warranties of the Acquirer contained in this Agreement, disregarding all “materiality”, “Material Adverse Effect” and similar qualifications, shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date, as if made at and as of such date (A) except to the extent such representations and warranties are expressly made as of an earlier date, in which case the same shall be true, correct and complete only as of such date, and (B) except where the failure of such representations and warranties to be so true and correct, has not had, and would not have, a Material Adverse Effect;

(c)    There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence could reasonably be expected to have an Acquirer Material Adverse Effect.

(d)    The Owners’ Representative shall have received all of the items set forth in Section 2.11(a).

8.4         Conditions to Obligations of Target Company. The obligations of the Target Company to consummate the Merger is subject to the satisfaction, or the waiver in the Target Company’s sole and absolute discretion, of all of the following further conditions:

(a)    Acquirer and Merger Sub shall each have duly performed or complied with, in all material respects, all of their respective obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Acquirer or Merger Sub, as applicable, at or prior to the Closing Date.

(b)    The representations and warranties of Acquirer and Merger Sub contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date), except for any failure of such representations and warranties which would not in the aggregate reasonably be expected to have a Material Adverse Effect on the Acquirer or Merger Sub.

(c)    The Target Company shall have received a certificate signed by an authorized officer of Acquirer certifying the accuracy of the provisions of the foregoing clauses (a) and (b) of this Section 8.4.

(d)    Acquirer shall have executed and delivered to the Target Company a copy of the Registration Rights and Lock-Up Agreement.

ARTICLE 9
INDEMNIFICATION

9.1         Indemnification.

(a)    Indemnification of Acquirer.

(i)    From and after the Closing, the Significant Owners shall, jointly and severally, indemnify and hold harmless the Acquirer, each of its Affiliates (including, following the Closing, the Target Company) and each of its and their respective managers, directors, officers, employees, members, partners, stockholders, successors and permitted assignees (the “Acquirer Indemnitees”), from and against any and all losses, damages, liabilities, penalties, Taxes, fines, judgments, awards, settlements, costs, fees and expenses, including costs of investigation and reasonable attorneys’ fees) (all of the foregoing collectively, “Losses”) incurred, suffered, paid or sustained by any Acquirer Indemnitee as a result of or in connection with (A) any breach or inaccuracy in of any of the representations or warranties of the Target Company or the Significant Owners contained in Article 3; (B) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Target Company contained herein to be performed prior to or at the Closing; (C) Indemnified Taxes; (D) any claims made by Owners (or any direct or indirect holders thereof) with respect to the determination of the number of the Exchange Shares allocated among Owners); (E) dissenters’, appraisal or similar rights asserted by any equity holder of the Target Company under any Law; and (F) any unpaid Change in Control Payments or Transaction Expenses.

(ii)    From and after the Closing, each Owner shall, severally and not jointly, indemnify and hold harmless the Acquirer Indemnitees from and against any and all Losses incurred, suffered, paid or sustained by any Acquirer Indemnitee as a result of or in connection with (A) any breach or inaccuracy in of any of the representations or warranties of such Owner contained in Article 4; and (C) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Owner contained in this Agreement.

(b)    Indemnification of Owners. From and after the Closing, Acquirer and the Target Company shall, jointly and severally, indemnify and hold harmless the Owners, each of their respective Affiliates and each of their respective managers, directors, officers, employees, members, partners, stockholders, successors and permitted assignees (the “Owner Indemnitees”), from and against any and all Losses incurred, suffered, paid or sustained by any Owner Indemnitee as a result of or in connection with (i) any breach or inaccuracy in of any of the representations or warranties of Acquirer or the Merger Sub contained herein; (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Acquirer or Merger Sub contained in this Agreement; and (iii) any unpaid Change in Control Payments or Transaction Expenses.

9.2         Procedure. The following shall apply with respect to all claims by any Acquirer Indemnitee or Owner Indemnitee, as applicable, (an “Indemnified Party”) for indemnification:

(a)    Third Party Claims.

(i)    If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a Party to this Agreement (a “Third-Party Claim”) against such Indemnified Party with respect to which the Significant Owners or the Owners, on one hand, or Acquirer and the Target Company, on the other hand (as applicable, the “Indemnifying Party”; provided, however, that if the Significant Owners are required to provide indemnification, Owners’ Representative shall be the Indemnifying Party for the purposes of actions to be taken pursuant to this Section 9.2) are obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Owners’ Representative (on behalf of such Indemnifying Party) or Acquirer, as applicable, prompt written notice thereof (a “Third-Party Claim Notice”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party’s defense of such claim is materially and adversely prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail (to the extent then known) and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Parties shall reasonably cooperate with each other in good faith in connection with the defense of any Third-Party Claim.

(ii)    The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within thirty days after receipt of a Third-Party Claim Notice (which written notice by the Indemnifying Party shall include an irrevocable acknowledgement of the Indemnifying Party that the Indemnified Party will be fully indemnified by the Indemnifying Party in respect of such Third-Party Claim), to assume the defense of any Third-Party Claim at the Indemnifying Party’s sole cost and expense, including the engagement of the Indemnifying Party’s own counsel. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense (and the Indemnified Party shall be entitled to have sole control over the defense) of a Third-Party Claim if: (A) such Third-Party Claim involves criminal allegations; (B) such Third-Party Claim demands injunctive or other equitable relief; (C) the Indemnified Party reasonably determines that it would be inappropriate for a single counsel to represent both the Indemnifying Party and the Indemnified Party in connection with such Third-Party Claim under applicable standards of legal ethics; (D) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party; (E) such Third-Party Claim is made by or otherwise involves any of the Target Company’s material business relations (including any of its customers or suppliers, including (for the avoidance of doubt) manufacturers and their respective Affiliates); or (F) in the event such claim were to be decided adversely, the aggregate amount of Losses associated therewith, together with all other outstanding claims for indemnification hereunder, would reasonably be expected to exceed the aggregate liability limitations set forth in this Article 9.

(iii)    In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnifying Party shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnifying Party shall keep the Indemnified Party apprised of the status of any matter the defense of which they are maintaining, including settlement offers, with respect to the Third-Party Claim and permit the Indemnified Party to participate in the defense of the Third-Party Claim. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may pay, compromise, and defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim.

(iv)    Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 9.2(a)(iv). If (1) a firm offer is made to settle a Third-Party Claim that (A) only involves the payment of monetary damages that are paid in full by the Indemnifying Party and does not include any liability or the creation of a financial or other obligation on the part of the Indemnified Party, (B) provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim, (C) does not involve any statement, finding or admission of any fault of, breach of contract by, or violation of Law by, the Indemnified Party; (D) includes a reasonable confidentiality obligation by the third party claimant of the terms of the settlement in any settlement agreement; and (E) provides that the Indemnified Party is an express third party beneficiary of the settlement agreement, entitled to enforce such settlement agreement, and (2) the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim.

(b)    Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof (a “Direct Claim Notice”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party’s defense of such claim is actually materially and adversely prejudiced by reason of such failure. Such notice shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim by giving reasonable access to the Target Company’s or Owner’s personnel, as applicable, and the right to examine and copy any accounts, documents or records as the Indemnifying Party or any of its professional advisors may reasonably request solely to the extent that they relate to the Direct Claim; provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of the Acquirer or the Target Company or applicable Owner, as applicable; provided, further, that such access shall not jeopardize the attorney-client privilege or attorney work-product doctrine or any other applicable privilege to which any such books and records, materials and other information is subject. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have accepted such claim.

9.3         Determination of Losses; Priority of Claims.

(a)    Notwithstanding anything to the contrary, the Indemnifying Party shall not be liable to an Indemnified Party for indemnification under Section 9.1(a)(A) or Section 9.1(b)(i), as applicable, until the aggregate amount of all Losses in respect of indemnification under Section 9.1(a)(A) and Section 9.1(a)(ii)(A) or Section 9.1(b)(i), as applicable, exceeds an amount in United States Dollars equal to one percent (1%) of the value of the Exchange Shares (using a value per Exchange Share equal to the VWAP for the five (5) trading days immediately prior to the Closing) (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for all Losses in excess of the Deductible; provided, however, that the limitation set forth in this Section 9.3(a) shall not apply to Losses related to breaches of Fundamental Representations or Losses arising from claims for fraud, intentional misrepresentation or willful misconduct.

(b)    Notwithstanding anything to the contrary, the Indemnifying Party’s maximum aggregate liability to an Indemnified Party for indemnification under Section 9.1(a)(A), Section 9.1(a)(ii)(A), or Section 9.1(b)(i), as applicable, shall not exceed an amount in United States Dollars equal to ten percent (10%) of the value of the Exchange Shares (using a value per Exchange Share equal to the VWAP for the five (5) trading days immediately prior to the Closing), with respect to the Significant Owners or Acquirer, as applicable, for which indemnification is sought (the “Cap”); provided, however, that the limitation set forth in this Section 9.3(b) shall not apply to Losses related to breaches of Fundamental Representations or the Losses arising from claims for fraud, intentional misrepresentation or willful misconduct. Without limiting the foregoing, in no event shall the Significant Owners’, the Owners’, or Acquirer’s maximum aggregate liability under this Agreement for any and all Losses under any theory of recovery exceed the total value of the Exchange Shares (using a value per Exchange Share equal to the VWAP for the five (5) trading days immediately prior to the Closing).

(c)    Notwithstanding anything to the contrary, for purposes of determining the amount of any Losses that are the subject matter of a claim for indemnification pursuant to this Article 9, and for purposes of determining whether the representations and warranties giving rise to such indemnification have been breached, each representation and warranty in this Agreement shall be read without regard and without giving effect to the term, or, as applicable, clause containing, “material”, “materiality” or similar phrases or clauses (including “Material Adverse Effect” or “material adverse effect”) contained in such representation or warranty.

(d)    If the Indemnifying Party is an Owner, any claim for indemnification by an Indemnified Party shall (i) first be brought against the Escrow Fund (using a value per Escrow Share equal to the greater of (A) the VWAP for the five (5) trading days immediately prior to such payment and (B) the VWAP for the five (5) trading days immediately prior to the Closing), with the Escrow Fund being the sole remedy for any claims for indemnification subject to the Cap, or, in the sole discretion of Owners’ Representative, by wire transfer of all or part of the amount of any claim for indemnification by an Indemnified Party in cash in immediately available funds to an account designated in writing by the Acquirer, provided that if Owners’ Representative elects to pay all or part of any claim for indemnification by an Indemnified Party in cash but fails to timely pay such amount, then immediately upon Acquirer’s request Owners’ Representative shall execute any joint written authorization necessary to release the applicable number of Escrowed Shares from the Escrow Fund; and (ii) thereafter, if an insufficient number of Escrow Shares remain in the Escrow Fund, directly against the Indemnifying Parties. To the extent that Owners’ Representative satisfies the amount of any claim for indemnification by an Indemnified Party in cash as contemplated in clause (i) in the preceding sentence, then Acquirer and Owners’ Representative shall execute a joint written authorization necessary to release a pro rata number of Escrowed Shares from the Escrow Fund.

(e)    Payments by an Indemnifying Party pursuant to this Article 9 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution, or other similar agreements for any Losses. Further, each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(f)    Notwithstanding anything to the contrary contained herein, each Owner hereby waives and acknowledges that it shall not exercise or assert any right of contribution or right to indemnity or any other right or remedy against the Target Company in connection with any indemnification obligation or any other Liability to which such Owner may become subject under this Agreement or otherwise in connection with any of the transactions contemplated herein.

9.4         Escrow Fund.

(a)    Payment of Dividends; Voting. Any dividends, interest payments, or other distributions of any kind made in respect of the Escrow Shares will be delivered promptly to Owners’ Representative for distribution to the Owners. The Owners shall be entitled to vote the Escrow Shares on any matters to come before the stockholders of the Acquirer.

(b)    Distribution of Escrow Shares. If all or any portion of the Escrow Shares are to be released from the Escrow Fund pursuant to Section 9.4(d), then such Escrow Shares shall be released to the Owners’ Representative for distribution to the Owners. The Acquirer will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate Persons. Certificates or book-entry positions representing Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Escrow Fund to the Owners’ Representative and all fractional shares shall be rounded to the nearest whole share.

(c)    Assignability. No Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by the Owners or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any Owner, prior to the delivery to such Owner by the Owners’ Representative of the Escrow Shares by the Escrow Agent as provided herein.

(d)    Release from Escrow Fund. Within five (5) business days following the twelve (12) month anniversary of Closing (the “Release Date”), the following number of Escrow Shares will be released from escrow to the Owners’ Representative: (A) the remaining number of Escrow Shares in the Escrow Fund, less (B) the number of Escrow Shares (using a value per Escrow Share equal to the greater of the (I) the VWAP for the five (5) trading days immediately prior to such payment and (II) the VWAP for the five (5) trading days immediately prior to the Closing) equal to the amount of any potential Losses set forth in any Direct Claim Notice or Third-Party Claim Notice delivered by the Acquirer prior to the Release Date with respect to any pending but unresolved claim for indemnification; provided that in lieu of the Escrowed Shares being retained in the Escrow Fund under clause (B) above, the Owners’ Representative may elect to deliver cash in immediately available funds equal to value of such Escrowed Shares to an escrow agent mutually agreed by Acquirer and Owners’ Representative and Acquirer and the Owners’ Representative shall enter into a mutually acceptable escrow agreement to hold such amount. If Owners’ Representative elects to provide cash in lieu of retaining Escrow Shares in the Escrow Fund, then upon confirmation from the escrow agent that the cash amount has been received Acquirer and Owners’ Representative shall execute a joint written authorization necessary to release the remaining Escrowed Shares from the Escrow Fund. Escrow Shares, or cash in lieu thereof, retained in escrow as a result of clause (B) in the immediately preceding sentence shall be released promptly upon resolution of the related claim for indemnification in accordance with the provisions of this Article 9.

(e)    Prior to the Initial Release Date and the Final Release Date, respectively and as applicable, the Acquirer and the Owners’ Representative shall issue joint instructions to the Escrow Agent instructing the Escrow Agent to release such number of Escrow Shares determined in accordance with this Section 9.4(d).

(f)    Survival. Except for the representations and warranties in Sections 3.1 (Corporate Existence and Power), 3.2 (Authorization), 3.3 (Approvals and Consents), 3.4 (Non-Contravention), 3.5 (Capitalization), 3.20 (Intellectual Property; IT Systems), 3.26 (Employee Benefits and Compensation), 3.29 (Tax Matters), 3.30 (Environmental Laws), 3.31 (Nuclear Laws), and 3.32 (Healthcare), 3.33 (Finder’s Fees), 4.1 (Ownership of Interests; Authority), 4.2 (Approvals and Consents), 4.3 (Non-Contravention) and 4.6 (Finder’s Fees) (collectively, the “Owner Fundamental Representations”) and in Sections 5.1 (Corporate Existence and Power), 5.2 (Authorization), 5.3 (Approvals and Consents), 5.4 (Non-Contravention), 5.5 (Finder’s Fees), and 5.8 (Capitalization) (collectively, the “Acquirer Fundamental Representations” and, together with the Owner Fundamental Representations, the “Fundamental Representations”), which shall survive until sixty (60) days after the expiration of the statute of limitations with respect to the subject matter discussed therein (including any extensions and waivers thereof), the representations and warranties of the Owners, Acquirer, and the Merger Sub shall survive until twelve (12) months following the Closing. The indemnification to which any Indemnified Party is entitled from the Indemnifying Parties pursuant to Section 9.1(a) or Section 9.1(b) for Losses shall be effective so long as an Indemnified Party makes a claim for indemnification prior to the applicable Limitation Date (in which case, the applicable representations and warranties shall survive the applicable Limitation Date solely for purposes of resolving such claim, until such time as such claim is fully and finally resolved). “Limitation Date” shall mean, with respect to any representation or warranty, the date on which such representation or warranty expires pursuant to this Section 9.3.

9.5         Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

9.6         Exclusive Remedies. The Parties acknowledge and agree that the sole and exclusive remedy of any Acquirer Indemnitee or Owner Indemnitee, as applicable, with respect to any and all claims (other than claims arising from fraud, intentional misrepresentation or willful misconduct) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 9. In furtherance of the foregoing, the Acquirer on behalf of all Acquirer Indemnitees and Owners’ Representative on behalf of all Owner Indemnitees hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article 9 and other than claims arising from fraud, intentional misrepresentation or willful misconduct. Nothing in this Section 9.6 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 12.15 or to seek any remedy on account of fraud, intentional misrepresentation or willful misconduct.

ARTICLE 10
DISPUTE RESOLUTION

10.1        Jurisdiction; Waiver of Jury Trial.

(a)    ANY ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR ANY ACTION OR OTHER DISPUTE ARISING OUT OF OR BASED ON THIS AGREEMENT, THE OTHER ADDITIONAL AGREEMENTS OR THE TRANS‐ACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED EXCLUSIVELY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF DELAWARE OR THE COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(b)    THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE.

(c)    Each of the Parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE 11
TERMINATION

11.1        Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Closing as follows:

(a)    by mutual written consent of Acquirer and the Target Company;

(b)    by either the Acquirer or the Target Company, upon written notice to the other Party, if:

(i)    the Closing has not occurred by January 31, 2023 (the “Outside Closing Date”); provided, that the right to terminate under this Section 11.1(b)(i) shall not be available to any Party whose breach of its obligations, covenants, representations or warranties has been the primary cause of the failure to consummate the transactions by the Outside Closing Date;

(ii)    any Authority shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable; provided, however, that neither Acquirer nor the Target Company shall have such right to terminate pursuant to this Section 11.1(b)(ii) unless, prior to such termination, such Party shall have used its commercially reasonable efforts to oppose any such Order or other restraint or to have such Order or other restraint vacated or made inapplicable to the transaction contemplated hereby and otherwise has fulfilled its obligations under this Agreement;

(c)    by the Acquirer, by giving written notice to the Target Company, if any of the representations or warranties of Target Company or Owners set forth in this Agreement shall not be true and correct or if Target Company or Owners have failed to perform any covenant or agreement set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 8.2(a), Section 8.2(b), or Section 8.2(c) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty days after written notice thereof is delivered to the Target Company and (ii) the Outside Closing Date; provided, however, that the Acquirer’s right to terminate this Agreement under this Section 11.1(c) shall not be available if the Acquirer is also then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 8.4(a), Section 8.4(b), or Section 8(c) from being satisfied; or

(d)    by the Target Company or by Acquirer if the Acquirer Stockholder Approval shall not have been obtained at the Acquirer Stockholders’ Meeting; or

(e)    by the Target Company, by giving written notice to the Acquirer, if any of the representations or warranties of the Acquirer set forth in this Agreement shall not be true and correct or if the Acquirer has failed to perform any covenant or agreement set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 8.3(a), Section 8.3(b) or Section 8.3(c) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty days after written notice thereof is delivered to the Acquirer and (ii) the Outside Closing Date; provided, however, that the Target Company’s right to terminate this Agreement under this Section 11.1(e) shall not be available if the Target Company also then in breach of this Agreement so as to prevent the conditions to Closing set forth in either Section 8.2(a) or Section 8.2(b) from being satisfied.

11.2        Notice of Termination; Effect of Termination. The Party desiring to terminate this Agreement pursuant to this Article 11 shall deliver written notice of such termination to each other Party hereto specifying with particularity the reason for such termination. In the event of the termination of this Agreement pursuant to this Article 11, all obligations of the Parties hereunder (other than Section 7.5 (Confidentiality), Article 10 (Dispute Resolution), this Article 11 (Termination), and Article 12 (Miscellaneous), which will survive the termination of this Agreement) will terminate without any liability of any Party to any other Party; provided, further, that no termination will relieve Owners, the Target Company and their respective Affiliates from any liability arising from or relating to any knowing and intentional breach of a representation, a warranty or a covenant by such Party prior to termination.

ARTICLE 12
MISCELLANEOUS

12.1        Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 5:00 p.m. Eastern Time on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 5:00 p.m. Eastern Time on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective Parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a Party shall specify to the others in accordance with these notice provisions:

if to the Acquirer (following the Closing), to:

Isoray, Inc.

350 Hills Street, Suite 106

Richland, Washington 99354

Attn: Lori Woods, CEO (lwoods@isoray.com)

with a copy to (which shall not constitute notice):

Gallagher & Kennedy, P.A.

2575 East Camelback Road, Suite 1100

Phoenix, Arizona 85016-9225

Attn: Stephen R. Boatwright (steve.boatwright@gknet.com)

if to the Target Company (prior to the Closing):

ViewPoint Molecular Targeting, Inc.

2500 Crosspark Road

Coralville, IA 52241

Attn: Thijs Spoor, CEO

with a copy to (which shall not constitute notice):

Sichenzia Ross Ference, LLP

1185 Avenue of the Americas

31st Floor

New York, NY 10036

Attn: Marcelle S. Balcombe (MBalcombe@SRF.LAW)

if to the Owners’ Representative:

1757 Glen Oaks Dr.

Montecito, CA 93108

Attn: Cameron Gray

with a copy to (which shall not constitute notice):

Sichenzia Ross Ference, LLP

1185 Avenue of the Americas

31st Floor

New York, NY 10036

Attn: Marcelle S. Balcombe (MBalcombe@SRF.LAW)

12.2        Amendments; No Waivers; Remedies.

(a)    This Agreement cannot be amended, except by a writing signed by each Party and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the Party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b)    Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party shall waive or otherwise affect any obligation of that Party or impair any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c)    Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available. No single or partial exercise by a Party hereto of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

12.3        Arm’s length bargaining; no presumption against drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

12.4        Publicity. Except as required by Law, fiduciary duties, by court process or by obligations pursuant to any listing agreement with any national securities exchange and except with respect to the Acquirer SEC Documents, Owners, on one hand, and Acquirer, on the other hand, agree that neither they nor their respective agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of Acquirer and Owners’ Representative.

12.5        Expenses. Each Party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, unless otherwise specified herein.

12.6        No Assignment or Delegation. No Party may assign this Agreement or any right, interest or obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of Acquirer, on one hand, and Owners’ Representative, on the other hand. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

12.7        Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

12.8       Counterparts; facsimile signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each Party of an executed counterpart or the earlier delivery to each Party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other Parties. Delivery of an executed counterpart of this Agreement by facsimile or by electronic transmission in .PDF format shall be effective to the fullest extent permitted by applicable Law.

12.9        Entire Agreement. This Agreement together with the exhibits and schedules hereto and the Additional Agreements, sets forth the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No Party has relied on any representation from, or warranty or agreement of, any Person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

12.10       Severability. A determination by a court or other legal authority of competent jurisdiction that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The Parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

12.11       Construction of certain terms and references; captions. In this Agreement:

(a)    References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b)    The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “Party” means a party signatory hereto.

(c)    Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Target Company.

(d)    Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e)    If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day. With respect to any date or time period specified herein or in any Additional Agreement, time is of the essence.

(f)    Captions are not a part of this Agreement, but are included for convenience, only.

(g)    No reference to or disclosure of any information in the Disclosure Schedules shall be construed as an admission or indication that such information is material or that such information is required to be referred to or disclosed in the Disclosure Schedules nor shall such information be deemed to establish a level or standard of materiality for purposes of this Agreement;

(h)    The terms “Dollars” and “$” mean United States Dollars;

(i)    Information shall be considered to have been “delivered to” or “made available” (or words of similar import) to Acquirer if provided in the “virtual data room” hosted by Box.com.

12.12      Further Assurances. Each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

12.13      Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

12.14      Owners’ Representative.

(a)    By executing this Agreement or an Owner Joinder, each Owner hereby appoints Cameron Gray (and Cameron Gray hereby consents to such appointment) as agent, proxy and attorney-in-fact for each Owner for all purposes of this Agreement and the Additional Agreements, including the full power and authority on each such Owner’s behalf to (i) to give and receive notices and communications to or by the Acquirer for any purpose under this Agreement and the Additional Agreements, (ii) to agree to, negotiate, enter into settlements and compromises of and demand mediation and comply with orders of courts and awards of arbitrators or other disputes arising under or related to this Agreement or the Additional Agreements, (iii) to enter into and deliver the Escrow Agreement on behalf of each of the Owners and to disburse any funds or Exchange Shares hereunder or pursuant to the Escrow Agreement, (iv) to authorize or object to delivery to the Acquirer of the Escrow Fund, or any portion thereof, in satisfaction of indemnification claims by the Acquirer in accordance with the provisions of the Escrow Agreement, (v) to act on behalf of Owners in accordance with the provisions of the Agreement and the Additional Agreements, the securities described herein and any other document or instrument executed in connection with the Agreement and the Transactions, (vi) to endorse and deliver any certificates or instruments of assignment as Acquirer shall reasonably request; (vii) to execute and deliver on behalf of each such Owner any amendment, waiver, ancillary agreement and documents on behalf of any Owner that the Owners’ Representative deems necessary or appropriate; and (viii) to take all actions necessary or appropriate in the judgment of the Owners’ Representative for the accomplishment of the foregoing and to do each and every act and exercise any and all rights which the Owners collectively are permitted or required to do or exercise under this Agreement. The Acquirer is expressly authorized to rely on the genuineness of the signature of Owners’ Representative and, upon receipt of any writing which reasonably appears to have been signed by Owners’ Representative, Acquirer may act in good faith upon the same without any further duty of inquiry as to the genuineness of the writing.

(b)    Such agency may be changed by the Owners from time to time upon no less than twenty (20) days prior written notice to the Acquirer, provided, however, that the Owners’ Representative may not be removed unless holders of at least 51% of all of the Target Company’s Equity Interests on an as-if converted basis outstanding immediately prior to the Transactions agrees to such removal. Any vacancy in the position of Owners’ Representative may be filled by approval of the holders of at least 51% of all of the Target Company’s Equity Interests on an as-if converted basis outstanding immediately prior to the Transactions. Any removal or change of the Owners’ Representative shall not be effective until written notice is delivered to Acquirer. No bond shall be required of the Owners’ Representative, and the Owners’ Representative shall not receive any compensation for his services. Notices or communications to or from the Owners’ Representative shall constitute notice to or from the Owners.

(c)    A decision, act, consent or instruction of the Owners’ Representative shall, for all purposes hereunder, constitute a decision, act, consent or instruction of all of the Owners of the Target Company and shall be final, binding and conclusive upon each of the Owners. In connection with this Agreement, the Escrow Agreement, and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Owners’ Representative hereunder (i) the Owners’ Representative shall incur no responsibility whatsoever to any Owners by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) the Owners’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Owners’ Representative pursuant to such advice shall in no event subject the Owners’ Representative to liability to any Owners. Each Owner shall severally (in accordance with their ownership percentages in the Target Company as set forth on Schedule 12.14(c)), and not jointly, indemnify the Owners’ Representative, against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever) (“Owners’ Representative Losses”), arising out of or in connection with any actions taken or omitted to be taken by the Owners’ Representative pursuant to the terms of this Agreement or the Escrow Agreement (including any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Owners’ Representative hereunder, or otherwise), in each case as such Owners’ Representative Loss is incurred or suffered. If not paid directly to the Owners’ Representative by the Owners, any such Owners’ Representative Loss may be recovered by the Owners’ Representative from the Escrow Fund otherwise distributable to the Owners pursuant to the terms hereof and the Escrow Agreement at the time of distribution in accordance with written instructions delivered by the Owners’ Representative to the Escrow Agent; provided that while this section allows the Owners’ Representative to be paid from the Escrow Fund, this does not relieve the Owners from their obligation to promptly pay such Owners’ Representative Losses as they are suffered or incurred, nor does it prevent the Owners’ Representative from seeking any remedies available to it at law or otherwise.

12.15     Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

12.16    Significant Owners’ Releases. Effective as of the Closing and to the fullest extent permitted by applicable Law, each Significant Owner, on his, her, or its own behalf and on behalf of its past, present or future officers, managers, partners, agents, attorneys, advisors, representatives, heirs, successors and assigns, including any receiver, any assignee for the benefit of creditors or any trustee under the United States Bankruptcy Code (each, a “Releasing Party” and, collectively, the “Releasing Parties”) hereby absolutely, unconditionally and irrevocably releases and forever discharges the Target Company and their respective Affiliates, successors and past, present and future assigns, trusts, trustees, owners, partners, managers, directors, officers, agents, attorneys and representatives (collectively, the “Released Parties”) from the following (collectively, the “Released Claims”): all claims, actions, causes of action, suits, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands arising out of, relating to or in any way connected with the Target Company or the transactions contemplated by this Agreement, including (without limitation) all claims related to any Releasing Party’s ownership or purported ownership in the Target Company or any actual or promised grants of any of the foregoing, any Releasing Party’s relationship with any of the Target Company and all claims related to the payment amounts set forth herein, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by a Releasing Party, whether the same be in administrative proceedings, in arbitration or admiralty, at law, in equity or mixed, which such Releasing Party ever had or now has against the Released Parties (or any of them), in respect of any and all agreements, liabilities or obligations entered into or incurred on or prior to the Closing Date, or in respect of any event occurring or circumstances existing on or prior to the Closing Date, whether or not relating to claims or circumstances existing on or prior to the Closing Date, whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that the Released Claims shall not include any rights and claims arising under this Agreement or any Additional Agreement. Each of the Releasing Parties acknowledges that it may hereafter discover facts in addition to or different from those that such Releasing Party now knows or believes to be true with respect to the subject matter of this release, but it is such Releasing Parties’ intention to fully and finally and forever settle and release any and all Released Claims, respectively, that do now exist, may exist or heretofore have existed with respect to the subject matter of this release. In furtherance of this intention, the releases contained in this Section 12.16 shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts.

12.17    Spousal Consent. Simultaneously with the execution of this Agreement or an Owner Joinder, as applicable, each Owner shall deliver to Acquirer a spousal consent in the form attached hereto as Exhibit D executed by his spouse.

12.18 Supplement to Schedules. From time to time prior to the Closing, but in no event later than October 11, 2022 (the “Supplement Cutoff Date”), the Acquirer, the Target Company, and the Owners shall have the right (but not the obligation, except in the case of the delivery of the audited financial statements of the Target Company as of and for the fiscal years ended 2020 and 2021, consisting of the audited balance sheets as of such dates, the audited income statements for the periods then-ended, the audited cash flow statements for the periods then-ended and the corresponding notes to such financial statements, which the Target Company shall be obligated to deliver prior to the Supplement Cutoff Date) to supplement or amend the Disclosure Schedules with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each, a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Article 8 have been satisfied; provided, however, that if, hereunder, the Acquirer has the right to, but does not timely and properly elect to, terminate this Agreement within ten (10) Business Days of its receipt of such Schedule Supplement, then the Acquirer or the Target Company and Owners, as applicable, shall be deemed to have waived any right to terminate this Agreement with respect to such matter and, further, shall have waived its right to indemnification under Section 9.1 with respect to such matter.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ACQUIRER:

ISORAY, INC., a Delaware corporation

By:              /s/ Lori A. Woods

Name:       Lori A. Woods

Title:         Chief Executive Officer

MERGER SUB:

ISORAY ACQUISITION CORP., a Delaware

corporation

By:              /s/ Lori A. Woods

Name:       Lori A. Woods

Title:         Chief Executive Officer

OWNERS’ REPRESENTATIVE:

By:              /s/ Cameron Gray

Name:       Cameron Gray

OWNERS:

NEXT LEVEL VENTURES FUND II, LLLP

By:             /s/ Craig Ibsen

Name:        Craig Ibsen

Title:          Next Level Ventures GPII, Manager

By:              /s/ Michael Schultz

Name:       Michael K. Schultz

By:              /s/ Frances Johnson

Name:       Frances L. Johnson

LEGACY 2022 GRANTOR RETAINED

ANNUITY TRUST

By:             /s/ Vincent Gaffney

Name:       Vincent Gaffney

Title:         Vice President, Hills Bank, Trustee

MIRACLE 2022 GRANTOR RETAINED

ANNUITY TRUST

By:             /s/ Vincent Gaffney

Name:       Vincent Gaffney

Title:         Vice President, Hills Bank, Trustee

By:              /s/ Heyward Coleman

Name:       Heyward H. Coleman

By:              /s/ Cameron Gray

Name:       Cameron Gray

ASV – VIEWPOINT, LLC

By:              /s/ Jeff Krol

Name:        Jeff Krol

Title:          Manager

By:              /s/ Peter A. Appel

Name:       Peter A. Appel

TARGET COMPANY:

VIEWPOINT MOLECULAR TARGETING,

INC., a Delaware corporation

By:              /s/ Thijs Spoor

Name:        Thijs Spoor

Title:          CEO

2

Exhibit A

[Registration Rights and Lock-Up Agreement]

3

Execution Version

REGISTRATION RIGHTS AND LOCK‑UP AGREEMENT

THIS REGISTRATION RIGHTS AND LOCK‑UP AGREEMENT (this “Agreement”), dated as of [●], 2022, is made and entered into by and among (i) Isoray, Inc., a Delaware corporation (the “Company”), (ii) each of the Persons listed on Schedule A attached hereto (the “Schedule of Holders”) as of the date hereof, and (iii) each of the other Persons set forth from time to time on the Schedule of Holders who, at any time, own securities of the Company and enter into a joinder to this Agreement agreeing to be bound by the terms hereof (each Person identified in the foregoing (ii) and (iii), a “Holder” and, collectively, the “Holders”).

RECITALS

WHEREAS, the Company, Viewpoint Molecular Targeting, Inc., a Delaware corporation (“Viewpoint”) and Isoray Acquisition Corp., a Delaware corporation (“Merger Sub”), have entered into that certain Agreement and Plan of Merger, dated as of September 27, 2022 (as amended or supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub shall merge with and into Viewpoint (the “Merger”), with Viewpoint surviving the Merger as a wholly owned subsidiary of the Company; and

WHEREAS, the equityholders of Viewpoint will receive unregistered shares of Common Stock of the Company which shares will be restricted and the Holders desire to register the restricted shares of Common Stock they will receive pursuant to the Merger and the Company desires to have the Holders enter into a lock-up agreement to restrict the trading of the Common Stock they receive from the Company for a prescribed period of time.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.        Resale Shelf Registration Rights.

(a)    Registration Statement Covering Resale of Registrable Securities. The Company shall prepare and file or cause to be prepared and filed with the Commission, no later than thirty (30) days following the date of this Agreement (the “Filing Deadline”), a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the holders of all of the Registrable Securities held by the Registration Rights Holders (the “Resale Shelf Registration Statement”). The Resale Shelf Registration Statement shall be on Form S‑3 (“Form S‑3”) or, if Form S‑3 is not then available to the Company, on Form S‑1 or such other appropriate form permitting Registration of such Registrable Securities for resale by such Registration Rights Holders. The Company shall use reasonable best efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing, but in no event later than the earlier of (i) sixty (60) days following the Filing Deadline or (ii) ten (10) Business Days after the Commission notifies the Company that it will not review the Resale Shelf Registration Statement, if applicable (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended by no more than ninety (90) days after the Filing Deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. Once effective, the Company shall use reasonable best efforts to keep the Resale Shelf Registration Statement continuously effective and shall cause the Resale Shelf Registration Statement to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another Registration Statement is available, under the Securities Act at all times until such date as all Registrable Securities covered by the Resale Shelf Registration Statement (i) have been sold, thereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 without the requirement for the Company to be in compliance with the current public information requirement under Rule 144, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company’s transfer agent and the affected Registration Rights Holders (the “Effectiveness Period”). The Resale Shelf Registration Statement shall contain a Prospectus in such form as to permit any Registration Rights Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement (subject to lock‑up restrictions provided in this Agreement), and shall provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, the Registration Rights Holders.

4

(b)    Notification and Distribution of Materials. The Company shall notify the Registration Rights Holders in writing of the effectiveness of the Resale Shelf Registration Statement as soon as practicable, and in any event within one (1) Business Day after the Resale Shelf Registration Statement becomes effective, and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Registration Rights Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

(c)    Amendments and Supplements. Subject to the provisions of Section 1(a) above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities during the Effectiveness Period. If any Resale Shelf Registration Statement filed pursuant to Section 1(a) is filed on Form S‑3 and thereafter the Company becomes ineligible to use Form S‑3 for secondary sales, the Company shall promptly notify the Registration Rights Holders of such ineligibility and shall file a shelf registration on Form S‑1 or other appropriate form as promptly as practicable to replace the shelf registration statement on Form S‑3 and use its reasonable best efforts to have such replacement Resale Shelf Registration Statement declared effective as promptly as practicable and to cause such replacement Resale Shelf Registration Statement to remain effective, and shall cause the Resale Shelf Registration Statement to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, that another Resale Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Registration Rights Holders during the Effectiveness Period; provided, however, that at any time the Company once again becomes eligible to use Form S‑3, the Company shall cause such replacement Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is once again on Form S‑3.

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(d)    Notwithstanding the registration obligations set forth in this Section 1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the holders thereof and shall file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), on Form S‑3, or if Form S‑3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly‑available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Registration Rights Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Registration Rights Holders, subject to a determination by the Commission that certain Registration Rights Holders must be reduced first based on the number of Registrable Securities held by such Registration Rights Holders. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company shall file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S‑3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

(e)    Registrations effected pursuant to this Section 1 shall not be counted as Demand Registrations effected pursuant to Section 2.

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2.        Demand Registrations.

(a)    Requests for Registration. Subject to the terms and conditions of this Agreement, if, at any time during the Effectiveness Period, there is not an Effective Registration Statement covering all of the Registrable Securities, the holders of Registrable Securities may request registration under the Securities Act of all or any portion of their Registrable Securities on Form S‑3 (including a shelf registration pursuant to Rule 415 under the Securities Act) or any similar short‑form registration statement, including an automatic shelf registration statement (as defined in Rule 405) (an “Automatic Shelf Registration Statement”), if available to the Company (“Short‑Form Registrations”) in accordance with Section 2(b) and Section 2(c) below (such holders being referred to herein as the “Initiating Holders” and all registrations requested by the Initiating Holders being referred to herein as “Demand Registrations”). Each request for a Demand Registration shall specify the approximate number of Registrable Securities requested to be registered and the intended method of distribution. Within five (5) Business Days after receipt of any such request, the Company shall give written notice of such requested registration to all other holders of Registrable Securities and, subject to the terms and conditions set forth herein, shall include in such registration (and in all related registrations and qualifications under state blue sky laws or in compliance with other registration requirements and in any related underwriting) all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within five (5) Business Days after the receipt of the Company’s notice. Each holder of Registrable Securities agrees that such holder shall treat as confidential the receipt of the notice of Demand Registration and shall not disclose or use the information contained in such notice of Demand Registration without the prior written consent of the Company until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by the holder in breach of the terms of this Agreement. Each of the Registration Rights Holders holding a majority of the Registrable Securities shall be entitled to request an unlimited number of Short‑Form Registrations, in which the Company shall pay all Registration Expenses whether or not any such Short‑Form Registration has become effective; provided, however, that the Company shall not be obligated to effect any such Short‑Form Registration: (i) if the holders of Registrable Securities, together with the holders of any other securities of the Company entitled to inclusion in such Short‑Form Registration, propose to sell Registrable Securities with an aggregate market price at the time of request of less than $5,000,000, or (ii) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) Short‑Form Registrations for the holders of Registrable Securities requesting a Short‑Form Registration pursuant to this Section 2(c). Demand Registrations shall be Short‑Form Registrations whenever the Company is permitted to use any applicable short form registration and if the managing underwriters (if any) agree to the use of a Short‑Form Registration. For so long as the Company is subject to the reporting requirements of the Exchange Act, the Company shall use its reasonable best efforts to make Short‑Form Registrations available for the offer and sale of Registrable Securities. If the Company is qualified to and, pursuant to the request of the holders of a majority of the Registrable Securities or the Initiating Holder(s), as applicable, has filed with the Commission a registration statement under the Securities Act on Form S‑3 pursuant to Rule 415 (a “Shelf Registration”), then the Company shall use its reasonable best efforts to cause the Shelf Registration to be declared effective under the Securities Act as soon as practicable after filing, and, if the Company is a WKSI at the time of any such request, to cause such Shelf Registration to be an Automatic Shelf Registration Statement, and once effective, the Company shall cause such Shelf Registration to remain effective (including by filing a new Shelf Registration, if necessary) for a period ending on the date on which all Registrable Securities included in such registration have been sold or distributed pursuant to the Shelf Registration. If for any reason the Company ceases to be a WKSI or becomes ineligible to utilize Form S‑3, the Company shall prepare and file with the Commission a registration statement or registration statements on such form that is available for the sale of Registrable Securities.

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(b)    Long‑Form Registrations. If a Short-Form Registration is not available, then the Registration Rights Holders holding a majority of the Registrable Securities may request one registration on Form S-1 or any similar long form registration statement (a “Long-Form Registration”) in which the Company shall pay all Registration Expenses whether or not any such Long‑Form Registration has become effective; provided, that the Company shall not be obligated to effect, or to take any action to effect, any Long‑Form Registration unless the aggregate market price of the Registrable Securities requested to be registered in such Long‑Form Registration exceeds $25,000,000 at the time of request. A registration shall not count as a permitted Long‑Form Registration until it has become effective and unless the holders of Registrable Securities are able to register and sell at least 90% of the Registrable Securities requested to be included in such registration; provided that in any event the Company shall pay all Registration Expenses in connection with any registration initiated as a Long‑Form Registration whether or not it has become effective.

(c)    Shelf Takedowns. At any time when the Resale Shelf Registration Statement or a Shelf Registration for the sale or distribution by holders of Registrable Securities on a delayed or continuous basis pursuant to Rule 415, including by way of an underwritten offering, block sale or other distribution plan (each, a “Resale Shelf Registration”) is effective and its use has not been otherwise suspended by the Company in accordance with the terms of Section 2(f) below, upon a written demand (a “Takedown Demand”) by any Registration Rights Holder that is, in either case, a Shelf Participant holding Registrable Securities at such time (the “Initiating Holder”), the Company will facilitate in the manner described in this Agreement a “takedown” of Registrable Securities off of such Resale Shelf Registration (a “takedown offering”) and the Company shall pay all Registration Expenses in connection therewith; provided that the Company will provide in connection with any marketed underwritten takedown offering, at least five (5) Business Days’ notice of such Takedown Demand to each holder of Registrable Securities (other than the Initiating Holder) that is a Shelf Participant. In connection with any marketed underwritten takedown offering, if any Shelf Participants entitled to receive a notice pursuant to the preceding sentence request inclusion of their Registrable Securities (by notice to the Company, which notice must be received by the Company no later than five (5) Business Days following the date notice is given to such participant), the Initiating Holder and the other Shelf Participants that request inclusion of their Registrable Securities shall be entitled to sell their Registrable Securities in such offering. Each holder of Registrable Securities that is a Shelf Participant agrees that such holder shall treat as confidential the receipt of the notice of a Takedown Demand and shall not disclose or use the information contained in such notice without the prior written consent of the Company until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by the holder in breach of the terms of this Agreement.

(d)    Priority on Demand Registrations and Takedown Offerings. The Company shall not include in any Demand Registration that is an underwritten offering any securities that are not Registrable Securities without the prior written consent of the managing underwriters and the holders of a majority of the Registrable Securities then outstanding. If a Demand Registration or a takedown offering is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold in an orderly manner in such offering within a price range acceptable to the holders of a majority of the Registrable Securities held by Initiating Holders, the Company shall include in such offering prior to the inclusion of any securities which are not Registrable Securities the maximum number of Registrable Securities requested to be included in such registration (if necessary, allocated pro rata among the holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such holder).

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(e)    Restrictions on Demand Registrations and Takedown Offerings. Any demand for the filing of a registration statement or for a registered offering (including a takedown offering) hereunder will be subject to the constraints of any applicable lock‑up arrangements, and any such demand must be deferred until such lock‑up arrangements no longer apply.

(i)    The Company shall not be obligated to effect any Demand Registration within 30 days prior to the Company’s good faith estimate of the date of filing of an underwritten public offering of the Company’s securities and for such a period of time after such a filing as the managing underwriters request, provided that such period shall not exceed 90 days from the effective date of any such underwritten public offering. The Company may postpone, for up to 60 days from the date of the request (the “Suspension Period”), the filing or the effectiveness of a registration statement for a Demand Registration or suspend the use of a prospectus that is part of any Resale Shelf Registration (and therefore suspend sales of the Registrable Securities included therein) by providing written notice to the holders of Registrable Securities if the board of directors of the Company reasonably determines in good faith that the offer or sale of Registrable Securities would be expected to have a material adverse effect on any proposal or plan by the Company or any subsidiary thereof to engage in any material acquisition or disposition of assets or stock (other than in the ordinary course of business) or any material merger, consolidation, tender offer, recapitalization, reorganization or similar transaction or would require the Company to disclose any material nonpublic information which would reasonably be likely to be detrimental to the Company and its subsidiaries; provided that in such event, the holders of Registrable Securities initially requesting such Demand Registration or Takedown Demand shall be entitled to withdraw such request. The Company may delay or suspend the effectiveness of a Demand Registration or takedown offering pursuant to this Section 2(f)(i) only twice in any consecutive twelve‑month period; provided that, for the avoidance of doubt, the Company may in any event delay or suspend the effectiveness of any Demand Registration or takedown offering in the case of an event described under Section 5(g) to enable it to comply with its obligations set forth in Section 5(g). The Company may extend the Suspension Period for an additional consecutive 30 days with the consent of the Applicable Approving Party; provided further that under no circumstances shall the aggregate Suspension Periods during any consecutive twelve‑month period exceed 90 days.

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(ii)    In the case of an event that causes the Company to suspend the use of any Resale Shelf Registration as set forth in Section 2(e)(i) or pursuant to Section 5(g) (a “Suspension Event”), the Company shall give a notice to the holders of Registrable Securities registered pursuant to such Shelf Registration (a “Suspension Notice”) to suspend sales of the Registrable Securities and such notice shall state generally the basis for the notice and that such suspension shall continue only for so long as the Suspension Event or its effect is continuing. A holder of Registrable Securities shall not effect any sales of the Registrable Securities pursuant to such Resale Shelf Registration (or such filings) at any time after it has received a Suspension Notice from the Company and prior to receipt of an End of Suspension Notice (as defined below). Each holder of Registrable Securities agrees that such holder shall treat as confidential the receipt of the Suspension Notice and shall not disclose or use the information contained in such Suspension Notice without the prior written consent of the Company until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by such holder in breach of the terms of this Agreement. The holders of Registrable Securities may recommence effecting sales of the Registrable Securities pursuant to the Resale Shelf Registration (or such filings) following further written notice to such effect (an “End of Suspension Notice”) from the Company, which End of Suspension Notice shall be given by the Company to the holders of Registrable Securities and to such holders’ counsel, if any, promptly following the conclusion of any Suspension Event (it being understood that, in the case of a Suspension Event pursuant to Section 2(e)(i), such Suspension Event shall automatically end, with or without delivery of an End of Suspension Notice, if the Suspension Period thereof pursuant to such Section 2(e)(i) shall have expired).

(iii)    Notwithstanding any provision herein to the contrary, if the Company shall give a Suspension Notice with respect to any Resale Shelf Registration pursuant to this Section 2(e), the Company agrees that it shall extend the period of time during which such Resale Shelf Registration shall be maintained effective pursuant to this Agreement by the number of days during the period from the date of receipt by the holders of the Suspension Notice to and including the date of receipt by the holders of the End of Suspension Notice and provide copies of the supplemented or amended prospectus necessary to resume sales, with respect to each Suspension Event; provided that such period of time shall not be extended beyond the date that Common Stock covered by such Resale Shelf Registration are no longer Registrable Securities.

(f)    Selection of Underwriters. In connection with any Demand Registration, the Applicable Approving Party shall have the right to select the investment banker(s) and manager(s) to administer the offering; provided that such selection shall be subject to the written consent of the Company, which consent will not be unreasonably withheld, conditioned or delayed. If any takedown offering is an underwritten offering, the Applicable Approving Party shall have the right to select the investment banker(s) and manager(s) to administer such takedown offering. In each case, the Applicable Approving Party shall have the right to approve the underwriting arrangements with such investment banker(s) and manager(s) on behalf of all holders of Registrable Securities participating in such offering. All Registration Rights Holders proposing to distribute their securities through underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting.

(g)    Participation in Registrations. No Holder may participate in any Registration hereunder which is underwritten unless such Holder (i) agrees to sell its securities on the basis provided in any underwriting arrangements approved by the persons entitled hereunder to approve such arrangements, and (ii) completes and executes all questionnaires, powers of attorney, underwriting agreements and other documents customarily required under the terms of such underwriting arrangements (which agreements do not take away or restrict rights of such Person hereunder in any material respects or increase such Person’s liabilities in any material respects) and provides such reasonable written information concerning itself as may be required for registration, including for inclusion in any registration statement.

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(h)    Other Registration Rights. The Company represents and warrants to each holder of Registrable Securities that the registration rights granted in this Agreement do not conflict with any other registration rights granted by the Company. Except as provided in this Agreement, the Company shall not grant to any Persons the right to request the Company to register any equity securities of the Company, or any securities, options or rights convertible or exchangeable into or exercisable for such securities, without the prior written consent of the holders of a majority of the Registrable Securities then outstanding.

(i)    Revocation of Demand Notice or Takedown Notice. At any time prior to the effective date of the registration statement relating to a Demand Registration or the “pricing” of any offering relating to a Takedown Demand, the holders of a majority of the Registrable Securities or the Initiating Holder(s), as applicable, that requested such Demand Registration or takedown offering may revoke such request for a Demand Registration or takedown offering on behalf of all holders of Registrable Securities participating in such Demand Registration or takedown offering without liability to such holders of Registrable Securities, in each case by providing written notice to the Company.

3.        Piggyback Registrations.

(a)    Right to Piggyback. If, at any time during the Effectiveness Period, there is not an Effective Registration Statement covering all of the Registrable Securities and the Company proposes to register any of its securities under the Securities Act (other than (i) pursuant to the Resale Shelf Registration Statement, (ii) pursuant to a Demand Registration, (iii) pursuant to a Takedown Demand, (iv) in connection with registrations on Form S‑4 or S‑8 promulgated by the Commission or any successor forms, (v) a registration relating solely to employment benefit plans, (vi) in connection with a registration the primary purpose of which is to register debt securities, or (vii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities) and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice to all holders of Registrable Securities of its intention to effect such a Piggyback Registration and, subject to the terms of Sections 3(c) and 3(d) hereof, shall include in such Piggyback Registration (and in all related registrations or qualifications under blue sky laws or in compliance with other registration requirements and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 10 business days after the delivery of the Company’s notice; provided that any such other holder may withdraw its request for inclusion at any time prior to executing the underwriting agreement or, if none, prior to the applicable registration statement becoming effective.

(b)    Piggyback Expenses. The Registration Expenses of the holders of Registrable Securities shall be paid by the Company in all Piggyback Registrations, whether or not any such registration became effective.

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(c)    Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number of securities which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration by the Registration Rights Holders which, in the opinion of such underwriters, can be sold, without any such adverse effect (pro rata among the holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such holder), and (iii) third, other securities requested to be included in such registration which, in the opinion of such underwriters, can be sold, without any such adverse effect.

(d)    Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s securities other than holders of Registrable Securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number of securities which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company shall include in such registration (i) first, the securities requested to be included therein by the holders initially requesting such registration, (ii) second, the Registrable Securities requested to be included in such registration by the Registration Rights Holders which, in the opinion of such underwriters, can be sold, without any such adverse effect (pro rata among the holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such holder), and (iii) third, if all of the Registrable Securities requested to be included in Section 3(c)(ii) above are included, then other securities requested to be included in such registration which, in the opinion of such underwriters, can be sold, without any such adverse effect.

(e)    Other Registrations. If during the Effectiveness Period, the Company has previously filed a registration statement with respect to Registrable Securities pursuant to Section 2 or pursuant to this Section 3, and if such previous registration has not been withdrawn or abandoned, then the Company shall not be required to file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S‑8 or any successor form) at the request of any holder or holders of such securities until a period of at least 90 days has elapsed from the effective date of such previous registration.

(f)    Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3 whether or not any holder of Registrable Securities has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 7.

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4.        Agreements of Holders.

(a)    If required by the Applicable Approving Party or the managing underwriter, in connection with any underwritten Public Offering on or after the date hereof, each holder of 5% or more of the outstanding Registrable Securities shall enter into lock-up agreements with the managing underwriter(s) of such underwritten Public Offering in such form as agreed to by the Applicable Approving Party; provided that the applicable lock-up period shall not exceed 90 days.

(b)    The holders of Registrable Securities shall use reasonable best efforts to provide such information as may reasonably be requested by the Company, or the managing underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the Registration Statement, including amendments and supplements thereto, in order to effect the Registration of any Registrable Securities under the Securities Act pursuant to Section 3 and in connection with the Company’s obligation to comply with federal and applicable state securities laws.

5.        Registration Procedures. In connection with the Registration to be effected pursuant to the Resale Shelf Registration Statement, and whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement or have initiated a takedown offering, the Company shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as reasonably possible:

(a)    prepare in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder and file with the Commission a registration statement, and all amendments and supplements thereto and related prospectuses as may be necessary to comply with applicable securities laws, with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective (provided that at least three (3) Business Days before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to counsel selected by the Applicable Approving Party copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel);

(b)    notify each holder of Registrable Securities of (A) the issuance by the Commission of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose, (B) the receipt by the Company or its counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (C) the effectiveness of each registration statement filed hereunder;

(c)    prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period ending when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of distribution by the sellers thereof set forth in such registration statement (but not in any event before the expiration of any longer period required under the Securities Act or, if such registration statement relates to an underwritten Public Offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sale of Registrable Securities by an underwriter or dealer) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

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(d)    furnish to each seller of Registrable Securities thereunder such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), each Free‑Writing Prospectus and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(e)    during any period in which a prospectus is required to be delivered under the Securities Act, promptly file all documents required to be filed with the Commission, including pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Act;

(f)    use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the lead underwriter or the Applicable Approving Party reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4(f), (ii) consent to general service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction);

(g)    promptly notify in writing each seller of such Registrable Securities (i) after it receives notice thereof, of the date and time when such registration statement and each post‑effective amendment thereto has become effective or a prospectus or supplement to any prospectus relating to a registration statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained, (ii) after receipt thereof, of any request by the Commission for the amendment or supplementing of such registration statement or prospectus or for additional information, and (iii) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company promptly shall prepare, file with the Commission and furnish to each such seller a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(h)    cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on a securities exchange and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with FINRA;

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(i)    provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(j)    enter into and perform such customary agreements (including underwriting agreements in customary form) and take all such other actions as the Applicable Approving Party or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, effecting a stock split or a combination of shares and preparing for and participating in such number of “road shows”, investor presentations and marketing events as the underwriters managing such offering may reasonably request);

(k)    make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate and business documents and properties of the Company as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, managers, directors, employees, agents, representatives and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(l)    take all reasonable actions to ensure that any Free‑Writing Prospectus utilized in connection with any Demand Registration (including any Shelf Registration) or Piggyback Registration hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(m)    otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission;

(n)    permit any holder of Registrable Securities who, in its good faith judgment (based on the advice of counsel), could reasonably be expected to be deemed to be an underwriter or a controlling Person of the Company to participate in the preparation of such registration or comparable statement and to require the insertion therein of material furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included;

(o)    in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in such registration statement for sale in any jurisdiction, the Company shall use its reasonable best efforts promptly to obtain the withdrawal of such order;

(p)    use its reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;

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(q)    cooperate with the holders of Registrable Securities covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement and enable such securities to be in such denominations and registered in such names as the managing underwriter, or agent, if any, or such holders may request;

(r)    cooperate with each holder of Registrable Securities covered by the registration statement and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(s)    if such registration includes an underwritten public offering, use its reasonable best efforts to obtain a cold comfort letter from the Company’s independent public accountants and addressed to the underwriters, in customary form and covering such matters of the type customarily covered by cold comfort letters as the underwriters in such registration reasonably request;

(t)    provide a legal opinion of the Company’s outside counsel, dated the effective date of such registration statement (and, if such registration includes an underwritten Public Offering, dated the date of the closing under the underwriting agreement), with respect to the registration statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature, which opinion shall be addressed to the underwriters;

(u)    if the Company files an Automatic Shelf Registration Statement covering any Registrable Securities, use its reasonable best efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405)) during the period during which such Automatic Shelf Registration Statement is required to remain effective;

(v)    if the Company does not pay the filing fee covering the Registrable Securities at the time an Automatic Shelf Registration Statement is filed, pay such fee at such time or times as the Registrable Securities are to be sold; and

(w)    subject to the terms of Section 2(c) and Section 2(d), if an Automatic Shelf Registration Statement has been outstanding for at least three (3) years, at the end of the third year, refile a new Automatic Shelf Registration Statement covering the Registrable Securities, and, if at any time when the Company is required to re‑evaluate its WKSI status the Company determines that it is not a WKSI, use its reasonable best efforts to refile the registration statement on Form S‑3 and keep such registration statement effective (including by filing a new Resale Shelf Registration or Shelf Registration, if necessary) during the period throughout which such registration statement is required to be kept effective.

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6.        Registration Expenses.

(a)    All expenses incident to the Company’s performance of or compliance with this Agreement, including, without limitation, all registration, qualification and filing fees, listing fees, fees and expenses of compliance with securities or blue sky laws, stock exchange rules and filings, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding underwriting discounts and commissions) and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”), shall be borne by the Company as provided in this Agreement and, for the avoidance of doubt, the Company also shall pay all of its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed. Each Person that sells securities pursuant to a Demand Registration, a Takedown Demand or Piggyback Registration hereunder shall bear and pay all underwriting discounts and commissions and transfer taxes applicable to the securities sold for such Person’s account.

(b)    the Company shall reimburse the holders of Registrable Securities included in such registration for the reasonable fees and disbursements of one counsel and one local counsel (if necessary) chosen by the Applicable Approving Party for the purpose of rendering a legal opinion on behalf of such holders in connection with any underwritten Demand Registration, takedown offering or Piggyback Registration, such fees not to exceed $25,000.

(c)    To the extent Registration Expenses are not required to be paid by the Company, each holder of securities included in any registration hereunder shall pay those Registration Expenses allocable to the registration of such holder’s securities so included, and any Registration Expenses not so allocable shall be borne by all sellers of securities included in such registration in proportion to the aggregate selling price of the securities to be so registered.

7.        Indemnification.

(a)    The Company agrees to (i) indemnify and hold harmless, to the fullest extent permitted by law, each Registration Rights Holder and their respective officers, directors, members, partners, agents, affiliates and employees and each Person who controls such Registration Rights Holder (within the meaning of the Securities Act or the Exchange Act) against all losses, claims, actions, damages, liabilities and expenses caused by (A) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (B) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and (ii) pay to each Registration Rights Holder and their respective officers, directors, members, partners, agents, affiliates and employees and each Person who controls such Registration Rights Holder (within the meaning of the Securities Act or the Exchange Act), as incurred, any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, except insofar as the same are caused by or contained in any information furnished in writing to the Company or any managing underwriter by such Registration Rights Holder expressly for use therein; provided, however, that the indemnity agreement contained in this Section 7 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable in any such case for any such claim, loss, damage, liability or action to the extent that it solely arises out of or is based upon an untrue statement of any material fact contained in the registration statement or omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in the registration statement, in reliance upon and in conformity with written information furnished by such Registration Rights Holder expressly for use in connection with such registration statement. In connection with an underwritten offering, the Company shall indemnify any underwriters or deemed underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act or the Exchange Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

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(b)    In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall indemnify the Company, its officers, directors, employees, agents and representatives and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such holder; provided that the obligation to indemnify shall be individual, not joint and several, for each holder and shall be limited to the net amount of proceeds actually received by such holder from the sale of Registrable Securities pursuant to such registration statement.

(c)    Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (as well as one local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicted indemnified parties shall have a right to retain one separate counsel, chosen by the holders of a majority of the Registrable Securities included in the registration, at the expense of the indemnifying party. No indemnifying party, in the defense of such claim or litigation, shall, except with the consent of each indemnified party, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

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(d)    Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Sections 8(a) or 8(b) are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 7(d) were determined by pro rata allocation (even if the holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 7(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 7(c), defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The sellers’ obligations in this Section 7(d) to contribute shall be several in proportion to the amount of securities registered by them and not joint and shall be limited to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration.

(e)    The indemnification and contribution provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of Registrable Securities and the termination or expiration of this Agreement.

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8.        Participation in Underwritten Registrations. No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including, without limitation, pursuant to any over‑allotment or “green shoe” option requested by the underwriters; provided that no holder of Registrable Securities shall be required to sell more than the number of Registrable Securities such holder has requested to include) and (b) completes and executes all questionnaires, powers of attorney, custody agreements, stock powers, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided that no holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding such holder, such holder’s title to the securities, such Person’s authority to sell such securities and such holder’s intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto that are materially more burdensome than those provided in Section 8. Each holder of Registrable Securities shall execute and deliver such other agreements as may be reasonably requested by the Company and the lead managing underwriter(s) that are consistent with such holder’s obligations under Section 4, Section 5 and this Section 8 or that are necessary to give further effect thereto. To the extent that any such agreement is entered into pursuant to, and consistent with, Section 4 and this Section 8, the respective rights and obligations created under such agreement shall supersede the respective rights and obligations of the holders, the Company and the underwriters created pursuant to this Section 8.

9.        Other Agreements; Certain Limitations on Registration Rights. The Company shall file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder and shall take such further action as the Registration Rights Holders may reasonably request, all to the extent required to enable such Persons to sell securities pursuant to (a) Rule 144 adopted by the Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Commission or (b) a registration statement on Form S‑3 or any similar registration form hereafter adopted by the Commission. Upon request, the Company shall deliver to the Registration Rights Holders a written statement as to whether it has complied with such requirements. The Company shall at all times use its reasonable best efforts to cause the securities so registered to continue to be listed on one or more of the New York Stock Exchange, the New York Stock Exchange American and the Nasdaq Stock Market. The Company shall use its best efforts to facilitate and expedite transfers of Registrable Securities pursuant to Rule 144, which efforts shall include timely notice to its transfer agent to expedite such transfers of Registrable Securities and delivery of any opinions requested by the transfer agent.

10.       Lock‑Up Provisions.

(a)    Each Lock‑Up Holder agrees that it, he or she shall not Transfer any Common Stock until the earlier of (i) six months or (ii) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Common Stock Lock‑Up Period”).

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(b)    Notwithstanding the provisions set forth in Section 10(a), Transfers of shares of Common Stock (collectively, “Restricted Securities”) that are held by the Lock‑Up Holders or any of their Permitted Transferees (that have complied with this Section 10), are permitted (i) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any affiliate of such Lock‑Up Holder or any member of such Lock‑Up Holder; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; or (v) in the case of a corporation, limited liability company, partnership, trust or other entity, transfers to its stockholders, members, partners or trust beneficiaries as part of a distribution, or to any corporation, partnership or other entity that is its affiliate, (vi) by virtue of the laws of the State of Delaware or a Lock‑Up Holder’s organizational documents upon dissolution of such Lock‑Up Holder (each such transferee, a “Permitted Transferee”); provided, however, that, in each case, any such Permitted Transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein in this Section 10(b) and the other restrictions contained in this Agreement.

(c)    If any Transfer not permitted under this Section 10 is made or attempted contrary to the provisions of this Agreement, such purported prohibited Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee as one of its equity holders for any purpose. In order to enforce this Section 10(c), the Company may impose stop‑transfer instructions with respect to the Restricted Securities of a Holder (and Permitted Transferees and assigns thereof) until the end of the applicable Lock‑Up Period.

(d)    During the Lock‑Up Period, each certificate or book‑entry position evidencing any Restricted Securities held by a Lock‑Up Holder shall be marked with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A REGISTRATION RIGHTS AND LOCK‑UP AGREEMENT, DATED AS OF [●], 2022, BY AND AMONG THE ISSUER OF SUCH SECURITIES AND THE REGISTERED HOLDER OF THE SHARES. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(e)    For the avoidance of doubt, each Lock‑Up Holder shall retain all of its rights as a stockholder of the Company with respect to the Restricted Securities it holds during the Lock‑Up Period, including the right to vote any such Restricted Securities that are entitled to vote. The Company agrees to (i) instruct its transfer agent to remove the legends in Section 10(d) upon the expiration of the applicable Lock‑Up Period and (ii) cause its legal counsel, at the Company’s expense, to deliver the necessary legal opinions, if any, to the transfer agent.

11.       Definitions.

(a)    “Applicable Approving Party” means the holders of a majority of the Registrable Securities participating in the applicable offering or, if applicable, in the case of a Long‑Form Registration or Short‑Form Registration effected pursuant to Section 2(a) or Section 2(b), respectively, the holders of a majority of the type of Registrable Securities that initiated such Short‑Form Registration.

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(b)    “Business Day” means any day that is not a Saturday or Sunday or a legal holiday in the state in which the Company’s chief executive office is located or in New York, NY.

(c)    “Commission” means the U.S. Securities and Exchange Commission.

(d)    “Common Stock” means the Common Stock of the Company, par value $0.001 per share.

(e)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

(f)     “FINRA” means the Financial Industry Regulatory Authority.

(g)    “Free‑Writing Prospectus” means a free‑writing prospectus, as defined in Rule 405 of the Securities Act.

(h)     “Lock‑Up Holders” means those Holders set forth on Schedule A hereto.

(i)    “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(j)    “Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post‑effective amendments and including all material incorporated by reference in such prospectus.

(k)    “Public Offering” means any sale or distribution by the Company and/or holders of Registrable Securities to the public of Common Stock pursuant to an offering registered under the Securities Act.

(l)    “Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

(m)    “Registrable Securities” means (i) any outstanding share of Common Stock (including the shares of Common Stock issued or issuable upon the exercise or conversion of any other equity security) of the Company held by a Registration Rights Holder as of the date of this Agreement, or any Common Stock issued or issuable with respect to the securities referred to above through a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they have been sold or distributed to the public pursuant to an offering registered under the Securities Act or sold to the public through a broker, dealer or market maker in compliance with Rule 144 following the Closing Date or repurchased by the Company or any of its subsidiaries. For purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities, and the Registrable Securities shall be deemed to be in existence, whenever such Person has the right to acquire directly or indirectly such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected, and such Person shall be entitled to exercise the rights of a holder of Registrable Securities hereunder; provided a holder of Registrable Securities may only request that Registrable Securities in the form of Common Stock be registered pursuant to this Agreement.

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(n)    “Registration Rights Holder” means those Holders set forth on Schedule A hereto.

(o)    “Registration Statement” means any registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of Common Stock or Registrable Securities, including the Prospectus included in such registration statement, amendments (including post‑effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement (other than a registration statement on Form S‑4 or Form S‑8, or their successors).

(p)    “Rule 144”, “Rule 405”, and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision) by the Commission, as the same shall be amended from time to time, or any successor rule then in force.

(q)    “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

(r)    “Shelf Participant” means any holder of Registrable Securities listed as a potential selling stockholder in connection with the Resale Shelf Registration Statement or the Shelf Registration or any such holder that could be added to such Resale Shelf Registration Statement or Shelf Registration without the need for a post‑effective amendment thereto or added by means of an automatic post‑effective amendment thereto.

(s)    “Transfer” means shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

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(t)    “WKSI” means a “well‑known seasoned issuer” as defined under Rule 405.

12.       Miscellaneous.

(a)    No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates or in any way impairs the rights granted to the Holders in this Agreement.

(b)    Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions among the parties hereto, written or oral, with respect to the subject matter hereof.

(c)    Remedies. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to any other rights and remedies existing in its favor, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

(d)    Other Registration Rights. The Company represents and warrants that no person, other than a holder of Registrable Securities pursuant to this Agreement, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

(e)    Amendments and Waivers. Compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified, with the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. Any amendment or waiver effected in accordance with this Section 12(e) shall be binding upon each Holder and the Company. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

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(f)    Successors and Assigns; No Third‑Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. A Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to (a) a Permitted Transferee of such Holder, or (b) any Person with the prior written consent of the Company. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and permitted assigns. This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in this Section 12(f) and (ii) the written agreement of the assignee, in a form reasonably acceptable to the Company, to be bound by the terms and provisions of this Agreement. Any transfer or assignment made other than as provided in this Section 12(f) shall be null and void.

(g)    All covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of purchasers or holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent holder of Registrable Securities.

(h)    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid, illegal or unenforceable in any respect under any applicable law, such provision shall be ineffective only to the extent of such prohibition, invalidity, illegality or unenforceability, without invalidating the remainder of this Agreement.

(i)    Counterparts. This Agreement may be executed simultaneously in counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(j)    Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” herein shall mean “including without limitation.”

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(k)    Governing Law; Jurisdiction. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any Delaware Chancery Court, or if such court does not have subject matter jurisdiction, any court of the United States located in the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

(l)    Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or email or by registered or certified mail (postage prepaid, return receipt requested) to each Holder at the address indicated on the Schedule of Holders attached hereto and to the Company at the address indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12(l)):

if to the Company:

Isoray, Inc.

350 Hills Street

Suite 106

Richland, WA 99354

Attention: Jonathan Hunt

Email: jhunt@isoray.com

with a copy to:

Gallagher & Kennedy, PC

2575 East Camelback Road

Suite 1100

Phoenix, AZ 85016‑9225

Attention: Stephen R. Boatwright

Email: steve.boatwright@gknet.com

(m)    Mutual Waiver of Jury Trial. As a specifically bargained inducement for each of the parties to enter into this Agreement (with each party having had opportunity to consult counsel), each party hereto expressly and irrevocably waives the right to trial by jury in any lawsuit or legal proceeding relating to or arising in any way from this Agreement or the transactions contemplated herein, and any lawsuit or legal proceeding relating to or arising in any way to this Agreement or the transactions contemplated herein shall be tried in a court of competent jurisdiction by a judge sitting without a jury.

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(n)    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

signature pages follow

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Isoray, Inc., a Delaware corporation By: Name: Title:

Complete the following as appropriate:

INDIVIDUAL HOLDER If you are an individual, print your name and sign below	ENTITY HOLDER If you are signing on behalf of an entity, please print the name of the entity, sign below, and indicate your name and title
Name of Individual (Please print)	Name of Entity (Please print)

By:
Signature	Name: Title:

Holder Address for Notices:

______________________________

______________________________

______________________________

Facsimile: _____________________

Attention: _____________________

Schedule A

Schedule of Holders

[●]

Exhibit B

[Owner Joinder]

JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”), dated as of         ______________________, 2022, is entered into by the undersigned (“Owner”).

WHEREAS, Owner owns Equity Interests in Viewpoint Molecular Targeting, Inc., a Delaware corporation (the “Target Company”), in the amount set forth on Schedule 1 hereto; and

WHEREAS, Owner desires to join as a “Owner” under that certain Agreement and Plan of Merger, dated as of September 27, 2022 (as may be amended, the “Merger Agreement”), by and among Isoray, Inc., a Delaware corporation (the “Acquirer”), Isoray Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Acquirer (“Merger Sub”), the Target Company, and Cameron Gray, as the representative of the Owners (as defined in the Merger Agreement) (the “Owners’ Representative”).

1.

Recitals and Defined Terms. The recitals to this Joinder Agreement are hereby incorporated by this reference as if fully set forth herein. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Merger Agreement.

2.

Joinder. By execution of this Joinder Agreement, Owner hereby joins the Merger Agreement as an “Owner” for all purposes of the Merger Agreement and agrees to be bound as a “Owner” by all the terms and provisions of the Merger Agreement with the same force and effect as if Owner had been a signatory to the Merger Agreement on the execution date thereof.

3.

Spousal Consent. If Owner is a natural person and is currently married as of the date of this Joinder Agreement, Owner represents and warrants that he or she is a resident of a state that is not a “community property” state, or if he or she is a resident of a state that is a “community property” state then his/her spouse has executed and delivered, or shall, concurrently with Owner’s execution hereof, execute and deliver to Purchaser and Owners’ Representative, his or her spouse’s acknowledgement of and consent to the existence and binding effect of all provisions contained in this Joinder Agreement and the Merger Agreement, which consent is attached in the form of Exhibit A hereto.

4.

Miscellaneous. Each party to the Merger Agreement is an intended third party beneficiary of this Joinder Agreement. This Joinder Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof. Delivery of an executed signature page of this Joinder Agreement by facsimile transmission, pdf, DocuSign or other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof. The illegality or unenforceability of any provision of this Joinder Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Joinder Agreement or any instrument or agreement required hereunder.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[Entity Owner]

By:

Name:

Title:

Address for Notices from Owners’ Representative:

____________________________

____________________________

//

By:

Name: [Individual Owner]

Address for Notices from Owners’ Representative:

____________________________

____________________________

Schedule 1

Owner	Shares of Target Company Common Stock or Other Equity Interests

Exhibit A

Spousal Consent

[See attached]

CONSENT OF SPOUSE

I, ____________________, certify that I am the spouse of ______________, and acknowledge that I have read the Joinder Agreement, dated as of                   , 2022, to which this Consent is attached as Exhibit A (the “Joinder Agreement”) and the certain Agreement and Plan of Merger, dated as of September 27, 2022 (as may be amended, the “Merger Agreement”), by and among Isoray, Inc., a Delaware corporation (the “Acquirer”), Isoray Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Acquirer (“Merger Sub”), Viewpoint Molecular Targeting, Inc., a Delaware Corporation (the “Target Company”), and Cameron Gray, as the representative of the Owners (as defined in the Merger Agreement) (the “Owners’ Representative”), and that I know the contents of the Joinder Agreement and the Merger Agreement. I am aware that the Merger Agreement contains provisions regarding the exchange of Target Company Common Stock (the “Equity Interests”) that my spouse owns, including any interest I might have therein, for shares of Acquirer Common Stock at the Exchange Ratio set forth in the Merger Agreement.

I hereby agree that my interest, if any, in any Equity Interests shall be irrevocably bound by the Joinder Agreement and the Merger Agreement and further understand and agree that any community property interest, if any, I may have in such Equity Interests is similarly bound by the Joinder Agreement and the Merger Agreement. To the extent that the Equity Interests are already the sole and separate property of my spouse, I agree and intend that this Consent shall serve as further evidence and acknowledgement of the status of such Equity Interests.

I hereby agree not to take any action at any time that might interfere with the operation of the Joinder Agreement, Merger Agreement, the Equity Interests, or with the interests or rights now or later acquired by me or my spouse related to the Joinder Agreement and Merger Agreement.

I am aware that the legal, financial and related matters contained in the Joinder Agreement and Merger Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Joinder Agreement and Merger Agreement carefully that I will waive such right.

Dated:
Name:

Exhibit C

[Amendment to Acquirer Certificate of Incorporation]

The Certificate of Incorporation of Isoray, Inc. shall be amended as follows:

ARTICLE 4 shall be amended to increase the total number of shares of all classes of stock which the Corporation shall have authority to issue from Two Hundred Seven Million (207,000,000) to Four Hundred Seven Million (407,000,000) and increase the total number of shares of Common Stock, par value one-tenth of one cent ($0.001) per share, the Corporation is authorized to issue from Two Hundred Million (200,000,000) to Four Hundred Million (400,000,000).

Exhibit D

[Spousal Joinder]

CONSENT OF SPOUSE

I, ____________________, certify that I am the spouse of ______________, and acknowledge that I have read the certain Agreement and Plan of Merger, dated as of September 27, 2022 (as may be amended, the “Merger Agreement”), by and among Isoray, Inc., a Delaware corporation (the “Acquirer”), Isoray Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Acquirer (“Merger Sub”), Viewpoint Molecular Targeting, Inc., a Delaware Corporation (the “Target Company”), and Cameron Gray, as the representative of the Owners (as defined in the Merger Agreement) (the “Owners’ Representative”), and that I know the contents of the Merger Agreement. I am aware that the Merger Agreement contains provisions regarding the exchange of Target Company Common Stock (the “Equity Interests”) that my spouse owns, including any interest I might have therein, for shares of Acquirer Common Stock at the Exchange Ratio set forth in the Merger Agreement.

I hereby agree that my interest, if any, in any Equity Interests shall be irrevocably bound by the Joinder Agreement and the Merger Agreement and further understand and agree that any community property interest, if any, I may have in such Equity Interests is similarly bound by the Joinder Agreement and the Merger Agreement. To the extent that the Equity Interests are already the sole and separate property of my spouse, I agree and intend that this Consent shall serve as further evidence and acknowledgement of the status of such Equity Interests.

I hereby agree not to take any action at any time that might interfere with the operation of the Merger Agreement, the Equity Interests, or with the interests or rights now or later acquired by me or my spouse related to the Merger Agreement.

I am aware that the legal, financial and related matters contained in the Merger Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Merger Agreement carefully that I will waive such right.

Dated:
Name: